EXHIBIT 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re:	:	Chapter 11
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GENERAL MARITIME CORPORATION, et al.,	:	Case No. 11-15285 (MG)
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Debtors.	:	Jointly Administered
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ORDER CONFIRMING SECOND
AMENDED JOINT PLAN OF REORGANIZATION OF THE
DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

General Maritime Corporation (“General Maritime”) and substantially all of its direct and indirect subsidiaries, as chapter 11 debtors and debtors-in-possession (each a “Debtor” and collectively, the “Debtors”) in the above-referenced chapter 11 cases (the “Chapter 11 Cases”) having proposed the Second Amended Joint Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 755], dated April 19, 2012 (the “Plan,” a copy of which is attached hereto as Appendix 1);1 the Court having conducted a hearing to consider confirmation of the Plan on May 3, 2012 (the “Confirmation Hearing”); the Court having considered: (i) the (a) Declaration of Jeffrey S. Stein of the Garden City Group, Inc. Certifying the Methodology for the Tabulation of Votes on and Results of Voting with Respect to the Plan (the “Voting Declaration”) [Docket No. 772], (b) the Declaration of Thane Carlston in Support of Confirmation of the Plan [Docket No. 779], and (c) the Declaration of Jeffrey D. Pribor in Support of Confirmation of the Plan [Docket No. 778], each admitted into evidence at the Confirmation Hearing, (ii) the arguments of counsel presented at the Confirmation Hearing, (iii) the objections filed with respect to confirmation of the Plan, (iv) the Debtors’ Memorandum of Law in Support of Confirmation of the Plan (the “Confirmation Memorandum”) [Docket No. 756], and (v) the Omnibus Reply to Certain Objections to Confirmation (the “Reply”) [Docket No. 775]; and the Court being familiar with the Plan and other relevant factors affecting these Chapter 11 Cases pending under the Bankruptcy Code; and the Court having taken judicial notice of the entire docket of the Debtors’ Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, and all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases; and the Court having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan; and the Court having heard the statements, arguments and objections made by counsel in respect of Confirmation of the Plan, the Court having considered any and all objections to the Plan and to Confirmation and all such objections being sustained, consensually resolved or withdrawn, or overruled on the merits; and the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing; and upon the record of the Confirmation Hearing, and after due deliberation thereon, and sufficient cause appearing therefor;

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1 All capitalized terms used but not defined herein have the meanings given to them in the Plan.

I.	FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND CONCLUDED, that:2

JURISDICTION AND VENUE

A.            The Court has jurisdiction over this matter and these Chapter 11 Cases pursuant to 28 U.S.C. § 1334.

B.            Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L), this Court has jurisdiction to enter a final order with respect thereto, and this Court’s exercise of such jurisdiction is constitutional in all respects. The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

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2 The findings of fact and conclusions of law set forth herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014.  To the extent any of the orders of this Court constitute findings of fact or conclusions of law they are adopted as such.  To the extent any of the findings of fact or conclusions of law constitute an order of this Court, they are adopted as such.

C.            Venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

D.            The Debtors are proper debtors under section 109 of the Bankruptcy Code, and the Debtors are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

PROPER NOTICE

E.            As described below and as evidenced by the GCG Service Affidavit and Second GCG Service Affidavit (each defined below), due, adequate and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, and the Confirmation Hearing, together with all deadlines for voting on or objecting to the Plan and with respect to confirmation was given in compliance with the Bankruptcy Rules, and no other or further notice is or shall be required.

STANDARDS FOR CONFIRMATION
UNDER SECTION 1129 OF THE BANKRUPTCY CODE

F.            The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for confirmation of the Plan. Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence. The evidentiary record of the Confirmation Hearing supports the findings of fact and conclusions of law set forth in the following paragraphs.

G.            Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into 10 Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, Fee Claims, Priority Tax Claims, DIP Facility Claims and Statutory Fees, which are addressed in Article II of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1.            In accordance with section 1122(a) of the Bankruptcy Code, Article III of the Plan classifies each Claim against and Equity Interest in the Debtors into a Class containing only substantially similar Claims or Equity Interests;

2.            In accordance with section 1123(a)(1) of the Bankruptcy Code, Article III of the Plan properly classifies all Claims and Equity Interests that require classification. With respect to Claims classified in Classes 3 through 8 and Equity Interests in Classes 9 and 10, the Debtors have provided proof of a legitimate reason for the separate classification of such Claims and Equity Interests, and such classification is justified. Separate classification was not done for any improper purpose and does not unfairly discriminate between or among holders of Claims or Equity Interests;

3.            In accordance with section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan properly identifies and describes each Class of Claims and Equity Interests that is Unimpaired under the Plan;

4.            In accordance with section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan properly identifies and describes the treatment of each Class of Claims or Equity Interests that is Impaired under the Plan;

5.            In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Equity Interest within a particular Class unless the holder of such a Claim or Equity Interest has agreed to less favorable treatment;

6.            In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan, including the Plan Supplement, provides in detail adequate and proper means for its implementation;

7.            In accordance with section 1123(a)(6) of the Bankruptcy Code, the New GMR Charter, New GMR By-Laws contain provisions prohibiting the issuance of non-voting equity securities and providing for the appropriate distribution of voting power among all classes of equity securities authorized for issuance under the Plan, and following the Effective Date the remaining Reorganized Debtors’ charters and by-laws will be amended to prohibit the issuance of non-voting equity securities and provide for the appropriate distribution of voting power among all classes of equity securities authorized for issuance;

8.            In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan and the Reorganized Debtors’ charters, and bylaws regarding the manner of selection of officers and directors of the Reorganized Debtors are consistent with the interests of creditors and equity security holders and with public policy;

9.            In accordance with section 1123(b)(1) of the Bankruptcy Code, Article III of the Plan impairs or leaves Unimpaired, as the case may be, each Class of Claims and Equity Interests;

10.            In accordance with section 1123(b)(2) of the Bankruptcy Code, Article IX of the Plan provides for the assumption, assumption and assignment or rejection of the Executory Contracts and Unexpired Leases of the Debtors that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and orders of the Court;

11.            In accordance with section 1123(b)(3) of the Bankruptcy Code and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan provides for the good faith compromise of all Claims, Equity Interests and controversies relating to the contractual, legal and subordination rights that a holder of any Claim or Equity Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such an Allowed Claim or Equity Interest. Article VI.F of the Plan further provides in accordance with section 1123(b)(3) of the Bankruptcy Code that the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and Causes of Action that any Debtor or Reorganized Debtor may hold against any entity, to the extent not expressly released under the Plan or the DIP Financing Order;

12.            In accordance with section 1123(b)(5) of the Bankruptcy Code, Article III of the Plan modifies or leaves unaffected, as the case may be, the rights of certain holders of Claims in Classes 1 and 2;

13.            In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code; and

14.            In accordance with section 1123(d) of the Bankruptcy Code, Article IX of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Cure Claims will be determined in accordance with the underlying agreements and applicable law.

H.            Section 1129(a)(2). The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, 1127 and 1128 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019, and all other applicable rules, laws and regulations with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, acceptances or rejections of the Plan were solicited in good faith and in compliance with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1.            In compliance with the Order (I) Approving First Amended Disclosure Statement, (II) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject the First Amended Joint Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, (III) Scheduling Hearing on Confirmation of the Plan, (IV) Approving Procedures for Notice of the Confirmation Hearing and for Filing Objections to Confirmation of the Plan, and (V) Granting Related Relief entered on February 29, 2012 [Docket No. 341] (the “Disclosure Statement Order”), on March 6, 2012, the Debtors, through their claims and noticing agent, GCG, Inc. (“GCG”), caused copies of the following materials to be served on all holders of Claims in Classes that were entitled to vote to accept or reject the Plan (i.e., Claims in Classes 3, 4, 5, 6, and 7);3 see Affidavit of Service by GCG [Docket No. 367], dated March 9, 2012 (the “GCG Service Affidavit”):

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3 The Original Plan (as defined below) separately classified creditors of both GMR and the other Guarantor Debtors into Classes 7A and 7B.  Under the Plan Modifications (as defined below), all General Unsecured Creditors against the Guarantor Debtors (including GMR) are classified together in Class 7.

•            a written notice (the “Original Confirmation Hearing Notice”) of (a) the Court’s approval of the Disclosure Statement, (b) the deadline for voting on the Plan, (c) the date of the Confirmation Hearing, and (d) the deadline for objections to the confirmation of the Plan;

•            the Disclosure Statement (together with the exhibits thereto, including the Plan and the Disclosure Statement Order) in a CD-ROM;

•            the letter dated March 1, 2012 from the Creditors’ Committee to holders of General Unsecured Claims (the “Original Committee Letter”);

•            the letter dated March 6, 2012 from the Debtors to their creditors (the “Debtors’ Letter”); and

•            the appropriate form of Ballot with a postage prepaid return envelope.

2.            In compliance with the Disclosure Statement Order, on March 6, 2012, the Debtors, through GCG, caused copies of the Disclosure Statement and the Original Confirmation Hearing Notice to be served on the parties comprising the Monthly Service List (as defined in the Administrative Order Establishing Case Management Procedures [Docket No. 96]). See GCG Service Affidavit at ¶ 14.

3.            In compliance with the Disclosure Statement Order, on March 6, 2012, the Debtors, through GCG, caused a copy of the notice of non-voting status to be served on all holders of Claims and Equity Interests in the non-voting classes (i.e., Classes, 1, 2, 8 and 10). See GCG Service Affidavit at ¶¶ 2, 11.

4.            In compliance with the Disclosure Statement Order, on March 6, 2012, the Debtors, through GCG, caused a copy of the Original Confirmation Hearing Notice to be served on all parties in the creditor database maintained by GCG not otherwise served pursuant to paragraphs 1 and 3 above, including, but not limited to, (a) all non-Debtor parties to Executory Contracts or Unexpired Leases, and (b) all holders of Administrative Claims and Priority Tax Claims. See GCG Service Affidavit at ¶ 15.

5.            In compliance with the Disclosure Statement Order, on March 9, 2012, the Debtors, through GCG, caused a copy of the Original Confirmation Hearing Notice to be published in the national and international editions of the Wall Street Journal and TradeWinds, a maritime industry trade journal. See GCG Affidavit of Publication [Docket No. 414], dated March 29, 2012.

6.            On March 26, 2012, the Debtors filed the Second Amended Joint Plan of Reorganization of the Debtors under Chapter 11 of the Bankruptcy Code, which incorporated modifications (the “Plan Modifications”) to the First Amended Joint Plan of Reorganization of the Debtors under Chapter 11 of the Bankruptcy Code, dated February 29, 2012 (the “Original Plan”).

7.            In compliance with the Order Pursuant to Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, (I) Approving the Proposed Notice of Plan Modifications, (II) Providing that the Debtors are Not Required to Resolicit Creditors on Account of Such Modifications and that Prior Acceptances of the Original Plan May be Deemed Acceptances of the Modified Plan and (III) Granting Related Relief (the “Order Authorizing Plan Modifications”), entered on April 2, 2012 [Docket No. 420], on April 4, 2012, the Debtors, through GCG, caused copies of the following materials to be served on all holders of Claims in Classes 6 and 7; see Affidavit of Service by GCG [Docket No. 430], dated April 9, 2012 (the “Second GCG Service Affidavit”):

•            the Notice of Plan Modifications and Adjourned Confirmation Hearing (the “Notice of Plan Modifications”);

•            the letter dated March 26, 2012 from the Creditors’ Committee to holders of general unsecured claims (the “Revised Committee Letter”); and

•            the appropriate form of Ballot with a postage prepaid return envelope.

8.            In compliance with the Order Authorizing Plan Modifications, on April 4, 2012, the Debtors, through GCG, caused copies of a written notice (the “Revised Confirmation Hearing Notice”) of (a) the Court’s entry of the Order Authorizing Plan Modification, (b) the new deadline for voting on the Plan, (c) the adjourned date of the Confirmation Hearing, and (d) the new deadline for objections to the confirmation of the Plan, to be served on all parties in the creditor database maintained by GCG other than holders of Claims in Classes 6 and 7, including, but not limited to (a) parties comprising the Monthly Service List; (b) all creditors and equity security holders of the Debtors; and (c) all non-Debtor parties to Executory Contracts or Unexpired Leases. See Second GCG Service Affidavit at ¶¶ 6-9.

9.            On April 2, 2012, the Debtors, through GCG, caused copies of the Order Authorizing Plan Modifications and the Order Approving the Debtors’ Entry into a Plan Support Agreement to be served on the parties comprising the Monthly Service List. See Affidavit of Service by GCG [Docket No. 428], dated April 6, 2012.

10.            On April 12, 2012, the Debtors filed (and made available on the Debtors’ restructuring website at www.GMRRestructuring.com) the Assumption and Rejection Schedules setting forth Executory Contracts and Unexpired Leases to be assumed or rejected pursuant to the Plan [Docket No. 708] as Exhibit 1 and Exhibit 2 to the Plan Supplement.

11.            On April 16, 2012, the Debtors filed (and made available on the Debtors’ restructuring website at www.GMRRestructuring.com) the following Plan Supplement documents, in substantially the forms to be executed [Docket No. 744]:

•	the New Senior 2010 Facility Credit Agreement (Exhibit 3 to the Plan Supplement);

•	the New Senior 2011 Facility Credit Agreement (Exhibit 4 to the Plan Supplement);

•	the New GMR Charter (Exhibit 5 to the Plan Supplement);

•	the New GMR By-Laws (Exhibit 6 to the Plan Supplement);

•	the New GMR Warrant Agreement (Exhibit 7 to the Plan Supplement);

•	the identity of the officers and members of the New Board and the boards of each of the other Reorganized Debtors (Exhibit 8 to the Plan Supplement);

•	the summary of Restructuring Transactions to occur on or after the Effective Date, if any (Exhibit 9 to the Plan Supplement);

•	a list of retained Causes of Action (Exhibit 10 to the Plan Supplement);

•	a summary of the material terms of the Equity Incentive Program (Exhibit 11 to the Plan Supplement);4

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4 Exhibit 11 included the following statement:  As of April 16, 2012, the parties have not agreed to the material terms of the Equity Incentive Program.  To the extent agreed to in accordance with Article V.E of the Plan prior to the Confirmation Hearing, the material terms of the Equity Incentive Program will be filed in advance of the Confirmation Hearing.

•	the New Management Agreements (Exhibit 12 to the Plan Supplement);5

•	the Registration Rights Agreement (Exhibit 13 to the Plan Supplement);

•	the Shareholders Agreement (Exhibit 14 to the Plan Supplement);

•	the Existing Benefits Agreements to be assumed under the Plan, if any (Exhibit 15 to the Plan Supplement);

•	the New Senior 2010 Facility Intercreditor Agreement (Exhibit 16A to the Plan Supplement);

•	the New Senior 2011 Facility Intercreditor Agreement (Exhibit 16B to the Plan Supplement); and

•	the elected treatment of Intercompany Claims and Subsidiary Interests (Exhibit 17 to the Plan Supplement).

12.            On April 18, 2012, the Creditors’ Committee filed (and made available on the Debtors’ restructuring website at www.GMRRestructuring.com) the Notice of Appointment of Post-Confirmation Creditors’ Committee [Docket No. 752].

13.            On April 19, 2012, the Debtors filed (and made available on the Debtors’ restructuring website at www.GMRRestructuring.com), certain technical modifications to the Second Amended Joint Plan of Reorganization of the Debtors under Chapter 11 of the Bankruptcy Code (the “Technical Modifications”) [Docket No. 755] and the Confirmation Memorandum [Docket No. 756].

14.            On April 19, 2012, the Debtors, through GCG, caused copies of the Technical Modifications and the Confirmation Memorandum to be served on the parties comprising the Monthly Service List. See Affidavit of Service by GCG [Docket No. 763], dated April 24, 2012.

15.            On May 2, 2012, the Debtors filed (and made available on the Debtors’ restructuring website at www.GMRRestructuring.com) the following amended Plan Supplement documents, in substantially the forms to be executed [Docket No. 789]:

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5 Exhibit 12 included the following statement:  As of April 16, 2012, there are no New Management Agreements.  The New Management Agreements, if any, will be filed in advance of the Confirmation Hearing.

•	a summary of the material terms of the Equity Incentive Program (Amended Exhibit 11 to the Plan Supplement) and

•	the New Management Agreements (Amended Exhibit 12 to the Plan Supplement).

16.            The Original Confirmation Hearing Notice, the Revised Confirmation Hearing Notice and Notice of Plan Modifications provided due and proper notice of the Confirmation Hearing and all relevant dates, deadlines, procedures and other information relating to the Plan and/or the solicitation of votes thereon, including, without limitation, the voting deadline, the objection deadline, the time, date and place of the Confirmation Hearing and the release provisions in the Plan.

17.            All persons entitled to receive notice of the Disclosure Statement, the Plan and the Confirmation Hearing have received proper, timely and adequate notice in accordance with the Disclosure Statement Order, the Order Authorizing Plan Modifications, applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and have had an opportunity to appear and be heard with respect thereto.

18.            The Debtors solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order, and the Order Authorizing Plan Modifications. Accordingly, the Debtors are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article VI.J of the Plan.

19.            Claims in Classes 1, 2, 8 and 9 under the Plan are Unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

20.            The Plan was voted on by five of the Classes of Impaired Claims that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order (i.e., Classes 3, 4, 5, 6, and 7).

21.            GCG has made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Classes 3, 4, 5, 6, and 7 under the Plan. See Voting Declaration at ¶¶ 11-13, 16.

22.            Each of Classes 3, 4, 5, 6, and 7 have accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in such Classes actually voting. See Voting Declaration, at ¶ 16 and Exhibit A.

I.            Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. The Chapter 11 Cases were filed with an honest belief that the Debtors were in need of reorganization and the Plan was negotiated and proposed with the intention of accomplishing a successful reorganization, and for no ulterior purpose. The Plan fairly achieves a result consistent with the objectives and purposes of the Bankruptcy Code. In so finding, the Court has considered the totality of the circumstances in these Chapter 11 Cases. The Plan is the result of extensive good faith, arm’s-length negotiations between the Debtors and certain of their principal constituencies, including certain of the Prepetition 2010 Facility Lenders, the Prepetition 2011 Facility Lenders, the OCM Facility Lenders, Oaktree Plan Sponsors, the Creditors’ Committee, the PSA Supporting Noteholders and their respective representatives, and reflects substantial input from the principal constituencies having an interest in the Chapter 11 Cases and, as evidenced by the overwhelming acceptance of the Plan, achieves the goal of consensual reorganization embodied by the Bankruptcy Code. The Debtors and each of their respective officers, directors, employees, advisors and professionals (i) acted in good faith in negotiating, formulating, and proposing, where applicable, the Plan and agreements, compromises, settlements, transactions, and transfers contemplated thereby, and (ii) will be acting in good faith in proceeding to (a) consummate the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan, including, but not limited to, the Plan Supplement documents, and (b) take any actions authorized and directed or contemplated by this Order. Thus, the Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

J.            Section 1129(a)(4). The Plan provides that Fee Claims submitted by Professionals for services incurred prior to the Effective Date will be entitled to payment only if and to the extent they are approved by the Court. The Plan also provides for the payment in full in Cash on the Effective Date of the DIP Facility Claims, including all “DIP Obligations” as provided in, and pursuant to the procedures set forth in, the DIP Financing Order (including, without limitation, all reasonable expenses incurred by the DIP Secured Parties, the Senior Agent and the other Senior Secured Parties (each as defined in the DIP Financing Order)). The Plan also provides that all other Administrative Claims will be entitled to payment only to the extent they are Allowed Claims. Thus, the Plan satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

K.            Section 1129(a)(5). To the extent such information is available, the Debtors have disclosed on Exhibit 8 to the Plan Supplement: (1) the identities of the officers and directors of the Reorganized Debtors and (2) the identity of any insiders that will be employed or retained by the Reorganized Debtors. The compensation of the Reorganized Debtors’ directors will be consistent with each Reorganized Debtor’s applicable constituent documents. The Debtors disclosed at or prior to the Confirmation Hearing the affiliations of their respective proposed directors and officers and the compensation of any insiders to be employed or retained by the Reorganized Debtors (to the extent not previously disclosed). The proposed directors and officers for the Reorganized Debtors as set forth on Exhibit 8 to the Plan Supplement are qualified and their appointment to, or continuance in, such offices is consistent with the interests of holders of Claims and Equity Interests and with public policy.

L.            Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

M.            Section 1129(a)(7). The liquidation analysis set forth in Exhibit D to the Disclosure Statement other evidence proffered or adduced at or prior to, or in declarations in connection with, the Confirmation Hearing (a) are reasonable, persuasive, accurate and credible, (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence, and (d) establish that each holder of a Claim or Equity Interest in an Impaired Class either (i) has accepted the Plan or (ii) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

N.            Section 1129(a)(8). Classes 1, 2, 8 and 9 are Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. As set forth in the Voting Declaration, Classes 3, 4, 5, 6 and 7 have voted to accept the Plan. The Plan has not been accepted by all Impaired Classes of Equity Interests because the holders of Equity Interests in GMR in Class 10 are deemed to have rejected the Plan. Nevertheless, the Plan is confirmable because it does not discriminate unfairly and is fair and equitable with respect to Class 10 and thus satisfies section 1129(b)(1) of the Bankruptcy Code (as set forth in paragraph U below).

O.            Section 1129(a)(9). The Plan provides treatment for Administrative Claims, Priority Tax Claims and Other Priority Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code.

P.            Section 1129(a)(10). The Plan has been accepted by five classes of Impaired Claims that are entitled to vote on the Plan (i.e., Classes 3, 4, 5, 6 and 7), determined without including any acceptance of the Plan by any “insider.” See Voting Declaration, Exhibit A.

Q.            Section 1129(a)(11). The Plan is feasible, within the meaning of section 1129(a)(11) of the Bankruptcy Code. The Debtors’ projections of the capitalization and financial information of the Reorganized Debtors as of the Effective Date are reasonable and made in good faith. The evidence provided in support of the Plan or adduced by the Debtors at, or before, in declarations in connection with, the Confirmation Hearing: (a) is reasonable, persuasive, credible and accurate as of the dates such analysis or evidence was prepared, presented or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; (d) establishes that each Reorganized Debtor is deemed to be solvent as of the Effective Date, and Confirmation of the Plan is not likely to be followed by the liquidation or further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan except as provided in the Plan; and (e) establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan. The Debtors have demonstrated a reasonable assurance of the Plan’s prospects for success.

R.            Section 1129(a)(12). The Plan provides that fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Debtors on or before the Effective Date. After the Effective Date, all fees payable pursuant to 28 U.S.C. § 1930 will be paid by the applicable Reorganized Debtor until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

S.            Section 1129(a)(13). The Debtors do not have retiree benefits as defined in section 1114 of the Bankruptcy Code. To the extent section 1129(a)(13) of the Bankruptcy Code is applicable to the Debtors, the Reorganized Debtors, as set forth in Article V.D., shall continue to pay, in accordance with applicable law, all retiree benefits (as defined in section 1114 of the Bankruptcy Code) for the period during which the Debtors have obligated themselves to provide such benefits, thereby satisfying section 1129(a)(13) of the Bankruptcy Code.

T.            Sections 1129(a)(14), (15) and (16). The Debtors do not owe any domestic support obligations and are not individuals. Therefore, sections 1129(a)(14) and (15) of the Bankruptcy Code do not apply to the Debtors. Further, the Debtors are moneyed, business, or commercial corporations or trusts, not nonprofit entities, and, therefore, section 1129(a)(16) of the Bankruptcy Code does not apply to the Debtors. To the extent that any transfer of property under the Plan will be made by a nonprofit corporation or trust and section 1129(a)(16) of the Bankruptcy Code is thus applicable to the Debtors, such transfers shall be made in accordance with applicable non-bankruptcy law, thereby satisfying section 1129(a)(16) of the Bankruptcy Code.

U.            Section 1129(b). The Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Class 10, the only non-accepting Class. The evidence proffered or adduced at the Confirmation Hearing is persuasive and credible, has not been controverted by other evidence, and establishes that the Plan does not discriminate unfairly and is fair and equitable with respect to Class 10, as required by section 1129(b)(2)(C) of the Bankruptcy Code because (a) no holder of a Claim or Equity Interest will receive more than it is legally entitled to receive on account of its Claim or Equity Interest, and (b) the Plan does not provide a recovery on account of any Claim or Equity Interest that is junior to Class 10. Thus, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by Class 10.

V.            Section 1129(c). The Plan (including previous versions thereof) is the only plan that has been filed in these Chapter 11 Cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, confirmation of the Plan complies with the requirements of section 1129(c) of the Bankruptcy Code.

W.            Section 1129(d). No party in interest has requested that the Court deny Confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

X.            Section 1129(e). None of these Chapter 11 Cases is a small business case within the meaning of the Bankruptcy Code.

Y.            Based upon the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Confirmation Hearing, the Plan and the Debtors as proponents of the Plan satisfy the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

MODIFICATIONS TO THE PLAN

Z.            As set forth in the Order Authorizing Plan Modifications, the Plan Modifications to the Original Plan do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code. With respect to Class 7 Claims Against the Guarantor Debtors, the Plan Modifications to the Original Plan constitute an enhancement to the treatment of such Claims; with respect to the remaining Classes of Claims, the Plan Modifications to the Original Plan do not materially and adversely affect or change the treatment of any Claim against or Equity Interest in any Debtor.

AA.            The Technical Modifications to the Plan do not materially and adversely affect or change the treatment of any Claim against or Equity Interest in any Debtor. The Technical Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code.

BB.            The filing of the Plan and the disclosure of the Plan Modifications and Technical Modifications therein constitute due and sufficient notice thereof under the circumstances of the Chapter 11 Cases. Accordingly, the Plan is properly before the Court, and all votes cast with respect to the Original Plan prior to the Plan Modifications and with respect to the Plan prior to the Technical Modifications shall be binding and shall apply with respect to the Plan.6

IMPLEMENTATION OF THE PLAN

CC.            On the Effective Date, in accordance with Article IV.D. of the Plan, the Reorganized Debtors will enter into the New Senior Facilities, the effectiveness of which requires the payment of the Paydown in accordance with the Plan. The New Senior Facilities are critical to the success of the Plan. Based upon the record of these Chapter 11 Cases, the New Senior Facilities have been negotiated in good faith and on an arms' length basis by each party thereto, and each party thereto may rely upon the provisions of this Order in closing the New Senior Facilities. The terms of the New Senior Facilities, together with the payment of (i) all fees and expenses thereunder or associated therewith, and (ii) the Paydown, are fair and reasonable, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duties, and are supported by equivalent value and fair consideration.

__________________________
6 The Plan is dated and identifies the entities submitting and filing it, thereby complying with Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement complied with Bankruptcy Rule 3016(b).

DD.            All documents and agreements necessary to implement the Plan, including, but not limited to, the Plan Supplement documents, are essential elements of the Plan and consummation of each agreement is in the best interests of the Debtors, the Estates and holders of Claims. The Debtors have exercised reasonable business judgment in determining to enter into the contemplated agreements, and the agreements have been negotiated in good faith, at arm’s length, are fair and reasonable, and shall, upon execution and upon the occurrence of the Effective Date, constitute legal, valid, binding, enforceable, and authorized obligations of the respective parties thereto and will be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan Supplement documents, and any other agreements necessary to implement the Plan will apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

CONDITIONS TO THE CONFIRMATION OF THE PLAN

EE.            Each of the conditions precedent to entry of this Order has been satisfied in accordance with Article VI.A of the Plan or properly waived in accordance with Article VI.B of the Plan.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

FF.            Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Article IX of the Plan provides for the assumption, assumption and assignment, or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determinations regarding the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, holders of Claims and other parties in interest in the Chapter 11 Cases. The Debtors have filed Exhibits 1 and 2 to the Plan Supplement (as they may have been amended or supplemented) and have provided notice to counterparties of the Debtors’ determinations regarding the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases and any related Cure Claims. See Affidavit of Service [Docket No. 750].

GLOBAL SETTLEMENT UNDER THE PLAN

GG.            The Plan settles numerous litigable issues in the Chapter 11 Cases pursuant to Bankruptcy Rule 9019 and sections 363 and 1123 of the Bankruptcy Code. These settlements are in consideration for the distributions and other benefits provided under the Plan. Any other compromise and settlement provisions of the Plan and the Plan itself constitute a compromise of all Claims, Equity Interests or Causes of Action relating to the contractual, legal and subordination rights that a holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Equity Interest or any distribution to be made on account of such an Allowed Claim or Equity Interest.

HH.            In consideration of the global negotiated settlement of numerous disputed Claims and issues embodied in the Plan, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code and in consideration for the distributions, releases and other benefits provided under the Plan, the provisions of the Plan shall upon consummation constitute a good faith compromise and settlement between the Debtors, OCM, the Oaktree Plan Sponsors, the PSA Supporting Noteholders and the Creditors’ Committee arising from or related to (i) the amount of the OCM Facility Secured Claim for allocation purposes under the Plan, (ii) the total enterprise value of the Debtors’ estates and the Reorganized Debtors for allocation purposes under the Plan, (iii) the amount of the Unsecured Creditor Distribution, and (iv) OCM’s agreement not to receive a distribution on account of the OCM Facility Deficiency Claims, provided, however, that the Debtors, OCM, the Oaktree Plan Sponsors, the PSA Supporting Noteholders and the Creditors’ Committee reserve all of their respective rights in respect of the Plan in the event that, for any reason, the Effective Date does not occur. In addition, upon consummation, the Plan shall constitute a good faith compromise and settlement between the Debtors, OCM, the holders of the Prepetition 2010 Facility Claims and the holders of Prepetition 2011 Facility Claims that are party to the Restructuring Support Agreement arising from or related to the Prepetition 2010 Facility Claims and the Prepetition 2011 Facility Claims. The entry of this Order constitutes the Court’s approval of each of the foregoing compromises or settlements and all other compromises and settlements provided for in the Plan. The Court finds that such compromises and settlements are in the best interests of the Debtors, their estates, creditors, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness.

II.            In reaching its decision on the substantive fairness of the global settlement and the Plan, the Court considered the following factors: (i) the balance between the litigation’s probability of success and the settlement’s future benefits; (ii) the likelihood of complex and protracted litigation and the risk and difficulty of collecting on the judgment; (iii) the proportion of creditors and parties in interest that support the settlement; (iv) the competency of counsel reviewing the settlement; (v) the nature and breadth of releases to be obtained by officers and directors; and (vi) the extent to which the settlement is the product of arm’s length bargaining.

RELEASES, EXCULPATIONS AND INJUNCTIONS OF RELEASED PARTIES

JJ.            Each non-Debtor Released Party that will benefit from the releases, exculpations and related injunctions set forth in the Plan (collectively, the “Plan Releases”) either shares an identity of interest with the Debtors, was instrumental to the successful prosecution of the Chapter 11 Cases, and/or provided a substantial contribution to the Debtors, which value provided a significant benefit to the Debtors’ estates and general unsecured creditors, and which will allow for distributions that would not otherwise be available but for the contributions made by such non-Debtor parties. The Plan Releases are, individually and collectively, integral to, and necessary for the successful implementation of, the Plan, essential to the Debtors’ reorganization and supported by reasonable consideration. Releases of non-Debtor parties pursuant to Article VI.J of the Plan are fully consensual. Such releases are binding upon creditors that submitted a Ballot but did not elect to opt out of the Plan Releases. The Debtors and all creditors that submitted a Ballot and did not elect to opt out of the Plan Releases have consented to the Plan Releases and no party has objected to the Plan Releases; provided, the third-party releases by creditors of non-Debtor parties pursuant to Article VI.J of the Plan shall not release the Senior Notes Indenture Trustee, in its capacity as indenture trustee under the Senior Notes Indenture. The Ballots explicitly stated that those who submit a Ballot and choose not to opt out of the Plan Releases will be deemed to have consented to the Plan Releases. Those holders of Claims submitting a Ballot and choosing not to opt out of the Plan Releases were given due and adequate notice that they would be consenting to the Plan Releases by acting in such a manner. Accordingly, in light of all of the circumstances, the Plan Releases satisfy the applicable standards contained in In re Metromedia Fiber Network, Inc., 416 F.3d 136 (2d Cir. 2005), are fair to the releasing parties, and are otherwise appropriate under In re Johns-Manville Corp., 600 F.3d 135 (2d Cir. 2010).

CONSOLIDATION OF THE GUARANTOR DEBTORS
FOR DISTRIBUTION AND VOTING PURPOSES

KK.            The consolidation of the Guarantor Debtors in Classes 1 through 5 and 7 will facilitate implementation of the Plan, avoid unnecessary administrative costs associated with unwinding the Guarantor Debtors’ estates for distribution and voting purposes and not adversely affect any creditor of the Guarantor Debtors.

EQUITY PURCHASE AGREEMENT

LL.            As of the date of the Confirmation Hearing, no Material Adverse Effect (as defined in the Equity Purchase Agreement) has occurred under the terms of the Equity Purchase Agreement.

SALE OF GENMAR ALEXANDRA

MM.            As set forth on the record at the Confirmation Hearing, the approval of the sale of the Genmar Alexandra (the “Alexandra”), a vessel wholly owned by the Debtor GMR Alexandra LLC, pursuant to this Order is in the best interests of the Estates and creditors.

WAIVER OF STAY

NN.            Under the circumstances, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.

II. ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

1.            Confirmation of the Plan. The Plan (including the Plan Supplement) and each of its provisions (whether or not specifically approved herein) is and are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code, and the terms of the Plan and the Plan Supplement are incorporated by reference into, and are an integral part of, this Order. The Effective Date of the Plan shall occur on the date determined by the Debtors when the conditions set forth in Article X.A of the Plan have been satisfied or, if applicable, have been waived in accordance with Article X.B of the Plan. The failure to specifically include or to refer to any particular article, section or provision of the Plan, Plan Supplement or any related document in this Order shall not diminish or impair the effectiveness of such article, section or provision, it being the intent of the Court that this Order confirm the Plan and any related documents in their entirety.

2.            Objections to the Plan are Overruled. All parties have had a full and fair opportunity to litigate all issues raised by objections to confirmation of the Plan. Any objections or responses to confirmation of the Plan and the reservation of rights contained therein that (a) have not been withdrawn, waived or settled prior to the entry of this Order or (b) are not cured by the relief granted herein are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.

3.            Notice. Notice of the Confirmation Hearing complied with the terms of the Disclosure Statement Order and the Order Authorizing Plan Modifications, was appropriate and satisfactory based on the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules. In addition, due, adequate and sufficient notice of the Assumption and Rejection Schedules was provided to all counterparties to Executory Contracts and Unexpired Leases with the Debtors, in substantial compliance with the Disclosure Statement Order and Bankruptcy Rules 2002(b), 3017 and 3020(b), and no other or further notice is or shall be required.

4.            Plan Classification Controlling. The terms of the Plan shall solely govern the classification of Claims and Equity Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the holders of Claims or Interests in connection with voting on the Plan pursuant to the Disclosure Statement Approval Order: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors and Reorganized Debtors except for voting purposes.

5.            Order Binding on All Parties. Notwithstanding Bankruptcy Rules 3020(e), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and this Order shall be immediately binding upon, and inure to the benefit of: (a) the Debtors; (b) the Reorganized Debtors; (c) any and all holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are impaired under the Plan or whether the holders of such Claims or Equity Interests accepted, rejected or are deemed to have accepted or rejected the Plan); (d) any other person giving, acquiring or receiving property under the Plan; (e) any and all non-Debtor parties to Executory Contracts or Unexpired Leases with any of the Debtors; and (f) the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing. On the Effective Date, all settlements, compromises, releases (including, without limitation, the Plan Releases), waivers, discharges, exculpations, and injunctions set forth in the Plan shall be effective and binding on all Persons.

6.            Other Essential Documents and Agreements. The form of documents comprising the Plan Supplement, any other agreements, instruments, certificates or documents related thereto and the transactions contemplated by each of the foregoing are approved and, upon execution and delivery of the agreements and documents relating thereto by the applicable parties, shall be in full force and effect and valid, binding and enforceable in accordance with their terms without the need for any further notice to or action, order or approval of this Court, or other act or action under applicable law, regulation, order or rule. The Debtors, and after the Effective Date, the Reorganized Debtors, are authorized, without further approval of this Court or any other party, to execute and deliver all agreements, documents, instruments, securities and certificates relating to such agreements and perform their obligations thereunder, including, without limitation, payment of all fees due thereunder or in connection therewith.

7.            Consolidation of the Guarantor Debtors for Distribution and Voting Purposes.

(a)            As no objections to the consolidation of the Guarantor Debtors in Classes 1 through 5 and 7 have been filed or served by any party, pursuant to Article IV of the Plan the consolidation of the Guarantor Debtors in Classes 1 through 5 and 7 solely for voting and distribution purposes is hereby approved. Solely for purposes of implementing the Plan, and for no other purposes: (i) all assets and liabilities of the Guarantor Debtors will be deemed to be merged solely for purposes of the Plan, voting and distributions to be made thereunder, (ii) the obligations of each Guarantor Debtor will be deemed to be the obligation of the consolidated Guarantor Debtors solely for purposes of the Plan, voting and distributions hereunder, (iii) any Claims filed or to be filed in connection with any such obligations will be deemed Claims against the consolidated Guarantor Debtors, (iv) each Claim filed in the Chapter 11 Case of any Guarantor Debtor will be deemed filed against the Guarantor Debtors in the consolidated Chapter 11 Cases in accordance with the consolidation of the assets and liabilities of the Debtors, (v) all transfers, disbursements and distributions made by any Guarantor Debtor hereunder will be deemed to be made by the consolidated Guarantor Debtors, and (vi) all guarantees of the Guarantor Debtors of the obligations of any other Guarantor Debtors shall be deemed eliminated so that any Claim against any Guarantor Debtor and any guarantee thereof executed by any other Guarantor Debtor and any joint or several liability of any of the Guarantor Debtors shall be deemed to be one obligation of the consolidated Guarantor Debtors.

(b)            Such consolidation (other than for the purpose of implementing the Plan) shall not affect (i) the legal and corporate structure of the Reorganized Debtors; (ii) guarantees that are required to be maintained post-Effective Date (a) in connection with Executory Contracts or Unexpired Leases that were entered into during the Chapter 11 Cases or that have been, or will hereunder be, assumed, (b) pursuant to the express terms of the Plan, or (c) in connection with the New Senior Facilities; or (iii) each Guarantor Debtor’s obligation to file the necessary operating reports and pay any required fees pursuant to 28 U.S.C. § 1930(a)(6) (such obligations shall continue until an order is entered closing, dismissing or converting each such Guarantor Debtor’s Chapter 11 Case). In addition, such consolidation shall not (a) constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code or (b) otherwise provide the basis for the assertion of any setoff or rights of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Debtor, its estate or its assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor.

8.            Continued Corporate Existence and Vesting of Assets. Except as set forth in the Plan: (i) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law; and (ii) on the Effective Date, all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest, in such Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, Equity Interests and other interests (subject to Liens and Claims established on the Effective Date under the Plan, including in respect of the New Senior 2010 Facility and the New Senior 2011 Facility). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or this Order as well as the documents and instruments executed and delivered in connection with the Plan, including the documents, exhibits, instruments, and other materials comprising the Plan Supplement. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs from and after the Effective Date for Fee Claims, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Court.

9.            General Settlement of Claims and Interests. As one element of, and in consideration for, an overall negotiated settlement of numerous disputed Claims and issues embodied in the Plan, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code and in consideration for the classification, Distributions, Releases and other benefits provided under the Plan, the provisions of the Plan shall upon consummation constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan. In accordance with the Plan, all distributions made pursuant to the Plan to holders of Allowed Claims and Interests in any Class are intended to be and shall be final.

10.            DIP Facility Claims.

(a)            The DIP Facility Claims are Allowed superpriority Administrative Claims in the full amount due and owing under the DIP Facility as of the Effective Date. Except to the extent that a holder of a DIP Facility Claim agrees in writing to lesser treatment, in full satisfaction of and in exchange for each DIP Facility Claim, each holder of a DIP Facility Claim shall receive indefeasible payment in an amount equal to such DIP Facility Claim in full, in Cash prior to or on the Effective Date.

(b)            Upon indefeasible payment and satisfaction in full of all DIP Facility Claims, the DIP Credit Agreement and all “DIP Loan Documents” as defined therein, and all Liens and security interests granted to secure the DIP Facility Claims, will be immediately terminated, extinguished and released, in each case without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule and without any or further vote, consent, authorization or approval of any Person, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors” sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors. Notwithstanding the above, any indemnity provisions contained in the DIP Credit Agreement and any “DIP Loan Document” as defined therein will survive such termination, release and satisfaction in the manner and to the extent set forth therein. Upon the Effective Date, the DIP Lenders’ respective commitments, if any, to provide financing under the DIP Credit Agreement and the DIP Financing Order, shall be terminated without any further action by any party.

11.            Approval of Discharge of the Debtors. The Plan discharge provision set forth in Article VI.D of the Plan is approved in all respects, is incorporated herein in its entirety, is so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court or any other party.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan, the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt, right or Equity Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Equity Interest based upon such debt, right or Equity Interest is Allowed; or (iii) the Holder of such a Claim or Equity Interest has accepted the Plan or is entitled to receive a distribution hereunder. Any default by the Debtors or their affiliates with respect to any Claim or Equity Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. This Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the occurrence of the Effective Date.

(a)            Injunction. The Plan injunction provisions set forth in Article VI.E of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court or any other party.

From and after the Effective Date, all persons are permanently enjoined from commencing or continuing in any manner, any cause of action released or to be released pursuant to the Plan or this Order.

From and after the Effective Date, to the extent of the releases and exculpation granted in Article VI of the Plan, the releasing persons shall be permanently enjoined from commencing or continuing in any manner against the released parties and their assets and properties, as the case may be, any suit, cause of action, or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, equity interest or remedy released or to be released pursuant to Article VI of the Plan or this Order.

Except as otherwise expressly provided in the Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Plan, all persons who have held, hold or may hold Claims or Equity Interests that have been released pursuant to Article VI.J.1 and Article VI.J.2 or discharged pursuant to Article VI.D or are subject to exculpation pursuant to Article VI.J.3 are permanently enjoined, from and after the Effective Date, from taking any of the following actions: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Released Parties on account of or in connection with or with respect to any such Claims or Equity Interests; (iii) creating, perfecting, or enforcing any encumbrance of any kind against such Released Parties or the property or estate of such Released Parties on account of or in connection with or with respect to any such Claims or Equity Interests; (iv) asserting any right of setoff or subrogation of any kind against any obligations due from the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors on account of any such Claim; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests released, settled or discharged pursuant to the Plan.

The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction of all claims and equity interests of any nature whatsoever, including any interest accrued on claims from and after the Petition Date, against the Debtors or any of their assets, property or estates. On the Effective Date, all such Claims against the Debtors shall be fully released and discharged, and the Equity Interests shall be cancelled.

Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan from and after the Effective Date, all Claims against the Debtors shall be fully released and discharged, and all Equity Interests shall be cancelled, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code.

Except as otherwise expressly provided in the Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Plan, all persons shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their assets and properties, and each of the Released Parties, any other Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

12.            Releases, Exculpations and Injunctions of Released Parties.

(a)            The Plan Releases set forth in Article VI of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court, any of the parties to such releases or any other party.

(b)            Releases by the Debtors. Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their estates, and the Non-Debtor Guarantor Subsidiaries are deemed to have released unconditionally the Released Parties from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, assertable on behalf of or derivative from the Debtors, based in whole or in part upon actions taken solely in their respective capacities described in the Plan or any omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Disclosure Statement, the Chapter 11 Cases, or the Plan, provided, however, that (a) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct as determined by a Final Order, (b) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtors, (c) the foregoing release shall not apply to any obligations that remain outstanding in respect of loans or advances made to individuals by the Debtors or to any obligations under the New Senior 2010 Facility Credit Agreement or the New Senior 2011 Facility Credit Agreement outstanding as of the Effective Date, and (d) the foregoing release applies to the Released Parties solely in their capacities described in the Plan.

(c)            Releases by Holders of Claims. Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, each Person who, directly or indirectly, has held, holds, or may hold Claims who submitted a Ballot but did not elect to opt out of the releases contained in Article VI.J.2 of the Plan is deemed, by virtue of their receipt of distributions and/or other treatment contemplated under the Plan, to have forever released and covenanted with the Released Parties not to (i) sue or otherwise seek recovery from any Released Party on account of any Claim or Cause of Action, including any Claim or Cause of Action based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way related to the Debtors or their business and affairs or (ii) assert against any Released Party any Claim, obligation, right, Cause of Action or liability that any holder of a Claim may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan, provided, however, the foregoing releases will not (i) apply to obligations arising under the Plan, (ii) apply to obligations arising under the New Senior Facilities, (iii) be construed to prohibit a party in interest from seeking to enforce the terms of the Plan, (iv) apply to any act or omission that constitutes gross negligence or willful misconduct as determined by a Final Order, or (v) release the Senior Notes Indenture Trustee, in its capacity as indenture trustee under the Senior Notes Indenture. The foregoing releases apply to the Released Parties solely in their respective capacities described in the Plan.

(d)            Exculpation and Injunction. The Debtors, the Reorganized Debtors, and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission that occurred during and in connection with the Chapter 11 Cases or in connection with, or arising out of the preparation and filing of the Chapter 11 Cases, the Plan, the Disclosure Statement, the negotiation of the Plan, the negotiation of the documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability. Pursuant to section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any Cause of Action, employment of process, or any act to collect, offset, or recover any Claim against a Released Party that accrued on or before the Effective Date and that has been released or waived pursuant to the Plan.

(e)            Liabilities to, and Rights of, Governmental Units. As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Plan or this Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized Debtors are entitled to under the Bankruptcy Code. The discharge, release and injunction provisions contained in the Plan and this Order are not intended and shall not be construed to bar the United States from, subsequent to this Order, pursuing any police or regulatory action, except to the extent those discharge and injunctive provisions bar a Governmental Unit from pursuing Claims.

Notwithstanding anything contained in the Plan or this Order to the contrary, nothing in the Plan or this Order shall discharge, release, impair or otherwise preclude: (1) any liability to a Governmental Unit that is not a Claim; (2) any Claim of a Governmental Unit arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of the United States against any of the Debtors; or (4) any liability of the Debtors or Reorganized Debtors under environmental law to any Governmental Unit as the owner or operator of property that such entity owns or operates after the Confirmation Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date. Nor shall anything in the Plan or this Order: (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside the Court, any liability described in the preceding sentence or (ii) divest any court of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by the Plan, this Order, or the Bankruptcy Code.

Moreover, nothing in the Plan or this Order shall release or exculpate any non-Debtor, including any of the Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in the Plan or this Order enjoin the United States from bringing any claim, suit, action or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

13.            Preservation of Insurance. The Debtors’ discharge and release from all Claims as provided herein shall not, except as necessary to be consistent with the Plan, diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtors, the Reorganized Debtors, their current and former directors and officers, or any other Person.

14.            Indemnification of the Oaktree Plan Sponsors. Subject to the occurrence of the Effective Date, the Debtors and the Reorganized Debtors shall indemnify and hold harmless the Oaktree Plan Sponsors and each of their respective predecessors, Professionals, successors and assigns, subsidiaries, funds, portfolio companies, affiliates, holders of Equity Interests, partners, and agents, and each of their respective current and former officers, directors, employees, managers, attorneys, financial advisors, accountants, investment bankers, consultants, management companies or other professionals or representatives for any Losses incurred solely in their capacity as Oaktree Plan Sponsors, except to the extent such Losses were the result of any such Person’s gross negligence or willful misconduct, as determined by Final Order.

15.            Entry into the Registration Rights Agreement. Reorganized GMR is authorized to enter into and execute the Registration Rights Agreement, and any agreement or document entered into in connection therewith, which shall become effective and binding in accordance with the Plan. Each holder of an Allowed General Unsecured Claim against a Guarantor Debtor that receives (or will receive in the future) New GMR Common Stock under the terms of the Plan equal to an aggregate amount of at least 0.15% of all New GMR Common Stock on a fully diluted basis (calculated as a percentage of the New GMR Common Stock held by such holder, assuming the exercise of all outstanding New GMR Warrants) shall be deemed to have entered into the Registration Rights Agreement as of the Effective Date, it being understood that such holders may be requested to provide actual signatures to the Registration Rights Agreement after the Effective Date.

16.            Entry into the Shareholders Agreement. Reorganized GMR is authorized to enter into and execute the Shareholder Agreement, and any agreement or document entered into in connection therewith, which shall become effective and binding in accordance with the Plan. Each holder of an Allowed General Unsecured Claim against a Guarantor Debtor that receives (or will receive in the future) New GMR Common Stock under the terms of the Plan equal to an aggregate amount of at least 0.15% of all New GMR Common Stock on a fully diluted basis (calculated as a percentage of the New GMR Common Stock held by such holder, assuming the exercise of all outstanding New GMR Warrants) shall be deemed to have entered into the Shareholders Agreement as of the Effective Date, it being understood that certain holders may be requested to provide actual signatures to the Shareholders Agreement after the Effective Date.

17.            Exemption from Registration. The offering, issuance, and distribution of the New GMR Common Stock, the New GMR Common Stock underlying the Equity Incentive Program and the New GMR Common Stock underlying the New GMR Warrants, shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of the New GMR Common Stock, the New GMR Common Stock underlying the Equity Incentive Program, and the New GMR Common Stock underlying the New GMR Warrants under section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act and/or Regulation D thereunder or other available exemption from registration under the Securities Act and other applicable law.

18.            Authorization of Issuance of Securities. The issuance of the New GMR Common Stock and the New GMR Warrants by Reorganized GMR are authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized GMR, as applicable. The New GMR Charter shall authorize a sufficient number of shares of New GMR Common Stock to enable Reorganized GMR to issue the New GMR Common Stock in accordance with the Plan, reserve shares of New GMR Common Stock in accordance with the terms of the New GMR Warrants and issue shares of New GMR Common Stock pursuant to the Equity Incentive Program. All of the New GMR Common Stock and the New GMR Warrants shall be duly authorized, validly issued, fully paid, and non-assessable.

19.            Exemption From Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, all transfers of property pursuant hereto, including (i) the issuance, transfer or exchange under the Plan of New GMR Common Stock, the New GMR Warrants and the security interests in favor of the lenders under the New Senior 2010 Facility Credit Agreement and the New Senior 2011 Facility Credit Agreement, (ii) the making or assignment of any lease or sublease, or (iii) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp, conveyance, mortgage, real estate transfer, recording or other similar tax, or governmental assessment.

20.            New Senior Facilities.

(a)            The terms and conditions of the New Senior 2010 Facility and the New Senior 2011 Facility (including any documents related thereto), together with the payment of (i) any and all fees and expenses thereunder or associated therewith, and (ii) the Paydown, are fair and reasonable, reflect the Debtors’ exercise of prudent judgment consistent with their fiduciary duties, and are supported by equivalent value and fair consideration, and therefore are approved and ratified as being entered into in good faith and being critical to the success and feasibility of the Plan. The Reorganized Debtors are hereby authorized and directed to (and to cause non-Debtor affiliates to) on the Effective Date: (i) pay the Paydown, and (ii) execute and deliver the loan agreements for the New Senior Facilities, all mortgages, security documents and all other related documents (the “New Senior Facilities Documents”) and perform their obligations thereunder in each case without further notice to or order of the Court, act or action under applicable law, regulation, order or rule, or the vote, consent, authorization or approval of any entity (other than as expressly required by the New Senior Facilities). The New Senior Facilities Documents shall constitute the legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms.

(b)            Notwithstanding anything to the contrary in this Order or the Plan, in order to effectuate perfection of the Liens securing the New Senior Facilities, the Liens granted under the Prepetition 2010 Facility and the Prepetition 2011 Facility, to the extent those Liens are granted on the same Collateral securing the New Senior Facilities, shall remain in place and continue on and after the Effective Date as Liens on Collateral securing the New Senior Facilities. On and as of the Effective Date, all of the Liens and security interests to be granted in accordance with the New Senior Facilities (i) shall be deemed to be approved, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Senior Facilities Documents, (iii) shall be deemed perfected on the Effective Date and (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non bankruptcy law.

(c)            The Reorganized Debtors and the persons and entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Order. Prior to or on the Effective Date, all fees and expenses of the Prepetition 2010 Facility Lenders and the Prepetition 2011 Facility Lenders shall be indefeasibly paid and satisfied in full in Cash by the Reorganized Debtors as provided in the Plan and/or as contemplated by the New Senior Facilities documents. All fees, costs, and expenses paid or to be paid by the Reorganized Debtors in connection with the New Senior Facilities are hereby authorized and approved.

21.            Executory Contracts and Unexpired Leases.

(a)            The Executory Contract and Unexpired Lease provisions of Article IX of the Plan are specifically approved in all respects, are incorporated herein in their entirety and are so ordered. The Debtors are authorized to assume, assign and/or reject Executory Contracts or Unexpired Leases in accordance with Article IX of the Plan.

(b)            Pursuant to Article IX of the Plan, on the Effective Date each Executory Contract and Unexpired Lease not previously assumed, including all Executory Contracts and Unexpired Leases on the Rejection Schedule, shall be deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code (notwithstanding its exclusion from the Rejection Schedule), unless any such Executory Contract or Unexpired Lease: (i) is expressly identified on the Assumption Schedule; (ii) has been previously assumed by the Debtors by Final Order or has been assumed by the Debtors by order of the Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to assume pending as of the Effective Date; or (iv) is otherwise assumed pursuant to the terms of the Plan. This Order will constitute an order of the Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date or as otherwise set forth in the Plan Supplement.

(c)            Each Executory Contract and Unexpired Lease identified on the Assumption Schedule shall be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date or as otherwise set forth in the Plan Supplement.

(d)            Any request for payment of a Cure Claim that is not timely filed and served shall be disallowed automatically, forever barred and not be enforceable against any Reorganized Debtor, without the need for an objection by the Reorganized Debtors or order of the Court. The Reorganized Debtors may settle any dispute on the amount of a Cure Claim without further notice to or approval of the Court. If an objection to a Cure Claim is sustained by the Court, the Reorganized Debtors in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it on proper notice to the non-Debtor counterparty thereto, which non-Debtor counterparties shall then be entitled to file a Rejection Damage Claim, if applicable, in accordance with the terms of the Plan, this Order and the Bar Date Order.

(e)            Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease. Any proofs of claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Court.

22.            Plan Distributions. On and after the Effective Date, distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims shall be effectuated pursuant to Article VII of the Plan. Notwithstanding anything to the contrary in the Plan or this Order, the Initial Distribution attributable to the Senior Notes may be made directly to the Senior Notes Indenture Trustee (which shall distribute such distributions, or cause such distribution to be distributed, on or after the Effective Date to the holders of Senior Notes in accordance with the terms of the Senior Notes Indenture and Article VII.A.5 of the Plan). The Record Date for making distributions under the Plan shall be the date of entry of this Order.

23.            Preservation of Causes of Action. In accordance with section 1123(b) of the Bankruptcy Code, and except as expressly provided in the Plan (including Article VI.J.1) and in paragraph G(vi) and (vii) of the DIP Financing Order, the Reorganized Debtors shall retain all Causes of Action, including those Causes of Action listed as retained Causes of Action in the Plan Supplement. Nothing contained in the Plan, the Plan Supplement or this Order shall be deemed a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense of the Debtors that is not specifically waived or relinquished by the Plan. Except as specifically provided in the Plan, the Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses that the Debtors had immediately before the Petition Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any claim that is not specifically waived or relinquished by the Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against such Person. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, in accordance with the Plan. From and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order or approval of the Court. For the avoidance of doubt, the Reorganized Debtors are not retaining any Cause of Action that is being released against any Released Party.

24.            Claims Bar Dates and Other Claims Matters.

(a)            Fee Claims. All requests for compensation or reimbursement of Fee Claims accrued through the Effective Date shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the U.S. Trustee, counsel to the Creditors’ Committee, and counsel to the New Senior Lenders and such other entities who are designated by the Bankruptcy Rules, this Order or other order of the Court, no later than 45 days after the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, and the requesting party no later than 75 days after the Effective Date (unless otherwise agreed by the party requesting compensation of a Fee Claim).

(b)            Other than as set forth herein or in the Plan, the procedures set forth in the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals (the “Interim Compensation Order”) [Docket No. 94] shall remain in effect through the Effective Date. Notwithstanding anything to the contrary in the Plan or this Order, (i) each Reorganized Debtor is authorized to pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Court, and (ii) any professional who may receive compensation or reimbursement of expenses pursuant to the Order Authorizing the Debtors to Employ and Compensate Certain Professionals in the Ordinary Course of Business (the “Ordinary Course Professionals Order”) [Docket No. 100] may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Court review or approval (except as otherwise provided in the Ordinary Course Professionals Order).

(c)            Notwithstanding the provisions set forth in the Plan, there shall be no Fee Claims Escrow Account and Article IV.K and Article X.A.11 of the Plan shall be of no force and effect. The Reorganized Debtors shall make payments to Professionals for Fee Claims accrued through the Effective Date in accordance with the Interim Compensation Order, the Ordinary Course Professionals Order, or any other Final Order of the Court. Furthermore, the monthly and hourly fees and expenses of the Oaktree Plan Sponsors and OCM Facility Lenders’ professionals that are payable in Cash shall be paid in the ordinary course, with any success or transaction fee that is payable in Cash paid on the same basis and schedule as the Professionals and any Cash discretionary fee paid at the same time or after all the Allowed Fee Claims of all Professionals are paid in full. For the avoidance of doubt, the removal of the Fee Claims Escrow Account shall not in any way jeopardize or delay payment of any Fee Claims in accordance with the Interim Compensation Order, the Ordinary Course Professionals Order, or any other Final Order of the Court.

(d)            Bar Date for Rejection Claims. Rejection Damage Claims must be filed with the Court no later than 30 days after the date of entry of an order of rejection (unless the order of rejection provides otherwise). For the avoidance of doubt, all Allowed Rejection Damage Claims shall be treated as General Unsecured Claims.

(e)            Any Rejection Damage Claims that are not timely filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Court, and any Rejection Damage Claim shall be deemed fully satisfied, released and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

(f)            Administrative Claims Bar Date. Except as otherwise provided in Article II of the Plan, and except with respect to requests for payment of Claims arising under section 503(b)(9) of the Bankruptcy Code, which Claims are subject to the Bar Date Order, requests for payment of Administrative Claims must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Notice (defined below), no later than thirty (30) days after entry of this Order. Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than sixty (60) days after the Effective Date. For the avoidance of doubt, Administrative Claims that arise in the ordinary course of the Debtors’ business are not subject to the Administrative Claims Bar Date and shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

(g)            Resolution of Disputed Claims. From and after the Effective Date, the Reorganized Debtors shall have the right to file, settle, compromise, withdraw or litigate objections to any Claim, provided, that, such Claim is not Allowed as of the Effective Date, provided, further, that any settlement of a General Unsecured Claim against the Guarantor Debtors in an Allowed amount greater than $200,000 shall require consultation with, and the consent of, the Post-Confirmation Creditors’ Committee, which consent shall not be unreasonably withheld. The Reorganized Debtors may settle, compromise, or withdraw any objections or proceedings without Court approval or may seek Court approval without notice to any Person.

(h)            Statutory Fees. Notwithstanding anything to the contrary contained in the Plan, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, the Reorganized Debtors shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for each of the Reorganized Debtors until the entry of a final decree in each such Debtor’s Chapter 11 Case or until each such Chapter 11 Case is converted or dismissed.

25.            Plan Implementation.

(a)            In accordance with section 1142 of the Bankruptcy Code and any provisions of the business corporation law of any jurisdiction (collectively, the “Reorganization Effectuation Statutes”), without further action by the Court or the stockholders, members, managers or directors of any Debtor or Reorganized Debtor, the Debtors, the Reorganized Debtors, as well as the officers (the “Responsible Officers”) of the appropriate Debtor or Reorganized Debtor, are authorized to: (i) take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby or hereby, including, without limitation, the transactions identified in Article IV of the Plan; and (ii) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements and documents necessary to implement, effectuate and consummate the Plan, including without limitation, those contracts, instruments, releases, agreements and documents identified in Article IV of the Plan. For the avoidance of doubt, the Plan may only be modified in accordance with paragraph 31 of this Order.

(b)            Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to this Order, without further application to, or order of this Court, or further action by the respective officers, directors, members or stockholders of the Reorganized Debtors.

(c)            To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders or directors of any of the Debtors or Reorganized Debtors, this Order shall, pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor or Reorganized Debtor.

(d)            Each federal, state, commonwealth, local, foreign or other governmental agency is hereby directed and authorized to accept any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order.

(e)            All transactions effected by the Debtors during the pendency of the Chapter 11 Cases from the Petition Date through the Confirmation Date are approved and ratified.

(f)            The Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate or otherwise be affected by the terms of the Plan.

26.            No Change in Control. Pursuant to Article IX.F. of the Plan, the consummation of the Plan or the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to another Reorganized Debtor is not intended to, and shall not, constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

27.            Cancellation of Existing Securities. On the Effective Date, except as otherwise specifically provided for in the Plan or this Order: (i) the obligations of the Debtors under the Prepetition Senior Credit Agreements, the OCM Credit Agreement and the Senior Notes Indenture, and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan or assumed by the Debtors) shall be released and discharged; provided, however, notwithstanding the entry of this Order or the Effective Date, that any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Plan as provided herein, (b) allowing the Prepetition Agent and/or the Senior Notes Indenture Trustee to make distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtors and authorized under such indenture or agreement, (c) allowing the Prepetition Agent and/or the Senior Notes Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan, (d) allowing the Senior Notes Indenture Trustee to exercise any charging liens it may have under the Senior Notes Indenture against any such distributions and (e) preserving any charging lien or indemnification rights the Senior Notes Indenture Trustee may have under the Senior Notes Indenture against the holders of the Senior Notes. For the avoidance of doubt, all of the Debtors’ prepetition stock incentive plans and any instruments issued thereunder shall be terminated and be of no further force and effect as of the Effective Date. Nothing in this section shall affect the discharge of or result in any obligation, liability or expense of the Debtors or Reorganized Debtors or affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, this Order or the Plan, or result in any additional obligation, expense or liability of the Debtors or Reorganized Debtors. On and after the Effective Date, all duties and responsibilities of the Prepetition Agent and the Senior Notes Indenture Trustee shall be discharged except to the extent required to effectuate the Plan. After the Effective Date, the OCM Facility Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

28.            Binding Effect of Prior Orders. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Order, all prior orders entered in the Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder and all motions or requests for relief by the Debtors pending before the Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns.

29.            Reversal. If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all related documents or any amendments or modifications thereto.

30.            Notice of Confirmation of the Plan. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Order and the establishment of bar dates for Administrative Claims hereunder, substantially in the form of Appendix 2 attached hereto and incorporated herein by reference (the “Confirmation Notice”), to all parties in the creditor database maintained by GCG, no later than 5 Business Days after the Confirmation Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Equity Interests as of the Confirmation Date. The Debtors are directed to publish the Confirmation Notice once in the Wall Street Journal and TradeWinds as soon as reasonably practicable after the Confirmation Date. As soon as practicable after the entry of this Order, the Debtors shall make copies of this Order and the Confirmation Notice available on the Debtors’ restructuring website at www.GMRRestructuring.com. As soon as practicable after the occurrence of the Effective Date pursuant to the terms of the Plan, the Debtors shall serve the notice of Effective Date, substantially in the form attached hereto as Appendix 3 (the “Notice of Effective Date”) on all parties served with the Confirmation Notice.

31.            Modification of the Plan. The Debtors are authorized to amend or modify the Plan at any time prior to the substantial consummation of the Plan in accordance with its terms without further order of the Court, or if requested by the Debtors, pursuant to a subsequent order of the Court. In addition, without the need for a further order or authorization of this Court, but subject to the express provisions of this Order, the Debtors shall be authorized and empowered to make non-material modifications to the documents filed with the Court, including the Plan Supplement, in their reasonable business judgment as may be necessary.

32.            Dissolution of Creditors’ Committee. The Creditors’ Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code. On the Effective Date, the Creditors’ Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents shall terminate as of the Effective Date; provided, however, such attorneys and financial advisors shall be entitled to pursue their own Fee Claims and represent the Creditors’ Committee in connection with its preparation, review of, and the right to be heard in connection with, all Fee Claims.

33.            Post-Confirmation Creditors’ Committee. The membership of the Post-Confirmation Creditors’ Committee, as filed with the Court on April 18, 2012 [Docket No. 752], is hereby approved and shall be effective as of the Effective Date. The powers, rights and responsibilities of the Post-Confirmation Creditors’ Committee shall be as specified in the Plan. All reasonable and documented fees, expenses and costs of the Post-Confirmation Creditors’ Committee and its counsel shall be paid by GMR, up to an aggregate amount not to exceed $50,000, without application or submission to the Court. This Court shall retain jurisdiction with respect to any disputes that may arise with respect to the Post-Confirmation Creditors’ Committee’s formation and/or performance of duties discussed hereunder. The Post-Confirmation Creditors’ Committee shall be dissolved without further action or order upon the closing of the Debtors’ Chapter 11 Cases.

34.            Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified.

35.            Miscellaneous Provisions.

(a)            Except as otherwise provided in the Plan and this Order, notice of as of the Effective Date, all subsequent pleadings in the Chapter 11 Cases shall be limited to counsel to the Debtors, counsel to the Oaktree Plan Sponsors, counsel to the New Senior Lenders, counsel to the Post-Confirmation Creditors’ Committee, the U.S. Trustee and any party known to be directly affected by the relief sought.

(b)            On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

(c)            Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.

(d)            Without intending to modify any prior Order of this Court (or any agreement, instrument or document addressed by any prior Order), in the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument, or document). In the event of any inconsistency between the Plan or any agreement, instrument, or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern.

(e)            In accordance with Article X.C. of the Plan, if the Effective Date does not occur on or before one hundred and twenty (120) days after the Confirmation Date, upon notification submitted by the Debtors to the Court: (i) this Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver, release, or discharge of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors unless extended by Court order.

(f)            Unless otherwise provided in the Plan or in this Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of this Court and extant on the date of entry of this Order (excluding any injunctions or stays contained in the Plan or this Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Order shall remain in full force and effect in accordance with their terms.

(g)            Each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms and (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Oaktree Plan Sponsors.

36.            Sale of the Alexandra. The Debtors are authorized to sell the Alexandra for scraps in Cash free and clear of liens, claims, encumbrances and other interests pursuant to sections 105(a) and 363 of the Bankruptcy Code, including the Marshall Islands mortgages in favor of the DIP Agent, Prepetition Agent and the OCM Facility Agent. Following consummation of the sale of the Alexandra, the Debtors are authorized and directed to remit the Net Sale Proceeds from the sale of the Alexandra to the DIP Agent on behalf of the DIP Lenders in partial satisfaction of the DIP Facility in accordance with the terms of the DIP Facility as shall be amended in accordance with paragraph 37 hereof. As used herein, “Net Sale Proceeds” shall mean all amounts paid or payable by the purchaser of the Alexandra to the Debtors in Cash with respect to the sale, after pro-rations and any other adjustments that affect the final purchase price, and after all other obligations required to be paid by the Debtors in connection with the sale. Any adjustments to the Net Sale Proceeds shall be reasonably acceptable to the DIP Lenders and the Oaktree Plan Sponsors. Notwithstanding anything to the contrary herein, the Plan, or the Equity Purchase Agreement, the receipt of the Net Sale Proceeds by the Debtors and application of the Net Sale Proceeds in partial satisfaction of the obligations outstanding under the DIP Facility on or before the Effective Date shall be a condition precedent to the occurrence of both the Effective Date and the Closing (as such term is defined in the Equity Purchase Agreement).

37.            Waiver of Section 9.10 of the Equity Purchase Agreement. The Oaktree Plan Sponsors shall be deemed to have waived the conditions specified in section 9.10 of the Equity Purchase Agreement if the Debtors enter into an amendment to the DIP Credit Agreement permitting the sale of the Alexandra and application of the Net Sale Proceeds to pay down the DIP Facility in partial satisfaction of the obligations outstanding under the DIP Facility as described in paragraph 36.

38.            Retention of Jurisdiction. The business and assets of the Debtors shall remain subject to the jurisdiction of this Court until the Effective Date. Notwithstanding the entry of this Order, from and after the Effective Date, the Court shall retain such jurisdiction over the Chapter 11 Cases as is legally permissible, including jurisdiction over those matters and issues described in Article VIII of the Plan.

39.            Order Effective Immediately. Notwithstanding Bankruptcy Rules 3020(e) or 7062 or otherwise, the stay provided for under Bankruptcy Rule 3020(e) shall be waived and this Order shall be effective and enforceable immediately upon entry. The Debtors are authorized to consummate the Plan and the transactions contemplated thereby immediately after entry of this Order and upon, or concurrently with, satisfaction of the conditions set forth in the Plan.

Dated:	May 7, 2012
New York, New York

/s/ Martin Glenn
THE HONORABLE MARTIN GLENN
UNITED STATES BANKRUPTCY JUDGE

Appendix 1
Plan of Reorganization

KRAMER LEVIN NAFTALIS & FRANKEL LLP
Kenneth H. Eckstein
Adam C. Rogoff
Douglas H. Mannal
Stephen D. Zide
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Facsimile: (212) 715-8000
Counsel for the Debtors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re:		:	Chapter 11
:
GENERAL MARITIME CORPORATION, et al.,		:	Case No. 11-15285 (MG)
:
	Debtors.	:	Jointly Administered
x

SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
THE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated:	April 19, 2012
New York, New York

TABLE OF CONTENTS

		Page

INTRODUCTION		1

Article I.	DEFINITIONS AND CONSTRUCTION OF TERMS	1
A.	Definitions.	1
B.	Interpretation, Application of Definitions and Rules of Construction.	18

Article II.	ADMINISTRATIVE AND PRIORITY CLAIMS	18
A.	Administrative Claims.	18
B.	Fee Claims.	19
C.	Priority Tax Claims.	19
D.	DIP Facility Claims.	20
E.	Statutory Fees.	20

Article III.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS	20
A.	Class Identification and Status.	20
B.	Treatment of Classified Claims and Equity Interests.	22

Article IV.	MEANS FOR IMPLEMENTATION OF THE PLAN	26
A.	Consolidation of the Guarantor Debtors for Distribution and Voting Purposes.	26
B.	General Settlement of Claims and Interests.	27
C.	New Equity Investment.	28
D.	New Senior Facilities.	28
E.	Voting of Claims.	29
F.	Nonconsensual Confirmation.	29
G.	Issuance of New GMR Common Stock, the Commitment Fee GMR Common Stock and New GMR Warrants and Entry Into the Registration Rights Agreement and the Shareholders Agreement.	29
H.	The New GMR Common Stock.	31
I.	The New GMR Warrants.	32
J.	Continued Corporate Existence and Effectuation of Restructuring Transactions.	33
K.	Fee Claims Escrow Account.	34
L.	OCM Marine Holdings TP, L.P. Partnership Interests.	34

Article V.	PROVISIONS REGARDING CORPORATE GOVERNANCE OF THE REORGANIZED DEBTORS	34
A.	Amendments to Certificates of Incorporation.	34
B.	Appointment of Officers and Directors.	35
C.	Powers of Officers.	35
D.	New Management Agreements, Existing Benefits Agreements and Retiree Benefits.	35
E.	Equity Incentive Program.	36
F.	Indemnification of Directors, Officers and Employees.	36

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Article VI.	CONFIRMATION OF THE PLAN	36
A.	Conditions to Confirmation.	36
B.	Waiver of Conditions Precedent to Confirmation.	37
C.	Dissolution of Creditors’ Committee and Formation of Post-Confirmation Committee.	38
D.	Discharge of the Debtors.	38
E.	Injunction.	39
F.	Preservation of Causes of Action.	40
G.	Votes Solicited in Good Faith.	41
H.	Cancellation of Existing Securities.	41
I.	Claims Incurred After the Effective Date.	42
J.	Releases, Exculpations and Injunctions of Released Parties.	42
K.	Preservation of Insurance.	44
L.	Indemnification of the Oaktree Plan Sponsors.	45

Article VII.	DISTRIBUTIONS UNDER THE PLAN	45
A.	Allowed Claims.	45
B.	Unsecured Creditor Distribution Escrow Account.	47
C.	Resolution of Disputed Claims.	49
D.	Allocation of Consideration.	50
E.	Estimation.	50
F.	Insured Claims.	50

Article VIII.	RETENTION OF JURISDICTION	50

Article IX.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	52
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	52
B.	Cure and Notice of Assumption or Rejection.	52
C.	Reservation of Rights.	54
D.	Rejection Damage Claims.	55
E.	Assignment.	55
F.	No Change in Control.	56
G.	Collective Bargaining Agreements.	56
H.	Insurance Policies.	56

Article X.	EFFECTIVENESS OF THE PLAN	56
A.	Conditions Precedent to Effectiveness.	56
B.	Waiver of Conditions Precedent to Effectiveness.	58
C.	Effect of Failure of Conditions.	58
D.	Vacatur of Confirmation Order.	58
E.	Modification of the Plan.	58
F.	Revocation, Withdrawal, or Non-Consummation.	59

Article XI.	MISCELLANEOUS PROVISIONS	59
A.	Governing Law.	59
B.	Filing or Execution of Additional Documents.	59
C.	Information.	60

ii

D.	Withholding and Reporting Requirements.	60
E.	Compensation of Senior Notes Indenture Trustee Fees and Expenses.	60
F.	Exemption From Transfer Taxes.	61
G.	Waiver of Federal Rule of Civil Procedure 62(a).	61
H.	Plan Supplement.	61
I.	Notices.	61
J.	Conflicts.	62

iii

INTRODUCTION

General Maritime Corporation and its direct and indirect subsidiaries in the above-referenced chapter 11 cases, as debtors and debtors-in-possession, propose the following joint plan of reorganization under section 1121(a) of chapter 11 of title 11 of the United States Code. Capitalized terms used in the Plan and not otherwise defined shall have the meaning ascribed to such terms in Article I.

The Chapter 11 Cases are being jointly administered pursuant to an order of the Court entered on November 18, 2011 [Docket No. 22]. Claims against, and Equity Interests in, the Debtors will be treated as set forth herein. Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, properties, results of operations, and projections for future operations and risk factors, together with a summary and analysis of the Plan. All holders of Claims entitled to vote on the Plan are encouraged to consult the Disclosure Statement, the Notice of Plan Modifications and to read the Plan carefully before voting to accept or reject the Plan.

NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT, THE NOTICE OF PLAN MODIFICATIONS AND RELATED MATERIALS TRANSMITTED THEREWITH AS APPROVED BY THE COURT PURSUANT TO THE DISCLOSURE STATEMENT ORDER, HAVE BEEN AUTHORIZED BY THE COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

ARTICLE I.
DEFINITIONS AND CONSTRUCTION OF TERMS

A.	Definitions.

Unless otherwise defined herein the following terms shall have the respective meanings set forth below:

1.            Accredited Investor: means an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

2.            Accrued Professional Compensation: means, at any given time, and regardless of whether such amounts are billed or unbilled, all accrued, contingent and/or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses by any Professional, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not, as of the Effective Date, denied by Final Order (i) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been filed for any such amount) and (ii) after applying any retainer that has been provided by the Debtors to such Professional. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

3.            Administrative Claim: means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including (i) any actual and necessary costs and expenses of preserving the Estates, (ii) any actual and necessary costs and expenses of operating the Debtors’ businesses, (iii) any indebtedness or obligations assumed by the Debtors in connection with the conduct of their businesses, (iv) all compensation and reimbursement of expenses to the extent awarded by the Court under sections 330, 331 or 503 of the Bankruptcy Code, (v) any fees or charges assessed against the Estates under section 1930 of title 28 of the United States Code, (vi) any Claim for goods delivered to the Debtors within twenty (20) days of the Petition Date and entitled to administrative priority pursuant to section 503(b)(9) of the Bankruptcy Code, (vii) any DIP Facility Claims and (viii) any outstanding fees and expenses of the Oaktree Plan Sponsors as set forth in the Equity Purchase Agreement and as approved by the Equity Purchase Agreement Order.

4.            Allowed: means, with reference to any Claim, (i) any Claim against any of the Debtors that has been listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and with respect to which no contrary Proof of Claim has been filed, (ii) any Claim specifically allowed under the Plan, (iii) any Claim which is not Disputed and which becomes allowed after the Claims Objection Deadline because no objection was interposed against the Claim by the Claims Objection Deadline, or (iv) any Claim the amount or existence of which, if Disputed, has been allowed by a Final Order; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Court will not be considered “Allowed Claims” under the Plan. If a Claim is Allowed only in part, references to Allowed Claims include and are limited to the Allowed portion of such Claim.

5.            Assumption Schedule: means the schedule of Executory Contracts (other than Existing Benefits Agreements) and Unexpired Leases to be assumed pursuant to the Plan and related Cure Claims to be paid on the Effective Date in connection with such assumption, which will be included in the Plan Supplement.

6.            Ballots: means each of the ballot forms approved pursuant to the Disclosure Statement Order or in connection with the Order Authorizing Plan Modifications and distributed with the Disclosure Statement to each holder of an Impaired Claim that is entitled to vote to accept or reject the Plan upon which is to be indicated, among other things, acceptance or rejection of the Plan.

7.            Bankruptcy Code: means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the date hereof.

8.            Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and local rules of the Court, as the context may require.

9.            Bar Date Order: means the Order Establishing Deadline for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof, dated January 13, 2012 [Docket No. 200].

10.            Business Day: means any day on which commercial banks are open for business, and not authorized to close, in New York, New York, except any day designated as a legal holiday by Bankruptcy Rule 9006(a).

11.            Cash: means legal tender of the United States of America.

12.            Causes of Action: means any and all claims, causes of actions, cross-claims, counterclaims, third-party claims, indemnity claims, contribution claims, defenses, demands, rights, actions, debts, damages, judgments, remedies, Liens, indemnities, guaranties, suits, obligations, liabilities, accounts, offsets, recoupments, powers, privileges, licenses, and franchises of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, whether arising before, on or after the Petition Date, including through the Effective Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, the term “Causes of Action” shall include: (i) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law or in equity; (ii) the right to object to Claims; (iii) all claims pursuant to sections 362, 510, 542, 543, 544 through 550, 552 or 553 of the Bankruptcy Code; (iv) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any state law fraudulent transfer claims.

13.            Chapter 11 Cases: means the chapter 11 cases commenced by the Debtors on November 17, 2011 and jointly administered for procedural purposes under case number 11-15285 (MG).

14.            Claim: means a claim, as such term is defined in section 101(5) of the Bankruptcy Code.

15.            Claims Agent: means GCG, Inc., retained as the Debtors’ notice and claims agent pursuant to an order of the Court dated November 17, 2011 [Docket No. 5], or any successor thereto.

16.            Claims Objection Deadline: means the first Business Day that is the later of (i) one hundred eighty (180) days after the Effective Date, (ii) ninety (90) days from the date by which a holder of a Claim is required to file a Proof of Claim pursuant to an order of the Court (including the Bar Date Order) or (iii) such other later date the Court may establish upon a motion by the Debtors or the Reorganized Debtors, which motion may be approved without a hearing and without notice to any party.

17.            Class: means a group of Claims or Equity Interests classified under the Plan.

18.            Collateral: means any property or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien has not been avoided or is not subject to avoidance under the Bankruptcy Code or is otherwise invalid under the Bankruptcy Code or applicable state law.

19.            Collective Bargaining Agreement: means the collective bargaining agreements among the Debtors and unions representing the Debtors’ employees, including the collective bargaining agreement between General Maritime Management LLC and the Associated Marine Officers’ and Seamen’s Union of the Philippines.

20.            Commitment Fee GMR Common Stock: means 300,017 shares of New GMR Common Stock, issued in accordance with the Equity Purchase Agreement as a commitment fee, which amount shall be 3% of the New GMR Common Stock issued on the Effective Date (subject to dilution from the exercise of the New GMR Warrants and New GMR Common Stock issuable under the Equity Incentive Program).

21.            Confirmation: means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

22.            Confirmation Date: means the date of Confirmation.

23.            Confirmation Hearing: means the hearing required by section 1128 of the Bankruptcy Code to consider confirmation of the Plan in accordance with section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

24.            Confirmation Order: means the order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

25.            Court: means (i) the United States Bankruptcy Court for the Southern District of New York, having jurisdiction over the Chapter 11 Cases, (ii) to the extent there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the Southern District of New York and (iii) any other court having jurisdiction over the Chapter 11 Cases or proceedings arising therein.

26.            Creditors’ Committee: means the Official Committee of Unsecured Creditors appointed by the United States Trustee in the Chapter 11 Cases, as constituted from time to time.

27.            Cure Claim: means a Claim in an amount equal to all unpaid monetary obligations under an Executory Contract or Unexpired Lease assumed by a Debtor pursuant to section 365 of the Bankruptcy Code, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

28.            Cure Claim Bar Date: means the deadline for filing requests for payment of a Cure Claim in an amount different from the amount listed in the Assumption Schedule and/or a Cure Notice, which deadline will be seven (7) days before the Confirmation Hearing, unless otherwise ordered by the Court or agreed to by the Debtors and the counterparty to the applicable Executory Contract or Unexpired Lease (with the consent of the Oaktree Plan Sponsors, which consent will not be unreasonably withheld).

29.            Cure Notice: means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (i) the procedures for objection to proposed assumption of Executory Contracts and Unexpired Leases, (ii) Cure Claims to be paid in connection therewith (including any cure amount listed on the Assumption Schedule) and (iii) procedures for resolution by the Court of any related disputes. The form of Cure Notice shall be approved pursuant to the Disclosure Statement Order.

30.            Debtors: means, collectively, GMR and the Debtor Subsidiaries, and individually, any of the Debtors.

31.            Debtor Subsidiaries: means Arlington Tankers Ltd., Arlington Tankers, LLC, Companion Ltd., Compatriot Ltd., Concept Ltd., Concord Ltd., Consul Ltd., Contest Ltd., GMR Administration Corp., General Maritime Investments LLC, General Maritime Management LLC, General Maritime Subsidiary Corporation, General Maritime Subsidiary II Corporation, General Maritime Subsidiary NSF Corporation, General Product Carriers Corporation, GMR Agamemnon LLC, GMR Ajax LLC, GMR Alexandra LLC, GMR Argus LLC, GMR Atlas LLC, GMR Chartering LLC, GMR Concept LLC, GMR Concord LLC, GMR Constantine LLC, GMR Contest LLC, GMR Daphne LLC, GMR Defiance LLC, GMR Elektra LLC, GMR George T LLC, GMR GP LLC, GMR Gulf LLC, GMR Harriet G LLC, GMR Hercules LLC, GMR Hope LLC, GMR Horn LLC, GMR Kara G LLC, GMR Limited LLC, GMR Maniate LLC, GMR Minotaur LLC, GMR Orion LLC, GMR Phoenix LLC, GMR Poseidon LLC, GMR Princess LLC, GMR Progress LLC, GMR Revenge LLC, GMR Spartiate LLC, GMR Spyridon LLC, GMR St. Nikolas LLC, GMR Star LLC, GMR Strength LLC, GMR Trader LLC, GMR Trust LLC, GMR Ulysses LLC, GMR Zeus LLC, Victory Ltd. and Vision Ltd.

32.            DIP Agent: means Nordea Bank Finland Plc, New York Branch, in its capacity as the administrative agent and collateral agent under the DIP Credit Agreement.

33.            DIP Credit Agreement: means that certain senior secured superpriority debtor-in-possession credit agreement, dated as of November 17, 2011, attached as an exhibit to the DIP Financing Order, as may be amended, modified or supplemented from time to time.

34.            DIP Facility: means that certain senior secured superpriority debtor-in-possession credit facility under the DIP Credit Agreement in the aggregate principal amount of $75,000,000.

35.            DIP Facility Claims: means any Claim arising pursuant to the DIP Loan Documents (as defined in the DIP Financing Order), including all “DIP Obligations” as such term is defined in the DIP Financing Order.

36.            DIP Financing Order: means the Final Order Pursuant to §§ 361, 362, 363 and 364 of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure Authorizing the Debtors to (I) Use Cash Collateral of the Prepetition Secured Parties, (II) Obtain Secured Superpriority Post-Petition Financing and (III) Provide Adequate Protection to the Prepetition Secured Parties [Docket No. 141], entered on December 15, 2011, and as may be amended, modified or supplemented from time to time in accordance with the terms thereof.

37.            DIP Lenders: means the lenders under the DIP Credit Agreement.

38.            Disclosure Statement: means the First Amended Disclosure Statement for the First Amended Joint Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, dated February 29, 2012, as approved by the Court pursuant to the Disclosure Statement Order.

39.            Disclosure Statement Order: means the Order Approving the First Amended Disclosure Statement for the First Amended Joint Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, dated February 29, 2012 [Docket No. 341] pursuant to section 1125 of the Bankruptcy Code and the Bankruptcy Rules.

40.            Disputed: means, with reference to any Claim, (i) a Claim that is Scheduled as either disputed, contingent or unliquidated, (ii) a Claim that is Scheduled as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in a Proof of Claim by the holder varies from the nature or amount of such Claim as it is listed on the Schedules, provided, that, in the event the amount of the Claim asserted in a Proof of Claim exceeds the amount of such Claim as it is listed on the Schedules, only such excess amount shall be Disputed, (iii) a Claim as to which the applicable Debtor or Reorganized Debtor, or, before the Effective Date, any other party-in-interest, has filed an objection with the Court and such objection has not been withdrawn or denied by a Final Order and (iv) a Claim that is required to be filed by a date specified in the Plan or a separate order of the Court (including any date specified in the Bar Date Order, the Cure Claim Bar Date, the Claims Objection Deadline and the dates specified in Article II.A) and no such Claim or request for payment has been timely filed.

41.            DTC: means the Depository Trust Company.

42.            Effective Date: means the date selected by the Debtors and the Oaktree Plan Sponsors that is a Business Day after the Confirmation Date on which (a) all of the conditions to the occurrence of the Effective Date specified in Article X.A have been satisfied or waived in accordance with Article X.B and (b) no stay of the Confirmation Order is in effect. Unless otherwise expressly set forth in the Plan, anything required to be completed by the Debtors or the Reorganized Debtors, as applicable, pursuant to the Plan on the Effective Date shall be done on the Effective Date.

43.            Equity Incentive Program: means the equity-based incentive program described in Article V.E.

44.            Equity Interest: means any equity security as such term is defined in section 101(16) of the Bankruptcy Code, or any other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

45.            Equity Purchase Agreement: means the agreement attached as Annex 1 to the Equity Purchase Agreement Order among the Debtors and the Oaktree Plan Sponsors, dated as of December 15, 2011, governing the terms of the New Equity Investment, as may be amended, modified or supplemented from time to time in accordance with its terms, including the amendment thereto dated March 26, 2012.

46.            Equity Purchase Agreement Order: means the Order Pursuant to Section 363 of the Bankruptcy Code Authorizing the Debtors to Enter into an Equity Commitment Agreement and to Pay Certain Fees in Connection Therewith, dated December 15, 2011 [Docket No. 140].

47.            Estates: means the estates of the Debtors, individually or collectively, as is appropriate in the context, created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

48.            Estimated Maximum Unsecured Claims Amount: means the estimated total amount of General Unsecured Claims against the Guarantor Debtors (other than Allowed Rejection Damage Claims and OCM Facility Deficiency Claims) established pursuant to the Unsecured Claims Reserve Order in the amount of $327.50 million (or such higher amount as may be set by the Bankruptcy Court pursuant to the Unsecured Claims Reserve Order).

49.            Exchange Act: means the Securities Exchange Act of 1934, as amended.

50.            Executory Contract: means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

51.            Existing Benefits Agreement: means any employment, retirement, severance, indemnification and similar or related agreements or arrangement with the members of the Debtors’ management team or directors as of the Petition Date.

52.            Fee Claim: means a Claim for Accrued Professional Compensation.

53.            Fee Claims Escrow Account: means the account established on the Effective Date pursuant to Article IV.K.

54.            Final Order: means an order or judgment of the Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or petition for certiorari or move for a new trial, reargument or rehearing has expired, and as to which no appeal or petition for certiorari or other proceeding for a new trial, reargument or rehearing that has been timely taken is pending, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

55.            General Unsecured Claim: means any Unsecured Claim that is not an Intercompany Claim.

56.            GMR: means General Maritime Corporation.

57.            Governmental Unit: has the meaning set forth in section 101(27) of the Bankruptcy Code.

58.            Guarantor Debtors: means the following Debtors which guarantee or are borrowers under, as applicable, the Prepetition 2010 Facility, the Prepetition 2011 Facility, the OCM Facility or the Senior Notes: Arlington Tankers Ltd., Companion Ltd., Compatriot Ltd., Consul Ltd., GMR, General Maritime Management LLC, General Maritime Subsidiary Corporation, General Maritime Subsidiary II Corporation, GMR Agamemnon LLC, GMR Ajax LLC, GMR Alexandra LLC, GMR Argus LLC, GMR Atlas LLC, GMR Chartering LLC, GMR Daphne LLC, GMR Defiance LLC, GMR Elektra LLC, GMR George T LLC, GMR Harriet G LLC, GMR Hercules LLC, GMR Hope LLC, GMR Horn LLC, GMR Kara G LLC, GMR Maniate LLC, GMR Minotaur LLC, GMR Orion LLC, GMR Phoenix LLC, GMR Poseidon LLC, GMR Revenge LLC, GMR Spartiate LLC, GMR Spyridon LLC, GMR St. Nikolas LLC, GMR Strength LLC, GMR Ulysses LLC, GMR Zeus LLC, Victory Ltd. and Vision Ltd. For the avoidance of doubt, GMR Revenge LLC is not a guarantor under the Senior Notes.

59.            Impaired: means, when used with reference to a Class of Claims or Equity Interests, Claims or Equity Interests that are impaired within the meaning of section 1124 of the Bankruptcy Code.

60.            Initial Distribution: means the initial distribution of the Unsecured Creditor Distribution made on or as soon as reasonably practicable after the Effective Date (or, if the Unsecured Claims Reserve Order is entered after the Effective Date, as soon as reasonably practicable after the entry of the Unsecured Claims Reserve Order) to holders of Allowed General Unsecured Claims against the Guarantor Debtors (other than holders of Rejection Damage Claims and/or OCM Facility Deficiency Claims).

61.            Insured Claim: means any Claim or portion of a Claim that is or may be insured under the Debtors’ insurance policies.

62.            Intercompany Claims: means any Claim held by a Debtor against another Debtor and any Claim held by a Non-Debtor Subsidiary against a Debtor.

63.            Letter of Credit Claim: means any Claim under the Prepetition Senior Credit Agreements on account of a letter of credit to the extent such letter of credit has not been drawn as of the Effective Date.

64.            Lien: has the meaning set forth in section 101(37) of the Bankruptcy Code.

65.            Losses: means any and all demands, claims, debts, actions, assessments, judgments, settlements, sanctions, liabilities, monetary damages, fines, penalties, interest obligations, deficiencies, and expenses (including amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation). The term “Losses” shall not include any special, consequential, incidental or punitive damages on account of any lost profits, diminution of the value of investments or securities except to the extent that such special, consequential, incidental or punitive damages on account of any lost profits, diminution of the value of investments or securities are awarded by or pursuant to a court or other body of competent jurisdiction against an indemnified person in respect of a third-party claim.

66.            New Board: means the board of directors of Reorganized GMR to be constituted as of the Effective Date pursuant to Article V.B.

67.            New Equity Investment: means the Oaktree Plan Sponsors’ and the Non-Oaktree Plan Sponsors’, as applicable, purchase of the New Equity Investment Shares on the Effective Date for $175,000,000 in Cash on the terms and conditions set forth in the Equity Purchase Agreement and in accordance with Article IV.G.

68.            New Equity Investment Shares: means 4,750,272 shares of New GMR Common Stock, issued in accordance with the Equity Purchase Agreement, which amount will be 47.5% of the New GMR Common Stock issued on the Effective Date on account of the New Equity Investment. The New Equity Investment Shares shall be subject to dilution from the New GMR Warrants and the New GMR Common Stock issuable under the Equity Incentive Program.

69.            New GMR By-Laws: means the form of the by-laws of Reorganized GMR, the form of which shall be included as an exhibit to the Plan Supplement.

70.            New GMR Charter: means the form of the certificate of incorporation of Reorganized GMR, the form of which shall be included as an exhibit to the Plan Supplement.

71.            New GMR Common Stock: means the shares of common stock of Reorganized GMR authorized and issued pursuant to the Plan and the New GMR Charter, including upon exercise of the New GMR Warrants and the shares issuable under the Equity Incentive Program.

72.            New GMR Warrants: means the warrants to purchase 309,296 shares of New GMR Common Stock, exercisable at a cash-less strike price of $42.50 reflecting a total implied equity value of $425 million for the Reorganized Debtors at any time for a period of five (5) years from the Effective Date, representing an aggregate total of 3% of the New GMR Common Stock issuable in accordance with the Plan (subject to dilution from the New GMR Common Stock issuable under the Equity Incentive Program), which warrants will be issued by Reorganized GMR under the terms of the Plan under the New GMR Warrant Agreement.

73.            New GMR Warrant Agreement: means the New GMR Warrant Agreement that will govern the terms of the New GMR Warrants, dated as of the Effective Date, the form of which shall be included as an exhibit to the Plan Supplement.

74.            New Intercreditor Agreements: means the intercreditor agreements, dated as of the Effective Date that will govern the New Senior 2010 Facility and the New Senior 2011 Facility, the forms of which shall be included as exhibits to the Plan Supplement.

75.            New Management Agreements: means the employment agreements, if any, between Reorganized GMR and certain members of the Debtors’ management team, the form of which shall be included as an exhibit to the Plan Supplement and in accordance with Article V.D.

76.            New Senior 2010 Facility: means the senior financing facility in the aggregate principal amount of $273,802,583.31 (after giving effect to the Paydown, and excluding any default interest accrued on account of the Prepetition 2010 Facility Claims through and including the Effective Date) on the terms set forth in the New Senior 2010 Facility Credit Agreement.

77.            New Senior 2010 Facility Credit Agreement: means the loan agreement, to be dated as of the Effective Date that will govern the New Senior 2010 Facility, the form of which shall be included as an exhibit to the Plan Supplement.

78.            New Senior 2011 Facility: means the senior financing facility in the aggregate principal amount of $508,963,260.95 (after giving effect to the Paydown and including to the extent terminated before the Effective Date, amounts owed under the Prepetition Swap Agreements relating to the Prepetition 2011 Facility, and excluding any default interest accrued on account of the Prepetition 2011 Facility Claims through and including the Effective Date) on the terms set forth in the New Senior 2011 Facility Credit Agreement.

79.            New Senior 2011 Facility Credit Agreement: the loan agreement, to be dated as of the Effective Date that will govern the New Senior 2011 Facility, the form of which shall be included as an exhibit to the Plan Supplement.

80.            New Senior Facilities: means, together, the New Senior 2010 Facility and the New Senior 2011 Facility.

81.            Non-Debtor Guarantor Subsidiaries: means the following: (i) General Maritime Crewing Pte. Ltd., (ii) General Maritime Management (Portugal) Lda., (iii) General Maritime Management (Portugal) LLC and (iv) Limited “General Maritime Crewing.”

82.            Non-Debtor Subsidiaries: means the following: (i) General Maritime Crewing Pte. Ltd., (ii) General Maritime Management (Portugal) Lda., (iii) General Maritime Management (Hellas) Ltd., (iv) General Maritime Management (UK) LLC, (v) General Maritime Management (Portugal) LLC and (vi) Limited “General Maritime Crewing.”

83.            Non-Guarantor Debtors: means the following Debtors which do not guarantee the Prepetition 2010 Facility, the Prepetition 2011 Facility, the OCM Facility or the Senior Notes: Arlington Tankers, LLC, Concept Ltd., Concord Ltd., Contest Ltd., General Maritime Investments LLC, General Maritime Subsidiary NSF Corporation, General Product Carriers Corporation, GMR Administration Corp., GMR Concept LLC, GMR Concord LLC, GMR Constantine LLC, GMR Contest LLC, GMR GP LLC, GMR Gulf LLC, GMR Limited LLC, GMR Princess LLC, GMR Progress LLC, GMR Star LLC, GMR Trader LLC and GMR Trust LLC.

84.            Non-Oaktree Plan Sponsor: means an “Equity Investment Participant,” if any, as defined in the Equity Purchase Agreement.

85.            Notice of Plan Modifications: means the Notice of Plan Modifications, as approved by the Court pursuant to the Order Authorizing Plan Modifications.

86.            Oaktree Plan Sponsors: means, collectively, Oaktree Principal Fund V, L.P., Oaktree Principal Fund V (Parallel), L.P., Oaktree FF Investment Fund, L.P. - Class A, and OCM Asia Principal Opportunities Fund, L.P.

87.            OCM: means OCM Marine Investments CTB, Ltd.

88.            OCM Conversion Shares: means 4,750,271 shares of New GMR Common Stock, issued in exchange of the OCM Facility Secured Claims, which amount will be 47.5% of the New GMR Common Stock issued on the Effective Date on account of the OCM Facility Secured Claims. The OCM Conversion Shares shall be subject to dilution from the New GMR Warrants and the New GMR Common Stock issuable under the Equity Incentive Program.

89.            OCM Credit Agreement: means the Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended, modified or supplemented from time to time) for a secured term loan in the principal amount of $200 million among General Maritime Subsidiary Corporation and General Maritime Subsidiary II Corporation, as borrower, GMR and Arlington Tanker, Ltd. as guarantors, OCM, as initial lender, and the OCM Facility Agent, as administrative agent and collateral agent.

90.            OCM Facility: means the $200 million principal amount secured term loan facility under the OCM Credit Agreement, plus any and all accrued and unpaid interest, premiums, fees and other obligations outstanding thereunder.

91.            OCM Facility Agent: means OCM Administrative Agent, LLC as administrative agent and collateral agent under the OCM Credit Agreement.

92.            OCM Facility Lenders: means the lenders under the OCM Credit Agreement, including OCM.

93.            OCM Facility Deficiency Claims: means that portion of the Claims under or evidenced by the OCM Facility that are not Secured.

94.            OCM Facility Secured Claims: means that portion of the Claims under or evidenced by the OCM Facility that are Secured, which Claims shall be deemed Allowed in an amount of $175,000,000.

95.            OCM Marine Holdings TP, L.P. Partnership Interests: means the 490 Class B Units representing Class B limited partnership interests in OCM Marine Holdings TP, L.P. held by GMR.

96.            Order Authorizing Plan Modifications: means the Order Authorizing Plan Modifications, dated April 2, 2012 [Docket No. 420] pursuant to section 1127 of the Bankruptcy Code and the Bankruptcy Rules.

97.            Other Priority Claim: means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than (i) an Administrative Claim or (ii) a Priority Tax Claim.

98.            Other Secured Claim: means any Claim that is Secured, other than (i) a Prepetition 2010 Facility Claim, (ii) a Prepetition 2011 Facility Claim, (iii) an OCM Facility Secured Claim or (iv) a Letter of Credit Claim.

99.            Paydown: means (i) with respect to the holders of the Prepetition 2010 Facility Claims, $39,649,220 and (ii) with respect to the holders of the Prepetition 2011 Facility Claims, $35,350,780.

100.            Person: means any individual, corporation, partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity (as such term is defined in the Bankruptcy Code).

101.            Petition Date: means November 17, 2011, the date on which each of the Debtors commenced the Chapter 11 Cases.

102.            Plan: means this Second Amended Joint Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, together with all addenda, exhibits, schedules or other attachments, if any, including the Plan Supplement, each of which is incorporated herein by reference, and as may be amended, modified, or supplemented from time to time in accordance with the terms of and/or the Equity Purchase Agreement and the Restructuring Support Agreement, as applicable.

103.            Plan Supplement: means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed with the Court on notice to parties-in-interest, and additional documents filed before the Effective Date as supplements or amendments to the Plan Supplement, including the following: (i) the Rejection Schedule; (ii) the Assumption Schedule; (iii) the New Senior 2010 Facility Credit Agreement; (iv) the New Senior 2011 Facility Credit Agreement; (v) the New GMR Charter; (vi) the New GMR By-Laws; (vii) the New GMR Warrant Agreement; (viii) the identity of the officers and members of the New Board and each of the other Reorganized Debtors; (ix) the summary of any Restructuring Transactions to occur on or after the Effective Date in accordance with Article IV.J.2, if any; (x) a list of retained Causes of Action; (xi) to the extent agreed to in accordance with Article V.E, a summary of the material terms of the Equity Incentive Program; (xii) the New Management Agreements; (xiii) the Registration Rights Agreement; (xiv) the Shareholders Agreement; (xv) to the extent consented to by the Oaktree Plan Sponsors in accordance with Article V.D, the Existing Benefits Agreements to be assumed under the Plan; (xvi) the New Intercreditor Agreements; and (xvii) the elected treatment of Intercompany Claims and Subsidiary Equity Interests. The Debtors shall file the Assumption Schedule and the Rejection Schedule no later than twenty-one (21) days before the commencement of the Confirmation Hearing, and the remainder of the substantially complete versions of the materials comprising the Plan Supplement no later than five (5) Business Days before the deadline to object to the Plan, as set forth in the Order Authorizing Plan Modifications.

104.            Plan Support Agreement: means the agreement, effective as of March 26, 2012, among the Debtors and (i) the Creditors’ Committee, (ii) the PSA Supporting Noteholders, and (iii) holders of the OCM Facility Deficiency Claims and the OCM Facility Secured Claims, as may be amended, modified or supplemented by the parties thereto in accordance with the terms of such agreement.

105.            Post-Confirmation Creditors’ Committee: means the post-confirmation creditors’ committee established on the Effective Date pursuant to Article VI.C.2.

106.            Prepetition 2010 Credit Agreement: means the Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended, modified or supplemented from time to time), with respect to the Prepetition 2010 Facility among GMR, as parent, Arlington Tankers, Ltd. and General Maritime Subsidiary Corporation, as guarantor, General Maritime Subsidiary II Corporation, as borrower, the Prepetition 2010 Facility Lenders and the Prepetition Agent.

107.            Prepetition 2010 Facility: means the term loan in an aggregate principal amount of $278.2 million and revolving credit facility in an aggregate principal amount of $50 million under the Prepetition 2010 Credit Agreement.

108.            Prepetition 2010 Facility Claims: means the Claims under or evidenced by the Prepetition 2010 Facility (but excluding default interest accrued through the Effective Date).

109.            Prepetition 2010 Facility Lenders: means the lenders under the Prepetition 2010 Credit Agreement.

110.            Prepetition 2011 Credit Agreement: means the Second Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended, modified or supplemented from time to time), with respect to the Prepetition 2011 Facility among GMR, as parent, Arlington Tankers, Ltd. and General Maritime Subsidiary II Corporation, as guarantors, General Maritime Subsidiary Corporation, as borrower, the Prepetition 2011 Facility Lenders, and the Prepetition Agent.

111.            Prepetition 2011 Facility: means the revolving credit facility under the Prepetition 2011 Credit Agreement in an aggregate principal amount of $550 million.

112.            Prepetition 2011 Facility Claims: means the Claims under or evidenced by the Prepetition 2011 Facility and, to the extent terminated before the Effective Date, the Prepetition Swap Agreements relating to the Prepetition 2011 Facility, and any related Letter of Credit Claims (but excluding default interest accrued through the Effective Date).

113.            Prepetition 2011 Facility Lenders: means the lenders under the Prepetition 2011 Credit Agreement.

114.            Prepetition Agent: means, collectively, Nordea Bank Finland Plc, New York Branch as the administrative and collateral agent under each of the Prepetition 2010 Facility and the Prepetition 2011 Facility, and Nordea Bank Finland Plc, New York Branch, HSH Norbank AG and DNB Bank Asa as Joint Leader Arrangers under the Prepetition 2011 Facility, and Nordea Bank Finland Plc, New York Branch and DNB Bank Asa as Joint Leader Arrangers under the Prepetition 2010 Facility and Nordea Bank Finland Plc, New York Branch and DNB Bank Asa as Joint Book Runners under each of the Prepetition 2010 Facility and the Prepetition 2011 Facility.

115.            Prepetition Senior Credit Agreements: means, together, the Prepetition 2010 Credit Agreement and the Prepetition 2011 Credit Agreement.

116.            Prepetition Swap Agreements: means, collectively, (i) the ISDA Master Agreement between GMR and Nordea (f/k/a Christiania Bank OG Kreditkasse ASA, New York Branch), dated September 24, 2001, (ii) the interest rate swap between GMR and Nordea (f/k/a Christiania Bank OG Kreditkasse ASA, New York Branch) dated November 26, 2008, (iii) the ISDA Master Agreement between GMR and Citibank, N.A., dated September 21, 2007, (iv) the interest rate swap between GMR and Citibank, N.A., dated January 29, 2008, (v) the ISDA Master Agreement between GMR and DNB Norbank ASA, dated May 2, 2008 and (vi) the interest rate swap between GMR and DNB Norbank ASA, dated February 1, 2008.

117.            Priority Tax Claim: means any Claim that is entitled to a priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

118.            Professional: means (i) any professional employed in the Chapter 11 Cases pursuant to sections 327 or 328 of the Bankruptcy Code and (ii) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code or otherwise.

119.            Proof of Claim: means a written proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

120.            Pro Rata: means, with respect to any Claim, at any time, the proportion that the amount of a Claim in a particular Class or group of Classes bears to the aggregate amount of all Claims (including Disputed Claims) in such Class or group of Classes, unless in each case the Plan provides otherwise.

121.            PSA Supporting Noteholders: means those holders of Senior Notes who are a party to the Plan Support Agreement.

122.            QIB: means a “qualified institutional buyer,” as that term is defined in Rule 144A, promulgated under the Securities Act.

123.            Record Date: means (i) for purposes of making distributions under the Plan on account of Allowed Claims, the Confirmation Date, and (ii) for purposes of casting Ballots, the date established for such purpose as set forth in the Disclosure Statement Order.

124.            Registration Rights Agreement: means the Registration Rights Agreement among the parties identified in, and having the terms set forth in, Article IV.G.2, the form of which shall be included as an exhibit to the Plan Supplement.

125.            Rejection Damage Claims: means Claims for damages arising from the rejection of Executory Contracts or Unexpired Leases.

126.            Rejection Notice: means a notice of an Executory Contract or Unexpired Lease to be rejected under the Plan pursuant to section 365 of the Bankruptcy Code which notice shall include (i) the procedures for objection to proposed rejection of Executory Contracts and Unexpired Leases and (ii) procedures for resolution by the Court of any related disputes. The form of Rejection Notice shall be approved pursuant to the Disclosure Statement Order.

127.            Rejection Schedule: means the schedule of Executory Contracts (other than Existing Benefits Agreements) and Unexpired Leases to be rejected pursuant to the Plan and the effective date of rejection, which shall be included as an exhibit to the Plan Supplement.

128.            Released Parties: means each of: (a) the Debtors and Reorganized Debtors; (b) the Prepetition Agent; (c) the Prepetition 2010 Facility Lenders (including, for the avoidance of doubt, those lenders party to the Prepetition Swap Agreements that were terminated before the Effective Date); (d) the Prepetition 2011 Facility Lenders (including, for the avoidance of doubt, those lenders party to the Prepetition Swap Agreements that were terminated before the Effective Date); (e) the OCM Facility Lenders; (f) the OCM Facility Agent; (g) the DIP Financing Agent; (h) the DIP Lenders; (i) the Oaktree Plan Sponsors; (j) the Non-Oaktree Plan Sponsors (if any); (k) the Creditors’ Committee and each of its members; (l) the PSA Supporting Noteholders; (m) the Senior Notes Indenture Trustee, in its capacity as indenture trustee under the Senior Notes Indenture; and (n) with respect to each of the foregoing in clauses (a) through (k), such entities’ predecessors, Professionals, successors and assigns, subsidiaries, funds, portfolio companies, affiliates, and each of their respective current and former officers, directors, employees, managers, attorneys, financial advisors, accountants, investment bankers, consultants, management companies or other professionals or representatives.

129.            Reorganized GMR: means GMR or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

130.            Reorganized Debtors: means the Debtors, or any successors thereto by merger, consolidation, or otherwise, on and after the Effective Date.

131.            Reorganized Debtor Subsidiaries: means the Debtor Subsidiaries, or any successors thereto by merger, consolidation, or otherwise, on and after the Effective Date.

132.            Requisite Supporting Creditors: means, with respect to the holder of a Claim other than an OCM Facility Deficiency Claim or an OCM Facility Secured Claim, the meaning ascribed to such term in the Restructuring Support Agreement.

133.            Requisite Supporting Noteholders: has the meaning ascribed to such term in the Plan Support Agreement.

134.            Restructuring Support Agreement: means the agreement, effective as of November 16, 2011, among the Debtors and (i) certain holders of the Prepetition 2010 Facility Claims, (ii) certain holders of the Prepetition 2011 Facility Claims and (iii) certain holders of the OCM Facility Deficiency Claims and the OCM Facility Secured Claims, as may be amended, modified or supplemented by the parties thereto in accordance with the terms of such agreement.

135.            Restructuring Transaction: means the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms as are summarized in the Plan Supplement and consistent with the Plan (and, to the extent applicable, the Equity Purchase Agreement) and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Persons agree.

136.            Securities Act: means the Securities Act of 1933, as amended.

137.            Scheduled: means, with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Schedules.

138.            Schedules: means the schedules of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests filed with the Court by each of the Debtors, including any amendments or supplements thereto.

139.            Secured: means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to the Plan as a Claim that is Secured.

140.            Senior Note Claims: means the Claims under or evidenced by the Senior Notes, which Claims shall be deemed Allowed in an amount of $318,212,000.

141.            Senior Notes: means the 12% Senior Notes due 2017 issued pursuant to the Senior Notes Indenture in the original principal amount of $300,000,000.

142.            Senior Notes Indenture: means that certain Indenture, dated as of November 12, 2009 (as amended, modified or supplemented from time to time), between GMR, the subsidiary guarantors party thereto and the Senior Notes Indenture Trustee, pursuant to which the Senior Notes were issued.

143.            Senior Notes Indenture Trustee: means Bank of New York Mellon, as indenture trustee under the Senior Notes Indenture.

144.            Shareholders Agreement: means the Shareholders Agreement among the parties identified in Article IV.G.3 and having the terms set forth in Article IV.H, the form of which shall be included as an exhibit to the Plan Supplement.

145.            Specified Sale: means a transfer, sale or other disposition in one or a series of related transactions of (i) at least 85% on a cumulative basis of the aggregate New GMR Common Stock (determined on a fully diluted basis) owned by OCM and the Oaktree Plan Sponsors (or each of their respective designees or affiliates) or (ii) at least 85% on a cumulative basis of the assets of Reorganized GMR and Subsidiaries, on a consolidated basis.

146.            Subsidiaries: means the Debtor Subsidiaries and the Non-Debtor Subsidiaries.

147.            Subsidiary Equity Interests: means Equity Interests in the Debtor Subsidiaries.

148.            Unexpired Lease: means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

149.            Unimpaired: means any Class of Claims or Equity Interests that is not designated as Impaired under the Plan.

150.            Unsecured Claim: means any Claim that is not Secured or entitled to priority under the Bankruptcy Code or an order of the Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code. With respect to the Guarantor Debtors only, Unsecured Claims include (i) Senior Note Claims, (ii) OCM Facility Deficiency Claims and (iii) General Unsecured Claims.

151.            Unsecured Claims Reserve: means the amount of the Unsecured Creditor Distribution funded into the Unsecured Creditor Distribution Escrow Account on the Effective Date in accordance with Article VII.B.1.

152.            Unsecured Claims Reserve Order: means the order entered by the Bankruptcy Court establishing the Estimated Maximum Unsecured Claims Amount.

153.            Unsecured Creditor Distribution: means, collectively, the Unsecured Creditor Cash Distribution, the Unsecured Creditor Equity Distribution and the New GMR Warrants, to be issued to holders of Allowed General Unsecured Claims Against the Guarantor Debtors under the terms hereof.

154.            Unsecured Creditor Distribution Escrow Account: means the escrow account separate and apart from the Debtors’ general operating funds established on the Effective Date in accordance with Article VII.B to be maintained in trust for the holders of Allowed General Unsecured Claims against the Guarantor Debtors and funded with the Unsecured Creditor Distribution.

155.            Unsecured Creditor Equity Distribution: means 200,011 shares of New GMR Common Stock issued to holders of Allowed Unsecured Claims against the Guarantor Debtors in accordance with the terms hereof, which amount will be 2% of the New GMR Common Stock issued on the Effective Date as part of the Unsecured Creditor Distribution. The Unsecured Creditor Equity Distribution shall be subject to dilution from the New GMR Warrants and the New GMR Common Stock issuable under the Equity Incentive Program.

156.            Unsecured Creditor Cash Distribution: means $6,000,000 in Cash.

157.            U.S. Trustee: means the United States Trustee for the Southern District of New York.

B.	Interpretation, Application of Definitions and Rules of Construction.

Capitalized terms in the Plan shall have the meaning assigned to them in Article I.A. Capitalized terms that are not defined herein shall have the same meanings assigned to such terms by the Bankruptcy Code or Bankruptcy Rules, as the case may be. Meanings of capitalized terms shall be equally applicable to both the singular and plural forms of such terms. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Plan as a whole (and, for the avoidance of doubt, the Plan Supplement) and not to any particular section or subsection in the Plan unless expressly provided otherwise. The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of this Plan, and shall not be used to interpret this Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II.
ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Fee Claims, as described below, have not been classified and thus are excluded from the classes of Claims and Equity Interests set forth in Article III.

A.	Administrative Claims.

1.            Treatment of Administrative Claims Other than Fee Claims.

Each holder of an Allowed Administrative Claim (other than an Administrative Claim that is a Fee Claim) as of the Effective Date shall receive from the Debtors (i) Cash in an amount equal to the amount of such Allowed Administrative Claim as soon as practicable after the later of (a) on the Effective Date if such Administrative Claim is Allowed as of the Effective Date, (b) thirty (30) days after the date such Administrative Claim becomes an Allowed Administrative Claim if such Administrative Claim is Disputed as of or following the Effective Date, (c) the date such Allowed Administrative Claim becomes due and payable by its terms, or as soon thereafter as is practicable or (ii) such other treatment as the Debtors (with the consent of the Oaktree Plan Sponsors, which consent shall not be unreasonably withheld) and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims other than Fee Claims that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. Notwithstanding anything to the contrary contained herein, except to the extent that a holder of a DIP Facility Claim agrees in writing to lesser treatment, each holder of a DIP Facility Claim shall receive payment in an amount equal to such DIP Facility Claim in full, in Cash on the Effective Date as set forth in Article II.D of the Plan.

2.            Administrative Claims Bar Date.

Except as otherwise provided in this Article II, and except with respect to requests for payment of Claims arising under section 503(b)(9) of the Bankruptcy Code, which Claims are subject to the Bar Date Order, requests for payment of Administrative Claims must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than thirty (30) days after entry of the Confirmation Order. Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than sixty (60) days after the Effective Date.

B.	Fee Claims.

All requests for compensation or reimbursement of Fee Claims shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the U.S. Trustee, counsel to the Creditors’ Committee, and counsel to the New Senior Lenders and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than forty-five (45) days after the Effective Date. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, Reorganized Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, and the requesting party no later than seventy-five (75) days after the Effective Date (unless otherwise agreed by the party requesting compensation of a Fee Claim).

C.	Priority Tax Claims.

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, at the option of the Reorganized Debtors (with the consent of the Oaktree Plan Sponsors, which consent shall not be unreasonably withheld), in full satisfaction, settlement, release, and discharge, of and in exchange for such Priority Tax Claim one of the following treatments: (i) payment in full in Cash as soon as practicable after the Effective Date in amount equal to the amount of such Allowed Priority Tax Claim, plus statutory interest on any outstanding balance from the Effective Date, calculated at the prevailing rate under applicable nonbankruptcy law for each taxing authority and to the extent provided for by section 511 of the Bankruptcy Code, and in a manner not less favorable than the most favored nonpriority Unsecured Claim provided for by the Plan (other than cash payments made to a class of creditors pursuant to section 1122(b) of the Bankruptcy Code); (ii) payment in full in Cash payable in equal Cash installments made on a quarterly basis in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, over a period not to exceed 5 years following the Petition Date, plus statutory interest on any outstanding balance from the Effective Date, calculated at the prevailing rate under applicable nonbankruptcy law for each taxing authority and to the extent provided for by section 511 of the Bankruptcy Code, and in a manner not less favorable than the most favored nonpriority Unsecured Claim provided for by the Plan (other than cash payments made to a class of creditors pursuant to section 1122(b) of the Bankruptcy Code); or (iii) such other treatment as may be agreed upon by such holder and the Debtors (with the consent of the Plan Sponsors, which consent shall not be unreasonably withheld) or otherwise determined upon a Final Order of the Court.

D.	DIP Facility Claims.

The DIP Facility Claims shall be deemed Allowed superpriority Administrative Claims in the full amount due and owing under the DIP Facility as of the Effective Date. Except to the extent that a holder of a DIP Facility Claim agrees in writing to lesser treatment, in full satisfaction of and in exchange for each DIP Facility Claim, each holder of a DIP Facility Claim shall receive payment in an amount equal to such DIP Facility Claim in full, in Cash on the Effective Date.

E.	Statutory Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, the Reorganized Debtors shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for each of the Reorganized Debtors until the entry of a final decree in each such Debtor’s Chapter 11 Case or until each such Chapter 11 Case is converted or dismissed.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF
CLAIMS AND EQUITY INTERESTS

All Claims against the Debtors (other than those Claims specified in Article II) and Equity Interests in the Debtors are placed in the Classes set forth below. A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled before the Effective Date.

A.	Class Identification and Status.

The Plan constitutes a separate chapter 11 plan of reorganization for each Non-Guarantor Debtor and a consolidated chapter 11 plan of reorganization for each Guarantor Debtor for voting and distribution purposes as set forth in Article IV with respect to Classes 1 through 5 and Class 7. The classification set forth in the Classes below shall be deemed to apply to each Debtor, except as follows:

1.	The Guarantor Debtors’ Plans do not contain a Class 6.

2.	The Non-Guarantor Debtors’ Plans do not contain a Class 3, Class 4, Class 5, Class 7 or Class 10.

In addition, certain of the Guarantor Debtors and the Non-Guarantor Debtors may not have creditors in certain other Classes. If a particular Debtor does not have creditors in one or more Classes, then such Class will not apply to that Debtor.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot that complies with the Disclosure Statement Order and/or Order Authorizing Plan Modifications indicating acceptance or rejection of the Plan, such Class will be deemed to have accepted the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors (with the consent of the Oaktree Plan Sponsors) reserve the right to modify the Plan in accordance with Article X.F hereof, including the right to withdraw the Plan as to an individual Debtor at any time before the Effective Date. Below is a chart identifying each separate Class for each Debtor (as applicable), a description of whether the Class is Impaired and the Class’s voting rights:

Class	Claim or Equity Interest	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Prepetition 2010 Facility Claims	Impaired	Entitled to Vote
4	Prepetition 2011 Facility Claims	Impaired	Entitled to Vote
5	OCM Facility Secured Claims	Impaired	Entitled to Vote
6	General Unsecured Claims Against the Non-Guarantor Debtors	Impaired	Entitled to Vote
7	General Unsecured Claims Against the Guarantor Debtors	Impaired	Entitled to Vote
8	Intercompany Claims	Impaired/ Unimpaired	Deemed to Accept/ Deemed to Reject
9	Subsidiary Equity Interests	Impaired/ Unimpaired	Deemed to Accept/ Deemed to Reject
10	Equity Interests in GMR	Impaired	Deemed to Reject

B.	Treatment of Classified Claims and Equity Interests.

1.            Class 1 – Other Priority Claims.

(a)            Classification: Class 1 consists of Other Priority Claims.

(b)            Treatment: Except to the extent that a holder of an Allowed Other Priority Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release and discharge and in exchange for each Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Other Priority Claim in full in Cash as soon as practicable after the later of (i) the Effective Date and (ii) thirty days after the date when such Other Priority Claim becomes an Allowed Other Priority Claim.

(c)            Voting: Class 1 is Unimpaired by the Plan, and each holder of a Class 1 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 1 Other Priority Claims are not entitled to vote to accept or reject the Plan.

2.            Class 2 – Other Secured Claims.

(a)            Classification: Class 2 consists of Other Secured Claims.

(b)            Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees in writing to less favorable treatment, at the option of the Debtors (with the consent of the Oaktree Plan Sponsors, which consent shall not be unreasonably withheld), in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Other Secured Claim, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim before the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim, if such interest is required to be paid pursuant to sections 506(b) and/or 1129(a)(9) of the Bankruptcy Code, as soon as practicable after the later of (a) the Effective Date, and (b) thirty days after the date such Other Secured Claim becomes an Allowed Other Secured Claim, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim in full and complete satisfaction of such Allowed Other Secured Claim as soon as practicable after the later of (a) the Effective Date and (b) thirty days after the date such Other Secured Claim becomes an Allowed Other Secured Claim.

Notwithstanding the foregoing, to the extent an Allowed Other Secured Claim arises on account of property taxes, any liens imposed on account of such Allowed Other Secured Claim shall remain unimpaired until such Allowed Other Secured Claim is paid in full, and such Allowed Other Secured Claim shall be treated as an Allowed Priority Tax Claim, provided, however, that such Allowed Other Secured Claim shall be satisfied in full if the holder of such Allowed Other Secured Claim receives on account of such Allowed Other Secured Claim, Cash equal to the principal amount of such Allowed Other Secured Claim, plus statutory interest on any outstanding balance accruing from the Petition Date rather than the Effective Date.

(c)            Voting: Class 2 is Unimpaired by the Plan, and each holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.            Class 3 – Prepetition 2010 Facility Claims.

(a)            Classification: Class 3 consists of Prepetition 2010 Facility Claims.

(b)            Allowance: Prepetition 2010 Facility Claims shall be Allowed and deemed to be Allowed in the full amount outstanding under the Prepetition 2010 Credit Agreement as of the Effective Date; provided, however, that such Allowed amount shall exclude default interest accrued through the Effective Date.

(c)            Treatment: In full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Prepetition 2010 Facility Claim, each holder of an Allowed Prepetition 2010 Facility Claim shall receive (i) a Pro Rata share of the Paydown with respect to the Prepetition 2010 Facility Claims and (ii) a Pro Rata share of the New 2010 Senior Facility. The consideration provided under this Article shall be the sole source of recovery for the Allowed Class 3 Claims and holders of Class 3 Claims shall have no recourse against any Non-Debtor Guarantor Subsidiaries and shall have been deemed to waive any and all Claims against any Non-Debtor Guarantor Subsidiaries.

(d)            Voting: Class 3 is Impaired. Therefore, holders of Class 3 Prepetition 2010 Facility Claims are entitled to vote to accept or reject the Plan.

4.            Class 4 – Prepetition 2011 Facility Claims.

(a)            Classification: Class 4 consists of Prepetition 2011 Facility Claims.

(b)            Allowance: Prepetition 2011 Facility Claims shall be Allowed and deemed to be Allowed in the full amount outstanding under the Prepetition 2011 Credit Agreement as of the Effective Date; provided, however, that such Allowed amount shall exclude default interest accrued through the Effective Date; provided, further, that to the extent that Prepetition Swap Agreements are terminated before the Effective Date, the amount of the Allowed Prepetition 2011 Facility Claims shall include the amounts associated with such termination.

(c)            Treatment: In full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Prepetition 2011 Facility Claim, each holder of an Allowed Prepetition 2011 Facility Claim shall receive (i) a Pro Rata share of the Paydown with respect to the Prepetition 2011 Facility Claims and (ii) a Pro Rata share of the New 2011 Senior Facility. Any Letter of Credit Claim shall be satisfied with the issuance of one or more replacement letters of credit as part of the New 2011 Senior Facility or another facility, unless cash collateralized on the Effective Date. The consideration provided under this Article shall be the sole source of recovery for the Allowed Class 4 Claims and holders of Class 4 Claims shall have no recourse against any Non-Debtor Guarantor Subsidiaries and shall have been deemed to waive any and all Claims against any Non-Debtor Guarantor Subsidiaries.

(d)            Voting: Class 4 is Impaired. Therefore, holders of Class 4 Prepetition 2011 Facility Claims are entitled to vote to accept or reject the Plan.

5.            Class 5 – OCM Facility Secured Claims.

(a)            Classification: Class 5 consists of OCM Facility Secured Claims.

(b)            Allowance: OCM Facility Secured Claims shall be Allowed and deemed to be Allowed in an amount of no less than $175,000,000.

(c)            Treatment: In full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed OCM Facility Secured Claim, each holder of an OCM Facility Claim shall receive a Pro Rata share of the OCM Conversion Shares. The consideration provided under this Article shall be the sole source of recovery for the Allowed Class 5 Claims and holders of Class 5 Claims shall have no recourse against any Non-Debtor Guarantor Subsidiaries and shall have been deemed to waive any and all Claims against any Non-Debtor Guarantor Subsidiaries.

(d)            Voting: Class 5 is Impaired. Therefore, holders of Class 5 OCM Facility Secured Claims are entitled to vote to accept or reject the Plan.

6.            Class 6 – General Unsecured Claims Against the Non-Guarantor Debtors.

(a)            Classification: Class 6 consists of General Unsecured Claims against the Non-Guarantor Debtors.

(b)            Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed General Unsecured Claim against the Non-Guarantor Debtors shall receive its Pro Rata share (determined with respect to all Allowed General Unsecured Claims with respect to a particular Non-Guarantor Debtor) of Cash in an amount that is equal to the value, if any, of assets that exceed the amount of Allowed Claims senior in right of payment to such Allowed General Unsecured Claim against the applicable Non-Guarantor Debtor.

(c)            Voting: Class is Impaired. Therefore, holders of Class 6 General Unsecured Claims against the Non-Guarantor Debtors are entitled to vote to accept or reject the Plan.

7.            Class 7 – General Unsecured Claims Against the Guarantor Debtors.

(a)            Classification: Class 7 consists of General Unsecured Claims against the Guarantor Debtors.

(b)            Treatment: Each holder of an Allowed Class 7 Claim (other than a holder of an OCM Facility Deficiency Claim) shall receive its Pro Rata share of the Unsecured Creditor Distribution, distributable from the Unsecured Creditor Distribution Escrow Account in accordance with the terms hereof. Solely for purposes of determining Pro Rata share in this paragraph, a duplicative or identical General Unsecured Claim held against more than one Guarantor Debtor (including a guaranty Claim) shall be counted against a single Guarantor Debtor. All such Allowed Class 7 Claims against the Guarantor Debtors shall be discharged and expunged as of the Effective Date. With respect to holders of Allowed Rejection Damage Claims against the Guarantor Debtors, each such holder may be entitled to receive a recovery from the Reorganized Debtors after the Effective Date on the terms and conditions set forth in Article IX.D.2.

The consideration provided under this Article shall be the sole source of recovery for the Allowed Class Senior Note Claims and the OCM Facility Deficiency Claims, and holders of Allowed Senior Note Claims and the OCM Facility Deficiency Claims shall have no recourse against any Non-Debtor Guarantor Subsidiaries and shall have been deemed to waive any and all Claims against any Non-Debtor Guarantor Subsidiaries.

(c)            Voting: Class 7 is Impaired. Therefore, holders of Class 7 Claims are entitled to vote to accept or reject the Plan.

8.            Class 8 – Intercompany Claims.

(a)            Classification: Class 8 consists of Intercompany Claims.

(b)            Treatment: On the Effective Date, Intercompany Claims will be paid, adjusted, reinstated in full or cancelled in full, in each case, to the extent determined appropriate by the Reorganized Debtors, with the consent of the Oaktree Plan Sponsors (which consent shall not be unreasonably withheld). On and after the Effective Date, the Debtors and the Reorganized Debtors will, with the consent of the Oaktree Plan Sponsors, be permitted to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes to intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices.

(c)            Voting: Class 8 is Impaired or Unimpaired, depending on the treatment specified above. Holders of Class 8 Intercompany Claims are conclusively presumed to have accepted or rejected the Plan pursuant to sections 1126(f) or 1126(g) of the Bankruptcy Code, as applicable. Therefore, holders of Class 8 Intercompany Claims are not entitled to vote to accept or reject the Plan.

9.            Class 9 – Subsidiary Equity Interests.

(a)            Classification: Class 9 consists of Subsidiary Equity Interests.

(b)            Treatment: Subsidiary Equity Interests shall not receive any distribution on account of such Equity Interests. On the Effective Date, Subsidiary Equity Interests shall be reinstated or cancelled, as agreed to among the Debtors and the Oaktree Plan Sponsors on terms consistent with those set forth in the Plan Supplement.

(c)            Voting: Class 9 is Impaired or Unimpaired, depending on the treatment specified above. Holders of Class 9 Subsidiary Equity Interests are conclusively presumed to have accepted or rejected the Plan pursuant to sections 1126(f) or 1126(g) of the Bankruptcy Code, as applicable. Therefore, holders of Class 9 Subsidiary Equity Interests are not entitled to vote to accept or reject the Plan.

10.            Class 10 – Equity Interests in GMR.

(a)            Classification: Class 10 consists of Equity Interests in GMR.

(b)            Treatment: Holders of Equity Interests in GMR shall not receive any distribution on account of such Equity Interests. On the Effective Date, Equity Interests in GMR shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c)            Voting: Class 10 is Impaired. Holders of Class 10 Equity Interests in GMR are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Class 10 Equity Interests in GMR are not entitled to vote to accept or reject the Plan.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Consolidation of the Guarantor Debtors for Distribution and Voting Purposes.

The Guarantor Debtors’ Estates are being consolidated for voting and distribution purposes only. Such consolidation applies to the Claims classified in Classes 1 through 5 and Class 7. The Debtors propose consolidation to avoid the inefficiency of proposing and voting in respect of entity-specific Claims for which there would be no impact on distributions. Holders of Allowed Claims in each Class of Guarantor Debtors shall be entitled to their share of assets available for distribution to such Class without regard to which Guarantor Debtor was originally liable for such Claim. The Debtors believe that no creditor of the Guarantor Debtors will receive a recovery inferior to that which it would receive if they proposed a plan that was completely separate as to each Guarantor Debtor. Intercompany Claims shall be treated as provided in Class 8 of this Plan.

Pursuant to the Confirmation Order (i) all assets and liabilities of the consolidated Guarantor Debtors will be deemed to be merged solely for purposes of this Plan, voting and distributions to be made hereunder, (ii) the obligations of each Guarantor Debtor will be deemed to be the obligation of the consolidated Guarantor Debtors solely for purposes of this Plan, voting and distributions hereunder, (iii) any Claims filed or to be filed in connection with any such obligations will be deemed Claims against the consolidated Guarantor Debtors, (iv) each Claim filed in the Chapter 11 Case of any Guarantor Debtor will be deemed filed against the Guarantor Debtors in the consolidated Chapter 11 Cases in accordance with the consolidation of the assets and liabilities of the Debtors, (v) all transfers, disbursements and distributions made by any Guarantor Debtor hereunder will be deemed to be made by the consolidated Guarantor Debtors, and (vi) all guarantees of the Guarantor Debtors of the obligations of any other Guarantor Debtors shall be deemed eliminated so that any Claim against any Guarantor Debtor and any guarantee thereof executed by any other Guarantor Debtor and any joint or several liability of any of the Guarantor Debtors shall be deemed to be one obligation of the consolidated Guarantor Debtors.

Notwithstanding the foregoing, such consolidation shall not affect: (i) the legal and corporate structure of the Reorganized Debtors; (ii) guarantees that are required to be maintained post-Effective Date (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been, or will hereunder be, assumed, (b) pursuant to the express terms of the Plan, or (c) in connection with the New Senior Facilities; or (iii) each Guarantor Debtor’s obligation to file the necessary operating reports and pay any required fees pursuant to 28 U.S.C. § 1930(a)(6) (such obligations shall continue until an order is entered closing, dismissing or converting each such Debtor’s Chapter 11 Case).

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order consolidating the Estates of the Guarantor Debtors as set forth in this Plan. If no objection to consolidation under this Plan is timely filed and served, then the holders of Claims against the Guarantor Debtors will be deemed to have consented to consolidation for the purpose of this Plan only and the Court may approve consolidation of the Debtors’ Estates of the Guarantor Debtors in the Confirmation Order. If such objection to the consolidation provided for in this Plan is timely filed and served, a hearing with respect to the consolidation of the Estates of the Guarantor Debtors and the objections thereto shall be scheduled by the Court, which hearing may coincide with the Confirmation Hearing. If a party-in-interest challenges the proposed consolidation, the Debtors reserve the right to establish at the confirmation hearing the ability to confirm that Plan on an entity-by-entity basis.

B.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, one element of, and in consideration for, an overall negotiated settlement of numerous disputed Claims and issues embodied in the Plan, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code and in consideration for the distributions, releases and other benefits provided under the Plan, the provisions of the Plan shall upon Consummation constitute a good faith compromise and settlement between the Debtors, OCM, the Oaktree Plan Sponsors, PSA Supporting Noteholders and the Creditors’ Committee arising from or related to (i) the amount of the OCM Facility Secured Claim for allocation purposes under the Plan, (ii) the total enterprise value of the Debtors’ estates and the Reorganized Debtors for allocation purposes under the Plan, (iii) the amount of the Unsecured Creditor Distribution and (iv) OCM’s agreement not to receive a distribution on account of the OCM Facility Deficiency Claims, provided, however, that the Debtors, OCM, the Oaktree Plan Sponsors, the PSA Supporting Noteholders and the Creditors’ Committee reserve all of their respective rights in respect of the Plan in the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur. In addition, the Plan shall upon consummation constitute a good faith compromise and settlement between the Debtors, OCM, the holders of the Prepetition 2010 Facility Claims and the holders of Prepetition 2011 Facility Claims that are party to the Restructuring Support Agreement arising from or related to the Prepetition 2010 Facility Claims and the Prepetition 2011 Facility Claims. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their estates, creditors, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness.

C.	New Equity Investment.

On December 15, 2011, the Debtors entered into the Equity Purchase Agreement with the Oaktree Plan Sponsors. Unless otherwise provided in the Plan or the Equity Purchase Agreement, the Debtors and the Reorganized Debtors, as applicable, shall use the proceeds received from the New Equity Investment (i) to satisfy the DIP Facility Claims; (ii) to make the Paydown; (iii) to issue other cash distributions required by the Plan; (iv) to pay expenses of the Chapter 11 Cases, to the extent so ordered by the Court; and (v) for general corporate purposes, following the Effective Date.

D.	New Senior Facilities.

On or before the Effective Date, the Debtors shall enter into the New Senior 2010 Facility Credit Agreement and the New Senior 2011 Facility Credit Agreement.

1.            The New 2010 Senior Facility. The New 2010 Senior Facility shall be used to satisfy the Prepetition 2010 Facility Claims in accordance with Article III.B.3.

2.            The New 2011 Senior Facility. The New 2011 Senior Facility shall be used to satisfy the Prepetition 2011 Facility Claims in accordance with Article III.B.4.

3.            Continuation of Liens. Notwithstanding anything to the contrary herein, including Article VI.H., in order to effectuate entry into and perfection of the Liens securing the New Senior Facilities, the Liens granted under the Prepetition 2010 Facility and the Prepetition 2011 Facility, to the extent those Liens are granted on the same Collateral securing the New Senior Facilities, shall remain in place and continue on and after the Effective Date as Liens on Collateral securing the New Senior Facilities.

E.	Voting of Claims.

Each holder of an Allowed Claim in Classes 3 through 7 shall be entitled to vote to accept or reject the Plan as provided in the Disclosure Statement Order.

F.	Nonconsensual Confirmation.

If less than all Impaired Classes accept the Plan, but at least one Class of Claims that is Impaired under the Plan has accepted the Plan (and which Class’s acceptance is determined without inclusion of any vote submitted by the holder of a Claim that is an “insider,” as such term is defined in section 101(31) of the Bankruptcy Code), the Debtors may seek to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code. The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that has not accepted or is deemed not to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.

G.	Issuance of New GMR Common Stock, the Commitment Fee GMR Common Stock and New GMR Warrants and Entry Into the Registration Rights Agreement and the Shareholders Agreement.

1.            Issuance of the New GMR Common Stock. On the Effective Date, Reorganized GMR shall issue and distribute the New GMR Common Stock issuable on the Effective Date (subject to dilution from the New GMR Warrants and the New GMR Common Stock issuable under the Equity Incentive Program), to OCM, the Oaktree Plan Sponsors and/or the Non-Oaktree Plan Sponsor, with OCM (or a designated affiliate thereof) receiving the OCM Conversion Shares and the Oaktree Plan Sponsors and/or the Non-Oaktree Plan Sponsor (or a designated affiliate thereof) receiving the New Equity Investment Shares. Additionally, on the Effective Date, Reorganized GMR shall issue and distribute the Unsecured Creditor Equity Distribution to the Unsecured Creditor Distribution Escrow Account. The issuance of the New GMR Common Stock by Reorganized GMR is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Equity Interest. 15,000,000 shares of New GMR Common Stock shall be authorized under the New GMR Charter, 10,000,571 shares of which will be issued on the Effective Date pursuant to the terms hereof.

2.            Entry into the Registration Rights Agreement. As of the Effective Date, OCM, the Oaktree Plan Sponsors and/or the Non-Oaktree Plan Sponsors (or their designees and affiliates who hold New GMR Common Stock as of the Effective Date) will execute the Registration Rights Agreement. In addition, each holder of an Allowed General Unsecured Claim against a Guarantor Debtor that receives (or will receive in the future) New GMR Common Stock under the terms of the Plan equal to an aggregate amount of at least 0.15% of all New GMR Common Stock on a fully diluted basis (calculated as a percentage of the New GMR Common Stock held by such holder, assuming the exercise of all outstanding New GMR Warrants) shall be deemed to have entered into the Registration Rights Agreement as of the Effective Date, it being understood that such holders may be requested to provide actual signatures to the Registration Rights Agreement after the Effective Date.

The Registration Rights Agreement shall provide that OCM, the Oaktree Plan Sponsors and the Non-Oaktree Plan Sponsors (or their designees and affiliates who hold New GMR Common Stock as of the Effective Date) shall have demand and piggyback registration rights. The Registration Rights Agreement shall also provide that each holder of an Allowed General Unsecured Claim against a Guarantor Debtor that owns an aggregate amount of at least 0.15% of all New GMR Common Stock on a fully diluted basis (calculated as a percentage of the New GMR Common Stock held by such holder, assuming the exercise of all outstanding New GMR Warrants) shall have piggyback registration rights based on the actual number of shares of New GMR Common Stock owned.

3.            Entry into the Shareholders Agreement. As of the Effective Date, OCM, the Oaktree Plan Sponsors and/or the Non-Oaktree Plan Sponsors (or their designees and affiliates who hold New GMR Common Stock as of the Effective Date) will execute the Shareholders Agreement. In addition, each holder of an Allowed General Unsecured Claim against a Guarantor Debtor that receives (or will receive in the future) New GMR Common Stock under the terms of the Plan equal to an aggregate amount of at least 0.15% of all New GMR Common Stock on a fully diluted basis (calculated as a percentage of the New GMR Common Stock held by such holder, assuming the exercise of all outstanding New GMR Warrants) shall be deemed to have entered into the Shareholders Agreement as of the Effective Date, it being understood that certain holders may be requested to provide actual signatures to the Shareholders Agreement after the Effective Date. The Shareholders Agreement shall provide for the tag-along, drag-along rights, preemptive rights and transfer restrictions described in Article IV.H.2.

4.            Exemption from Registration. The offering, issuance, and distribution of the New GMR Common Stock, the New GMR Common Stock underlying the Equity Incentive Program, and the New GMR Common Stock underlying the New GMR Warrants, shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of the New GMR Common Stock, the New GMR Common Stock underlying the Equity Incentive Program, and the New GMR Common Stock underlying the New GMR Warrants under section 1145 of the Bankruptcy Code, Section 4(2) of the Securities Act and/or Regulation D thereunder or other available exemption from registration under the Securities Act and other applicable law.

5.            Authorization. The issuance of the New GMR Common Stock and the New GMR Warrants by Reorganized GMR are authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized GMR, as applicable. Pursuant to the Plan, the New GMR Charter shall authorize the issuance and distribution on or after the Effective Date of the New GMR Common Stock in accordance with the Plan and the New GMR Warrants (as well as any New GMR Common Stock to be issued on account of the Equity Incentive Program). All of the New GMR Common Stock and the New GMR Warrants shall be duly authorized, validly issued, fully paid, and non-assessable.

6.            Listing of New GMR Common Stock and New GMR Warrants. On the Effective Date, Reorganized GMR will not list the New GMR Common Stock or the New GMR Warrants on a national securities exchange. Reorganized GMR may, in its sole discretion, file periodic reports with the SEC after the Effective Date.

H.	The New GMR Common Stock.

1.            Form. All New GMR Common Stock distributed under the Plan to holders of Class 7 Claims will be issued in book-entry form, and DTC or its nominee will be the holder of record of New GMR Common Stock. One or more global certificates representing such New GMR Common Stock will be registered with an agent for the New GMR Common Stock, in the name of, and will be deposited with, DTC or its nominee. The ownership interest of each holder of such New GMR Common Stock, and transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC. To receive distributions of New GMR Common Stock, holders of Class 7 Claims will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New GMR Common Stock may be deposited. The New GMR Common Stock issued under the Plan to OCM, the Oaktree Plan Sponsors, the Non-Oaktree Plan Sponsors and each of their respective affiliates and designees that own the New GMR Common Stock will be in the form of registered stock certificates and will bear a legend indicating that transfer may be restricted under federal and state securities laws.

2.            Rights and Transfer Restrictions in Respect of the New GMR Common Stock. The New GMR Common Stock issued under the Plan (whether acquired on the Effective Date or upon exercise of the New GMR Warrants) will have the following rights and transfer restrictions (which terms may be set forth in the Shareholders Agreement and/or the New GMR Charter):

(a)            Tag Rights. Upon any transfer of New GMR Common Stock by OCM, the Oaktree Plan Sponsors, or each of their respective affiliates or designees who own the New GMR Common Stock, each other holder of New GMR Common Stock that owns an aggregate amount of at least 0.15% of all New GMR Common Stock on a fully diluted basis (calculated as a percentage of the New GMR Common Stock held by such holder, assuming the exercise of all outstanding New GMR Warrants) shall have customary tag-along rights based on the actual number of shares of New GMR Common Stock owned. Upon a transfer of the New GMR Common Stock by OCM, the Oaktree Plan Sponsors, and each of their respective affiliates or designees who own the New GMR Common Stock of all or substantially all of their owned New GMR Common Stock on an aggregate basis, each other holder of the New GMR Common Stock who holds such shares on account of an Allowed Class 7 General Unsecured Claim against the Guarantor Debtors shall have customary tag-along rights based on the actual number of shares owned by such holder.

(b)            Drag Rights. OCM, the Oaktree Plan Sponsors and the Non-Oaktree Plan Sponsors and each of their respective affiliates or designees who own the New GMR Common Stock shall have customary drag-along rights (unless such rights are not permitted by the procedures or rules of the DTC or if such transfer would otherwise render the New GMR Common Stock ineligible for participation in the DTC).

(c)            Preemptive Right. The Shareholders Agreement shall provide for preemptive rights (based on the actual number of owned shares of New GMR Common Stock) in the event Reorganized GMR issues equity to OCM, the Oaktree Plan Sponsors, or any of their respective affiliates at a discount to the price of a single share of the New GMR Stock implied by the Plan on the Effective Date. Such preemptive rights shall be provided to each holder of an Allowed General Unsecured Claim against a Guarantor Debtor that (1) is a QIB or an Accredited Investor and (2) owns an aggregate amount of at least 0.15% of all New GMR Common Stock on a fully diluted basis (calculated as a percentage of the New GMR Common Stock held by such holder, assuming the exercise of all outstanding New GMR Warrants). Any shares or other securities issued to holders of Allowed General Unsecured Claims against a Guarantor Debtor pursuant to the exercise of such preemptive rights shall bear the same terms as all other shares or securities issued by Reorganized GMR to OCM, the Oaktree Plan Sponsors, or any of their respective affiliates (as applicable) under this paragraph.

(d)            Transfer Restrictions. No stockholder (other than OCM, the Oaktree Plan Sponsors, the Non-Oaktree Plan Sponsors, or each their respective designees or affiliates) may sell, exchange, assign, pledge, encumber or otherwise transfer such shares of New GMR Common Stock if such transfer would result in the New GMR Common Stock being held of record by more than 200 Persons as determined pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, unless such transfer is expressly approved by the New Board prior to such transfer or unless, without accounting for such transfer, Reorganized GMR is at the time otherwise subject, or with the passage of time will be subject, to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. Additionally, the New GMR Charter shall prohibit each holder of an Allowed General Unsecured Claim against a Guarantor Debtor from transferring any shares of New GMR Common Stock during the 180-day period after an initial public offering. The New GMR Charter shall provide that, if requested by the New Board, each holder of an Allowed General Unsecured Claim against a Guarantor Debtor shall be required to sign a lock-up agreement with the underwriter(s) associated with such initial public offering. Additionally, all holders of the New GMR Common Stock party to the Shareholders Agreement and the Registration Rights Agreement shall be prohibited from transferring any shares of New GMR Common Stock during the 90-day period after each underwritten public offering following an initial public offering. The New GMR Charter may provide that, if requested by the New Board, all holders of the New GMR Common Stock who are party to the Shareholders Agreement and the Registration Rights Agreement shall enter into lock-up agreements with the underwriter(s) associated with such subsequent underwritten public offering. Any transfer of New GMR Common Stock made in violation of these provisions will be void.

I.	The New GMR Warrants.

1.            Issuance. The New GMR Warrants will be issued pursuant to the terms of the New GMR Warrant Agreement.

2.            Exercise Price and Other Terms. Each New GMR Warrant will have a 5-year term (commencing on the Effective Date) and will be exercisable for one share of New GMR Common Stock reflecting a total implied equity value of $425 million for the Reorganized Debtors. The New GMR Warrant Agreement shall provide holders with a cashless exercise option.

3.            Redemption Rights. The New GMR Warrant Agreement shall provide that upon consummation of a Specified Sale before the expiration of the 5-year term of the New GMR Warrants at an aggregate value that is less than the applicable warrant strike price, Reorganized GMR shall redeem the outstanding New GMR Warrants at a valuation calculated based on the Black Scholes formula (assuming a 30% volatility rate).

4.            Anti-Dilution Protection. The New GMR Warrant Agreement shall provide the New GMR Warrants with anti-dilution protection in the event of any stock split, reverse stock split, stock dividend or reclassification.

5.            Form. All New GMR Warrants distributed under the Plan to holders of Class 7 Claims will be issued in book-entry form and DTC or its nominee will be the holder of record of New GMR Warrants. One or more global warrant certificates representing such New GMR Warrants will be registered with a warrant agent for the New GMR Warrants, in the name of, and will be deposited with, DTC or its nominee. The ownership interest of each holder of such New GMR Warrants, and transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC. To receive distributions of New GMR Warrants, holders of Class 7 Claims who will not be affiliates of Reorganized GMR will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New GMR Warrants may be deposited.

Beneficial owners of such New GMR Warrants will be required to follow such procedures as DTC or its direct or indirect participants may establish for exercising their rights in respect of the New GMR Warrants, including exercise and transfer thereof. New GMR Common Stock issuable upon exercise of such New GMR Warrants will be issued in book-entry form and held through DTC.

6.            Transfer Restrictions. The New GMR Warrant Agreement will provide that no holder may sell, exchange, assign, pledge, encumber or otherwise transfer all or any portion of a New GMR Warrant if such transfer would result in the New GMR Warrants being held of record by more than 200 Persons as determined pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, unless such transfer is expressly approved by the New Board prior to such transfer or unless, without accounting for such transfer, Reorganized GMR is at the time otherwise subject, or with the passage of time will be subject, to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. Any transfer of a New GMR Warrant in violation of these provisions will be void. These transfer restrictions may also be set forth in the New GMR Charter.

J.	Continued Corporate Existence and Effectuation of Restructuring Transactions.

1.            Continued Corporate Existence and Vesting of Assets. Except as otherwise required to effectuate a Restructuring Transaction as set forth in this Plan or otherwise provided herein: (i) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law; and (ii) on the Effective Date, all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest, in such Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, Equity Interests and other interests (subject to Liens and Claims established on the Effective Date under the Plan, including in respect of the New Senior 2010 Facility and the New Senior 2011 Facility). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or the Confirmation Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments and other materials comprising the Plan Supplement. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs from and after the Effective Date for Fee Claims, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Court.

2.            Restructuring Transactions. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any Restructuring Transaction described in, approved by, contemplated or necessary to effectuate the Plan (including any action specified in the Plan Supplement), including the filing of a certificate of dissolution in the appropriate jurisdiction. Subsidiary Equity Interests that are cancelled under the Plan shall be transferred to Reorganized GMR and provided for as set forth in the Plan Supplement.

K.	Fee Claims Escrow Account.

On the Effective Date, subject to any alternative agreement between the Debtors and any holder of a Fee Claim entered into with the consent of the Oaktree Plan Sponsors, the Debtors shall establish the Fee Claim Escrow Account in an amount equal to all Fee Claims outstanding as of the Effective Date (including, for the avoidance of doubt, any estimates for unbilled amounts payable by the Debtors). Amounts held in the Fee Claims Escrow Account shall not constitute property of the Reorganized Debtors. The Fee Claims Escrow Account may be an interest-bearing account. In the event there is a remaining balance in the Fee Claims Escrow Account following payment to all holders of Fee Claims under the Plan any such amounts shall be returned to the Reorganized Debtors.

L.	OCM Marine Holdings TP, L.P. Partnership Interests.

On the Effective Date, the OCM Marine Holdings TP, L.P. Partnership Interests shall be terminated, and on the Effective Date, the Debtors and OCM Marine Holdings TP, L.P. shall enter into a termination agreement with respect to such interests.

ARTICLE V.
PROVISIONS REGARDING CORPORATE GOVERNANCE OF THE REORGANIZED DEBTORS

A.	Amendments to Certificates of Incorporation.

1.            Reorganized GMR. On the Effective Date, the New GMR Charter shall prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting equity securities is prohibited by the Bankruptcy Code. Additionally, the New GMR Charter shall provide for restrictions on trading New GMR Common Stock, to the extent provided in Article IV.H, and the respective agreements governing the New GMR Warrants shall provide for restrictions on trading the New GMR Warrants to the extent provided in Article IV.I.6. The New GMR Charter will be filed on or immediately before the Effective Date with the applicable authority in the jurisdiction of incorporation in accordance with the corporate laws of its jurisdiction of incorporation.

2.            The Debtor Subsidiaries. Except as otherwise required to effectuate a Restructuring Transaction as set forth in Article IV.J.2, after the Effective Date, the certificate of incorporation of each Debtor Subsidiary shall be amended (to the extent such provision is not already included in the applicable certificate of incorporation) to prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting equity securities is prohibited by the Bankruptcy Code. The amended certificates of incorporation of the Reorganized Debtor Subsidiaries will be filed with the applicable authorities in their respective jurisdictions of incorporation in accordance with the corporate laws of the respective jurisdictions of incorporation.

B.	Appointment of Officers and Directors.

As of the Effective Date, the term of the officers and current members of the board of directors of GMR and the other Debtors shall expire without further action by any Person, and the initial boards of directors, including the New Board, and the officers and members of the board of directors of each of the Reorganized Debtors shall consist of the individuals identified on an exhibit to the Plan Supplement and commence on the Effective Date. The New Board shall be comprised of five directors appointed by the Oaktree Plan Sponsors, and the identities and affiliations of the initial members of the New Board will be disclosed in an exhibit to the Plan Supplement. The initial boards of directors of the other Reorganized Debtors shall be as set forth in an exhibit to the Plan Supplement. Any successors to Reorganized GMR’s or the Reorganized Debtors’ initial boards will be appointed in compliance with Reorganized GMR’s or the applicable Reorganized Debtor’s bylaws, certificates of incorporation or other applicable corporate formation and governance documents. Each such director and officer (including the members of the New Board) shall serve from and after the Effective Date pursuant to the terms of the new certificates of incorporation, by-laws, and other constituent documents of the Reorganized Debtors in effect on and from the Effective Date.

C.	Powers of Officers.

The officers of the Debtors or the Reorganized Debtors, as the case may be, shall have the power to enter into or execute any documents or agreements that they deem reasonable and appropriate to effectuate the terms of the Plan.

D.	New Management Agreements, Existing Benefits Agreements and Retiree Benefits.

From and after the Effective Date, the Reorganized Debtors’ officers shall be employed and serve the Reorganized Debtors in accordance with the New Management Agreements. Except to the extent agreed to by the Oaktree Plan Sponsors and included in the Plan Supplement (or otherwise terminated with consent of the Oaktree Plan Sponsors), all Existing Benefits Agreements shall be deemed rejected as of the Effective Date. Notwithstanding anything to the contrary contained herein, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

E.	Equity Incentive Program.

Subject to the terms of the Equity Incentive Program, 10% of the shares of the New GMR Common Stock, or such other amount as agreed to between the Debtors and the Oaktree Plan Sponsors, on a fully-diluted basis will be available for award to eligible employees, directors or officers of the Reorganized Debtors. The form of award, amount, allocation and vesting schedule of such New GMR Common Stock pursuant to such Equity Incentive Program will be (i) mutually agreed upon in writing by the Oaktree Plan Sponsors and GMR and set forth in the Plan Supplement or (ii) to the extent not mutually determined in accordance with the preceding sub-clause (i) as of the date the Plan Supplement is first filed with the Court, as determined by the New Board after the Effective Date.

F.	Indemnification of Directors, Officers and Employees.

Upon the Effective Date with respect to Reorganized GMR, and after the Effective Date with respect to each other Reorganized Debtor, the charter and by-laws of the Reorganized Debtors shall contain provisions that, to the fullest extent permitted by applicable law in the jurisdiction where such Reorganized Debtor is organized: (i) eliminate the personal liability of the Reorganized Debtor’s directors and officers in place from or after the Effective Date for any and all monetary damages arising from breaches of their fiduciary duties; and (ii) require the Reorganized Debtor to indemnify its directors, officers, and employees serving on or after the Effective Date with respect to any and all claims and actions, irrespective of whether such claims or actions are based on service as a director, officer, or employee of a Reorganized Debtor after the Effective Date or on service as a director, officer, or employee of a Debtor before the Effective Date; provided, that, any indemnification based on service as a director, officer or employee of a Debtor before the Effective Date will be limited to legal fees and expenses.

ARTICLE VI.
CONFIRMATION OF THE PLAN

A.	Conditions to Confirmation.

The following conditions are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived in accordance with Article VI.B:

1.            The Court shall have approved the Disclosure Statement in form and substance reasonably acceptable to the Debtors, the New Senior Lenders and the Oaktree Plan Sponsors, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

2.            The Confirmation Order shall be reasonably acceptable in form and substance to the Debtors, the Creditors’ Committee, the Requisite Supporting Creditors, and the Oaktree Plan Sponsors.

3.            The Plan (which, for purposes of this Article VI.A.3 shall exclude the Plan Supplement), shall be reasonably satisfactory in form and substance to the Debtors, the Creditors’ Committee, the Requisite Supporting Noteholders, the Requisite Supporting Creditors, and the Oaktree Plan Sponsors.

4.            All documents to be provided in the Plan Supplement shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Supporting Creditors, and the Oaktree Plan Sponsors.

5.            The Definitive Documents (as defined in the Plan Support Agreement) shall be materially consistent with the Term Sheet attached to the Plan Support Agreement, and in a form and substance reasonably satisfactory to the Debtors, the Requisite Supporting Creditors, the Creditors’ Committee, and the Oaktree Plan Sponsors.

6.            Any modification of, amendment, supplement or change to the Plan that alters in any way the distributions under the Plan or the parties to whom it shall be made available shall not have been made without the consent of the Creditors’ Committee, the Requisite Supporting Creditors, the Requisite Supporting Noteholders, and the Oaktree Plan Sponsors.

7.            The Equity Purchase Agreement shall be in full force and effect as of such date.

B.	Waiver of Conditions Precedent to Confirmation.

The Debtors may waive the conditions set forth in Article VI.A above at any time with the written consent of the Requisite Supporting Creditors and the Oaktree Plan Sponsors, which consent shall not be unreasonably withheld, and without leave of or order of the Court and without any formal action, provided, however, that Debtors also obtain the written consent of the Creditors’ Committee, which consent shall not be unreasonably withheld, to waive the conditions set forth in Article VI.A.2, Article VI.A.3, Article VI.A.5, and Article VI.A.6 above, provided, further, however, that Debtors also obtain the written consent of the Requisite Supporting Noteholders, which consent shall not be unreasonably withheld, to waive the conditions set forth in Article VI.A.3 and Article VI.A.6 above. Notwithstanding the foregoing, the Oaktree Plan Sponsors shall be entitled to refuse such consent for any reason if such refusal is permitted in the terms of the Equity Purchase Agreement, and nothing herein shall provide the Requisite Supporting Creditors, the Creditors’ Committee or the Requisite Supporting Noteholders with any consent rights that are not otherwise provided in the Restructuring Support Agreement or the Equity Purchase Agreement.

C.	Dissolution of Creditors’ Committee and Formation of Post-Confirmation Committee.

1.            Dissolution of Creditors’ Committee. The Creditors’ Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code. On the Effective Date, the Creditors’ Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents shall terminate as of the Effective Date; provided, however, such attorneys and financial advisors shall be entitled to pursue their own Fee Claims and represent the Creditors’ Committee in connection with the review of and the right to be heard in connection with all Fee Claims. Notwithstanding the foregoing or any provision in the Plan providing for the dissolution of the Creditors’ Committee, the Creditors’ Committee shall remain in existence following the Effective Date to the extent necessary for the prosecution of any appeal of the Confirmation Order, provided, however, that nothing in the Plan or Confirmation Order shall obligate the Debtors, the Reorganized Debtors, the Oaktree Plan Sponsors, the Non-Oaktree Plan Sponsors (if any) or any other party in interest to pay any legal fees or expenses incurred by the Creditors’ Committee after the Effective Date in connection with prosecution of such appeal.

2.            Post-Confirmation Committee. The Creditors’ Committee, in consultation with the Reorganized Debtors, shall appoint members of the Post-Confirmation Creditors’ Committee. The members of the Post-Confirmation Creditors’ Committee shall consist of the individuals identified on a notice to be filed within two (2) business days after the filing of the Plan Supplement. The Post-Confirmation Creditors’ Committee shall be established for the sole purpose of reviewing and consulting with the Debtors regarding objections to General Unsecured Claims against the Guarantor Debtors and overseeing distributions to all holders of General Unsecured Claims against the Guarantor Debtors. All reasonable and documented fees, expenses and costs of the Post-Confirmation Committee and its counsel shall be paid by GMR, up to an aggregate amount not to exceed $50,000, without application or submission to the Bankruptcy Court (it being understood that the Bankruptcy Court shall retain jurisdiction with respect to any disputes that may arise with respect to the Post-Confirmation Committee’s formation and/or performance of duties discussed hereunder). The Post-Confirmation Committee shall be dissolved without further action or order upon the closing of the Debtors’ chapter 11 cases.

D.	Discharge of the Debtors.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan, the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt, right or Equity Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Equity Interest based upon such debt, right or Equity Interest is Allowed; or (iii) the Holder of such a Claim or Equity Interest has accepted the Plan or is entitled to receive a distribution hereunder. Any default by the Debtors or their affiliates with respect to any Claim or Equity Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.

E.	Injunction.

FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN THIS ARTICLE VI, THE RELEASING PERSONS SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, CAUSE OF ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO THIS ARTICLE VI OR THE CONFIRMATION ORDER.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR EQUITY INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE VI.J.1 AND ARTICLE VI.J.2, OR DISCHARGED PURSUANT TO ARTICLE VI.D OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VI.J.3 ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH RELEASED PARTIES OR THE PROPERTY OR ESTATE OF SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATIONS DUE FROM THE DEBTORS OR THE REORGANIZED DEBTORS OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS ON ACCOUNT OF ANY SUCH CLAIM; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE EQUITY INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL EQUITY INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, AND EACH OF THE RELEASED PARTIES, ANY OTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

F.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, and except as expressly provided herein (including Article VI.J.1) and in paragraph G(vi) and (vii) of the DIP Financing Order, the Reorganized Debtors shall retain all Causes of Action, including those Causes of Action listed as retained Causes of Action on an exhibit to the Plan Supplement. Nothing contained in this Plan, the Plan Supplement or the Confirmation Order shall be deemed a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense of the Debtors that is not specifically waived or relinquished by this Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses that the Debtors had immediately before the Petition Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any claim that is not specifically waived or relinquished by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against such Person. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, in accordance with the Plan. From and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order or approval of the Court.

G.	Votes Solicited in Good Faith.

The Debtors have, and upon entry of the Confirmation Order shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors (and each of their respective affiliates, agents, directors, officers, members, employees and Professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities offered and sold under the Plan and therefore have not been, and on account of such offer and issuance will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

H.	Cancellation of Existing Securities.

On the Effective Date, except as otherwise specifically provided for in the Plan: (i) the obligations of the Debtors under the Prepetition Senior Credit Agreements, the OCM Credit Agreement and the Senior Notes Indenture, and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan or assumed by the Debtors) shall be released and discharged; provided, however, notwithstanding the occurrence of the Confirmation Date or the Effective Date, that any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Plan as provided herein, (b) allowing the Prepetition Agent and/or the Senior Notes Indenture Trustee to make distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtors and authorized under such indenture or agreement, (c) allowing the Prepetition Agent and/or the Senior Notes Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan, (d) allowing the Senior Notes Indenture Trustee to exercise any charging liens it may have under the Senior Notes Indenture against any such distributions and (e) preserving any charging lien or indemnification rights of the Senior Notes Indenture Trustee under the Senior Notes Indenture against the holders of the Senior Notes. For the avoidance of doubt, nothing in this section shall affect the discharge of or result in any obligation, liability or expense of the Debtors or Reorganized Debtors or affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any additional obligation, expense or liability of the Debtors or Reorganized Debtors. On and after the Effective Date, all duties and responsibilities of the Prepetition Agent and the Senior Notes Indenture Trustee shall be discharged except to the extent required to effectuate the Plan.

I.	Claims Incurred After the Effective Date.

Claims incurred by the Debtors after the Effective Date, including Claims for Professionals’ fees and expenses incurred after such date, may be paid by the Reorganized Debtors in the ordinary course of business and without application for or Court approval, subject to any agreements with such holders of a Claim.

J.	Releases, Exculpations and Injunctions of Released Parties.

1.            Releases by the Debtors. On the Effective Date, and notwithstanding any other provisions of the Plan, the Debtors and the Reorganized Debtors, on behalf of themselves and their estates, and the Non-Debtor Guarantor Subsidiaries shall be deemed to release unconditionally the Released Parties from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, assertable on behalf of or derivative from the Debtors, based in whole or in part upon actions taken solely in their respective capacities described herein or any omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Disclosure Statement, the Chapter 11 Cases, or the Plan, provided, however, that (a) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct as determined by a Final Order, (b) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtors, (c) the foregoing release shall not apply to any obligations that remain outstanding in respect of loans or advances made to individuals by the Debtors or to any obligations under the New 2010 Facility Credit Agreement or the New 2011 Facility Credit Agreement outstanding as of the Effective Date, and (d) the foregoing release applies to the Released Parties solely in their respective capacities described herein.

2.            Releases by Holders of Claims. On the Effective Date, and notwithstanding any other provisions of the Plan, each Person who directly or indirectly, has held, holds, or may hold Claims who submits a Ballot but does not elect to opt out of the releases contained in this paragraph will be deemed, by virtue of their receipt of distributions and/or other treatment contemplated under the Plan, to have forever released and covenanted with the Released Parties not to (i) sue or otherwise seek recovery from any Released Party on account of any Claim, including any Claim or Cause of Action based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way related to the Debtors or their business and affairs or (ii) assert against any Released Party any Claim, obligation, right, Cause of Action or liability that any holder of a Claim may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan, provided, however, the foregoing release will not (i) apply to obligations arising under the Plan, (ii) apply to obligations arising under the New Senior Facilities, (iii) be construed to prohibit a party in interest from seeking to enforce the terms of the Plan, (iv) apply to any act or omission that constitutes gross negligence or willful misconduct as determined by a Final Order and (v) release the Senior Notes Indenture Trustee, in its capacity as indenture trustee under the Senior Notes Indenture. The foregoing releases apply to the Released Parties solely in their respective capacities described herein.

3.            Exculpation and Injunction. The Debtors, the Reorganized Debtors, and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission that occurred during and in connection with the Chapter 11 Cases or in connection with, or arising out of the preparation and filing of the Chapter 11 Cases, the Plan, the Disclosure Statement, the negotiation of the Plan, the negotiation of the documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability. Pursuant to section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any Cause of Action, employment of process, or any act to collect, offset, or recover any Claim against a Released Party that accrued on or before the Effective Date and that has been released or waived pursuant to this Plan.

All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

4.            Liabilities to, and Rights of, Governmental Units.

As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Plan or Confirmation Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized Debtors are entitled to under the Bankruptcy Code. The discharge, release and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any police or regulatory action, except to the extent those discharge and injunctive provisions bar a Governmental Unit from pursuing Claims.

Notwithstanding anything contained in the Plan or Confirmation Order to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, impair or otherwise preclude: (1) any liability to a Governmental Unit that is not a Claim; (2) any Claim of a Governmental Unit arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of the United States against any of the Debtors; or (4) any liability of the Debtors or Reorganized Debtors under environmental law to any Governmental Unit as the owner or operator of property that such entity owns or operates after the Confirmation Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date. Nor shall anything in the Plan or Confirmation Order: (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (ii) divest any court of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by the Plan, Confirmation Order, or the Bankruptcy Code.

Moreover, nothing in the Plan or Confirmation Order shall release or exculpate any non-debtor, including any Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in the Plan or Confirmation Order enjoin the United States from bringing any claim, suit, action or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

K.	Preservation of Insurance.

The Debtors’ discharge and release from all Claims as provided herein shall not, except as necessary to be consistent with this Plan, diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtors, the Reorganized Debtors, their current and former directors and officers, or any other Person. Prior to the Effective Date, the Debtors shall obtain directors’ and officers’ liability insurance tail coverage for all of their current and former directors and officers, which coverage shall extend for a period of not less than six (6) years after the Effective Date and contain terms no less favorable to such directors and officers as the terms of the existing directors’ and officers’ liability insurance policies issued to the Debtors.

L.	Indemnification of the Oaktree Plan Sponsors.

The Debtors and the Reorganized Debtors shall indemnify and hold harmless the Oaktree Plan Sponsors and each of their respective predecessors, Professionals, successors and assigns, subsidiaries, funds, portfolio companies, affiliates, holders of Equity Interests, partners, and agents, and each of their respective current and former officers, directors, employees, managers, attorneys, financial advisors, accountants, investment bankers, consultants, management companies or other professionals or representatives for any Losses incurred solely in their capacity as Oaktree Plan Sponsors, except to the extent such Losses were the result of any such Person’s gross negligence or willful misconduct, as determined by Final Order.

ARTICLE VII.
DISTRIBUTIONS UNDER THE PLAN

A.	Allowed Claims.

1.            Delivery of Distributions. Distributions under the Plan shall be made by the Reorganized Debtors (or their agent or designee) to the holders of Allowed Claims in all Classes for which a distribution is provided in this Plan at the addresses set forth on the Schedules, unless such addresses are superseded by Proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 by the Record Date (or at the last known addresses of such holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address).

2.            Distribution of Cash. Any payment of Cash by the Reorganized Debtors pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtors by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtors.

3.            Unclaimed Distributions of Cash. Any distribution of Cash under the Plan that is unclaimed after six months after it has been delivered (or attempted to be delivered) shall, pursuant to section 347(b) of the Bankruptcy Code, become the property of the Reorganized Debtor against which such Claim was Allowed notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such unclaimed Allowed Claim to such distribution or any subsequent distribution on account of such Allowed Claim shall be extinguished and forever barred.

4.            Distributions of New GMR Common Stock to the Oaktree Plan Sponsors and OCM. On the Effective Date, the Reorganized Debtors (or their agent or designee) shall distribute the New Equity Investment Shares and the Commitment Fee GMR Common Stock to the Oaktree Plan Sponsors and the Non-Oaktree Plan Sponsors, if any, (or their designees), and shall distribute the OCM Conversion Shares to the holders of the OCM Secured Claim (or their designees).

5.            Distributions of the Unsecured Creditor Distribution. On or as soon as is reasonably practicable after the Effective Date or, if the Unsecured Claims Reserve Order is entered after the Effective Date, as soon as reasonably practicable after entry of the Unsecured Claims Reserve Order, and from time to time thereafter, the Reorganized Debtors (or their agent or designee) shall make distributions in accordance with Article VII. Notwithstanding anything to the contrary set forth herein, all distributions payable under the Plan to holders of Senior Notes shall be paid by Reorganized GMR to the Senior Notes Indenture Trustee, which shall distribute such distributions (net of any fees, costs and expenses of the Senior Notes Indenture Trustee payable from such distributions under the Indenture or applicable law), or cause such distributions (net of any such fees, costs and expenses) to be distributed, to the holders of the Senior Notes in accordance with the terms of the Senior Notes Indenture. Distributions of the Unsecured Creditor Distribution may be made by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable. In connection with such book-entry exchange, the Senior Notes Indenture Trustee may deliver instructions to DTC directing DTC to effect such distributions as provided under the Plan.

6.            Unclaimed Distributions of New GMR Common Stock and New GMR Warrants. Any distribution of New GMR Common Stock and New GMR Warrants under the Plan that is unclaimed after six months after it has been delivered (or attempted to be delivered) shall be held by the Reorganized Debtors, notwithstanding any state or other escheat or similar laws to the contrary, the entitlement by the holder of such Allowed Claim to such distribution or any subsequent distribution on account of such Allowed Claim shall be extinguished and forever barred.

7.            Saturdays, Sundays, or Legal Holidays. If any payment, distribution or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

8.            Fractional New GMR Common Stock and New GMR Warrants and De Minimis Distributions. Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New GMR Common Stock or New GMR Warrants shall be issued or distributed pursuant to the Plan. Whenever any payment of a fraction of a share of New GMR Common Stock or a New GMR Warrant would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of a half of a share being rounded up. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares, as the case may be, that remain to be allocated, the Reorganized Debtors shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Reorganized Debtors deem fair, in their sole discretion. Upon the allocation of all of the whole New GMR Common Stock and New GMR Warrants authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect. The Reorganized Debtors shall not be required to, but may in their sole and absolute discretion, make any payment on account of any Claim in the event that the costs of making such payment exceeds the amount of such payment.

9.            Distributions for Claims Allowed as of the Effective Date (other than Claims against the Guarantor Debtors). Except with respect to General Unsecured Claims against the Guarantor Debtors, on or as soon as reasonably practicable after the Effective Date, or as otherwise expressly set forth in the Plan, the Reorganized Debtors (or their agent or designee) shall distribute Cash, New GMR Common Stock, the New GMR Warrants, or Collateral, as the case may be, to the holders of Allowed Claims as contemplated herein. Distributions to General Unsecured Claims against the Guarantor Debtors shall be set forth in Article VII.B.

10.            Distributions for Claims Allowed after the Effective Date (other than Claims against the Guarantor Debtors). Each holder of a Claim (other than with respect to a General Unsecured Claim against a Guarantor Debtor) that becomes an Allowed Claim subsequent to the Effective Date shall receive the distribution to which such holder of an Allowed Claim is entitled as set forth in Article III. Each holder of a General Unsecured Claim against a Non-Guarantor Debtor that becomes an Allowed Claim subsequent to the Effective Date shall receive the distribution to which such holder of an Allowed General Unsecured Claim is entitled at such time that the Reorganized Debtors determine, in their discretion, to make subsequent distributions to a holder of an Allowed General Unsecured Claim against a Non-Guarantor Debtor following the Effective Date, provided that the Reorganized Debtors shall make such distributions at least annually after the Effective Date. Nothing set forth herein is intended to, nor shall it, prohibit the Reorganized Debtors, in their discretion, from making a distribution on account of any Claim at any time after such Claim becomes an Allowed Claim. Distributions to General Unsecured Claims against the Guarantor Debtors shall be set forth in Article VII.B.

11.            The Record Date. As of the close of business on the Record Date, the claims register (for Claims) and transfer ledger (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests. The Reorganized Debtors shall have no obligation to, but may in their discretion, recognize any transfer of any Claims or Equity Interests occurring after the Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for purposes under the Plan with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Equity Interests) as of the close of business on the Record Date.

12.            Interest on Claims. Except as specifically provided for in the Plan, no Claims, Allowed or otherwise (including Administrative Claims), shall be entitled, under any circumstances, to receive any interest on a Claim.

B.	Unsecured Creditor Distribution Escrow Account.

1.            Establishment of Unsecured Creditor Distribution Escrow Account. On the Effective Date, the Debtors shall establish and fund the Unsecured Creditor Distribution Escrow Account with the Unsecured Creditor Distribution. Consideration held in the Unsecured Creditor Distribution Escrow Account shall not constitute property of the Debtors or the Reorganized Debtors. The Unsecured Creditor Distribution Escrow Account may be in an interest-bearing account.

2.            Motion to Establish the Unsecured Claims Reserve. Notwithstanding anything to the contrary in Article VII.E hereof and in accordance with the terms and conditions and timing set forth in the Plan Support Agreement, the Debtors shall file a motion with the Bankruptcy Court seeking entry of the Unsecured Claims Reserve Order.

3.            Distributions from the Unsecured Creditor Distribution Escrow Account. On or as soon as reasonably practicable after the Effective Date or, if the Unsecured Claims Reserve Order is entered after the Effective Date, as soon as reasonably practicable after entry of the Unsecured Claims Reserve Order, the Reorganized Debtors (or their agent or designee) shall make the Initial Distribution. With respect to General Unsecured Claims against the Guarantor Debtors that are not Allowed as of the Effective Date other than Rejection Damage Claims, the Reorganized Debtors (or a designated agent thereof) may make periodic distributions from the Unsecured Claims Reserve to such Claims following their allowance, provided, however, that the amounts to be distributed to any holder of such Claim shall be such holder’s Pro Rata share of the Unsecured Claims Reserve based on the lesser of (a) the distribution that would have been paid on account of such Claim if it had been Allowed as of the Effective Date, and (b) the Allowed amount of such holder’s Claim as a percentage of the total of the Unsecured Claims Reserve as remains on the date the Reorganized Debtors make a distribution on account of such Allowed Claim. The Reorganized Debtors (or a designated agent thereof) may not make any distributions on account of Rejection Damage Claims until and unless (i) all Rejection Damage Claims against the Guarantor Debtors and other General Unsecured Claims against the Guarantor Debtors (other than OCM Facility Deficiency Claims) have been liquidated or otherwise resolved, and (ii) the Reorganized Debtors provide the True-Up for Rejection Damage Claims, if any, pursuant to Article IX.D.

The Reorganized Debtors may determine, in their discretion, the timing for such distributions following the Initial Distribution, provided, that, the Reorganized Debtors shall make such distributions at least annually after the Effective Date. Nothing set forth herein is intended to, nor shall it, prohibit the Reorganized Debtors, in their discretion, from making a distribution on account of any Claim at any time after such Claim becomes an Allowed Claim.

4.            Remaining Balance and De Minimis Distributions. In the event there is a remaining balance in the Unsecured Creditor Distribution Escrow Account following payment to all holders of Allowed General Unsecured Claims against the Guarantor Debtors in accordance with the Plan, such remaining amounts, if any, shall be distributed Pro Rata to holders of Allowed Class 7 Claims, provided, however, that if such remaining amounts are de minimis, such that the distribution would be administratively prohibitive, such remaining amounts shall be redistributed to Reorganized GMR.

5.            New GMR Common Stock and New GMR Warrants Held in Unsecured Creditor Distribution Escrow Account. New GMR Common Stock and New GMR Warrants in the Unsecured Creditor Distribution Escrow Account shall be held in an account with a direct or indirect participant of DTC in the name of Reorganized GMR or its nominee, and distributed to the holders of Allowed General Unsecured Claims in accordance with the Plan. New GMR Common Stock held in the Unsecured Creditor Distribution Escrow Account will not be deemed outstanding, and shall not have any voting rights, unless and until such shares are distributed in accordance with the terms hereof.

6.            Dividend and Interest Payments to the Unsecured Creditor Distribution Escrow Account. The Reorganized Debtors shall hold in the Unsecured Creditor Distribution Escrow Account any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the New GMR Common Stock held in the Unsecured Creditor Distribution Escrow Account, at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions shall be held for the benefit of holders of Disputed General Unsecured Claims against the Guarantor Debtor whose Claims, if Allowed, are entitled to distributions under the Plan. The Reorganized Debtors shall pay, or cause to be paid, out of any dividends paid on account of New GMR Common Stock or New GMR Warrants held in the Unsecured Creditor Distribution Escrow Account, any tax imposed on the Unsecured Creditor Distribution Escrow Account by any Governmental Unit with respect to income generated by New GMR Common Stock and New GMR Warrants held in the Unsecured Claims Reserve and any costs associated with maintaining the Unsecured Claims Reserve.

7.            Tax Treatment of the Unsecured Creditor Distribution Escrow Account. The Reorganized Debtors may make an election pursuant to U.S. Treasury Regulations Section 1.468B-9(c) to treat the Unsecured Creditor Distribution Escrow Account as a “disputed ownership fund” (the “DOF”). In the event that the Reorganized Debtors make such an election, the DOF would be treated for United States federal income tax purposes as a taxable entity separate from the holders of Unsecured Claims. The DOF, and not the holders of General Unsecured Claims against the Guarantor Debtors, would be treated as the owner of the assets in the DOF, including the New GMR Common Stock, New GMR Warrants and Cash from the Unsecured Creditor Distribution Escrow Account reserved for Allowed Unsecured Claims against the Guarantor Debtors. The DOF would be responsible for the payment of any taxes (including by way of withholding) resulting from the transfer or holding of assets in the DOF.

C.	Resolution of Disputed Claims.

From and after the Effective Date, the Reorganized Debtors shall have the right to file, settle, compromise, withdraw or litigate objections to any Claim, provided, that, such Claim is not Allowed as of the Effective Date, provided, further, that any settlement of a General Unsecured Claim against the Guarantor Debtors in an Allowed amount greater than $200,000 shall require consultation with, and the consent of, the Post-Confirmation Creditors’ Committee, which consent shall not be unreasonably withheld. Unless otherwise ordered by the Court, objections to, or other proceedings concerning the allowance of, Claims shall be filed and served upon the holders of the Claims as to which the objection is made, or otherwise commenced, as the case may be, as soon as practicable, but in no event later than the Claims Objection Deadline or such other deadline specified with respect to a particular Claim herein.

In the event a Claim is filed after the expiration of the relevant Claims Objection Deadline, the Reorganized Debtors shall have ninety (90) days from the date such Claim is filed to object to such Claim, which deadline may be extended by the Court on motion of the Reorganized Debtors without a hearing or notice. The Reorganized Debtors may settle, compromise, or withdraw any objections or proceedings without Court approval or may seek Court approval without notice to any Person.

D.	Allocation of Consideration.

The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first, satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders, and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys’ fees, as applicable.

E.	Estimation.

The Reorganized Debtors may, at any time, request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim. The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. In the event that the Court estimates any Disputed Claim, such estimated amount may constitute either (i) the Allowed amount of such Claim, (ii) the amount on which a reserve is to be calculated for purposes of any reserve requirement under the Plan or (iii) a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, or the Creditors’ Committee (before the Effective Date) may elect to object to ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

F.	Insured Claims.

If any portion of an Allowed Claim is an Insured Claim, no distributions under the Plan shall be made on account of such Allowed Claim until the holder of such Allowed Claim has exhausted all remedies with respect to any applicable insurance policies. To the extent that one or more of the Debtors’ insurers agrees to satisfy a Claim in whole or in part, then immediately upon such agreement, the portion of such Claim so satisfied may be expunged without an objection to such Claim having to be filed and without any further notice to or action, order or approval of the Court.

ARTICLE VIII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction:

(i) to resolve any matters related to (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor or Reorganized Debtor is party or with respect to which a Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article IX, any Executory Contracts or Unexpired Leases to the Assumption Schedule or the Rejection Schedule or otherwise; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

(ii) to determine, adjudicate, or decide any other applications, adversary proceedings, contested matters, and any other matters pending on the Effective Date;

(iii) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(iv) to resolve disputes as to the ownership of any Claim or Equity Interest;

(v) to allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

(vi) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, reversed, modified or vacated;

(vii) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(viii) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including the Confirmation Order;

(ix) to hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

(x) to hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan;

 (xi) to hear and determine any issue for which the Plan requires a Final Order of the Court;

(xii) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(xiii) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Petition Date through and including the Effective Date;

(xiv) to hear and determine any Causes of Action preserved under the Plan;

(xv) to hear and determine any matter regarding the existence, nature and scope of the Debtors’ discharge;

(xvi) to hear and determine any matter regarding the existence, nature, and scope of the releases and exculpation provided under the Plan;

(xvii) to enter a final decree closing any of the Chapter 11 Cases;

(xviii) to issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

(xix) to adjudicate any and all disputes arising from or relating to distributions under the Plan; and

(xx) to hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE IX.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Except as otherwise provided herein, each Executory Contract and Unexpired Lease not previously assumed shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such executory contract or unexpired lease: (i) is expressly identified on the Assumption Schedule; (ii) has been previously assumed by the Debtors by Final Order or has been assumed by the Debtors by order of the Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to assume pending as of the Effective Date; or (iv) is otherwise assumed pursuant to the terms herein.

Further, the Rejection Schedule shall include all Executory Contracts and Unexpired Leases to be rejected under the Plan; provided, however, that any Executory Contract and Unexpired Lease not previously assumed, assumed and assigned, or rejected by an order of the Court, not assumed pursuant to this Plan and not listed in the Rejection Schedule will be deemed to be rejected on the Effective Date, notwithstanding its exclusion from such list.

The Confirmation Order will constitute an order of the Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date or as otherwise set forth in the Plan Supplement.

B.	Cure and Notice of Assumption or Rejection.

Except as otherwise agreed by the Debtors and the applicable counterparty to an Executory Contract or Unexpired Lease (with the consent of the Oaktree Plan Sponsors, which consent shall not be unreasonably withheld), the applicable Reorganized Debtor will, on the Effective Date, cure any and all undisputed defaults under any Executory Contract or Unexpired Lease that is assumed by such Reorganized Debtor pursuant to the Plan in accordance with section 365 of the Bankruptcy Code. The Cure Claim for each Executory Contract and Unexpired Lease to be assumed pursuant to the plan shall be listed in the Assumption Schedule.

The Debtors will file the Assumption Schedule and Rejection Schedule with the Court at least twenty-one (21) days before the commencement of the Confirmation Hearing. The Assumption Schedule and Rejection Schedule will include (a) the name of the non-Debtor counterparty, (b) the legal description of the contract or lease to be assumed or rejected, (c) in the case of assumption, the proposed amount to be paid on account of an associated Cure Claim, if any, and (d) in the case of rejection, the proposed effective date of rejection. On or as soon as practicable thereafter, the Debtors will serve a Cure Notice or Rejection Notice, as applicable, as well as notice of filing of the Assumption Schedule and the Rejection Schedule upon each non-Debtor counterparty listed thereon that will describe the procedures by which such parties may object to the proposed assumption or rejection of their respective Executory Contract or Unexpired Lease and explain how such disputes will be resolved by the Court if the parties are not able to resolve a dispute consensually.

Objections, if any, to the proposed assumption and/or Cure Claim or rejection by the Debtors of any Executory Contract or Unexpired Lease listed on the Assumption Schedule and Rejection Schedule, must be filed with the Court and served so as to be actually received by the Debtors no later than the Cure Claims Bar Date.

Except with respect to Executory Contracts and Unexpired Leases in which the Debtors and the applicable counterparties have stipulated in writing to the amount of the Cure Claim, all requests for payment of a Cure Claim that differ from the amounts proposed by the Debtors in the Assumption Schedule must be filed with the Court and served on the Debtors on or before the Cure Claim Bar Date. Any request for payment of a Cure Claim that is not timely filed and served shall be disallowed automatically, forever barred and not be enforceable against any Reorganized Debtor, without the need for an objection by the Reorganized Debtors or order of the Court.

The Reorganized Debtors may settle any dispute on the amount of a Cure Claim without further notice to or approval of the Court. If the Reorganized Debtors object to any request for payment of a Cure Claim, the Court shall determine the Allowed amount of such Cure Claim and any related issues. Unless the parties to the contract or lease agree otherwise, all disputed defaults that are required to be cured shall be cured by the later to occur of (i) ten days after entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto and (ii) the Effective Date. The Reorganized Debtors reserve the right either to reject or nullify the assumption of any executory contract or unexpired lease no later than thirty days after a Final Order determining a Cure Claim greater than that proposed by the Debtors.

If an objection to Cure is sustained by the Court, the Reorganized Debtors in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it on proper notice to the non-Debtor counterparty thereto, which non-Debtor counterparties shall then be entitled to file Proofs of Claim asserting Claims arising from the rejection thereof, if applicable, in accordance with the terms of the Plan and the Bar Date Order.

ASSUMPTION OF ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE PURSUANT TO THE PLAN OR OTHERWISE SHALL RESULT IN THE FULL RELEASE AND SATISFACTION OF ANY CLAIMS OR DEFAULTS, WHETHER MONETARY OR NONMONETARY, INCLUDING DEFAULTS OF PROVISIONS RESTRICTING THE CHANGE IN CONTROL OR OWNERSHIP INTEREST COMPOSITION OR OTHER BANKRUPTCY-RELATED DEFAULTS, ARISING UNDER ANY ASSUMED EXECUTORY CONTRACT OR UNEXPIRED LEASE AT ANY TIME BEFORE THE DATE OF THE DEBTORS OR REORGANIZED DEBTORS ASSUME SUCH EXECUTORY CONTRACT OR UNEXPIRED LEASE. ANY PROOFS OF CLAIM FILED WITH RESPECT TO AN EXECUTORY CONTRACT OR UNEXPIRED LEASE THAT HAS BEEN ASSUMED SHALL BE DEEMED DISALLOWED AND EXPUNGED, WITHOUT FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumption Schedule, nor anything contained in the Plan or each Debtor’s schedule of assets and liabilities, shall constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease capable of assumption, that any Reorganized Debtor(s) has any liability thereunder or that such Executory Contract or Unexpired Lease is necessarily a binding and enforceable agreement. Further, the Debtors expressly reserve the right to (a) remove any Executory Contract or Unexpired Lease from the Assumption Schedule or Rejection Schedule and reject an Executory Contract or Unexpired Lease pursuant to the terms of the Plan with the consent of the Oaktree Plan Sponsors (which consent shall not be unreasonably withheld), up until the Effective Date and (b) contest any Claim (or cure amount) asserted in connection with assumption of any Executory Contract or Unexpired Lease.

Obligations arising under insurance policies assumed by the Debtors before the Effective Date shall be adequately protected in accordance with any order authorizing such assumption.

C.	Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, as applicable, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. In the event a written objection is filed with the Court as to whether a contract or lease is executory or unexpired, the right of the Debtors or Reorganized Debtors, with the consent of the Oaktree Plan Sponsors (which consent shall not be unreasonably withheld), to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Court determining that the contract or lease is executory or unexpired, in which case the deemed assumptions and rejections provided for in the Plan shall not apply to such contract or lease.

D.	Rejection Damage Claims.

1.            Generally. All Rejection Damage Claims must be filed with the Court in accordance with the terms of the Bar Date Order. For the avoidance of doubt, all Allowed Rejection Damage shall be treated as Unsecured Claims.

2.            True-Up for Rejection Damage Claims. In the event that total Allowed Rejection Damage Claims cause the total amount of Allowed General Unsecured Claims against the Guarantor Debtors to exceed the Estimated Maximum Unsecured Claims Amount as established by the Unsecured Claims Reserve Order, after resolution of all other General Unsecured Claims against the Guarantor Debtors by Final Order(s) of the Bankruptcy Court, Reorganized GMR will, within a reasonable time after all such Claims have been resolved by Final Order(s) of the Bankruptcy Court, make a one-time transfer into the Unsecured Claims Reserve of consideration (which may be made in a combination of Cash, New GMR Common Stock or warrants as determined by GMR) in an amount sufficient to provide such holders of Allowed Rejection Damage Claims with a recovery percentage equal to: (a) the value as of the Effective Date of the Unsecured Creditor Distribution (which shall be set at $17,716,998) divided by (b) the greater of (i) the amount of the Unsecured Claims Reserve as established by the Unsecured Claims Reserve Order and (ii) all Allowed General Unsecured Claims against the Guarantor Debtors (other than Allowed Rejection Damage Claims and OCM Facility Deficiency Claims).

3.            REQUIREMENT TO FILE A PROOF OF CLAIM FOR REJECTION DAMAGE CLAIMS. ANY REJECTION DAMAGE CLAIMS THAT ARE NOT TIMELY FILED SHALL BE DISALLOWED AUTOMATICALLY, FOREVER BARRED FROM ASSERTION, AND SHALL NOT BE ENFORCEABLE AGAINST ANY REORGANIZED DEBTOR WITHOUT THE NEED FOR ANY OBJECTION BY THE REORGANIZED DEBTORS OR FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT, AND ANY REJECTION DAMAGE CLAIM SHALL BE DEEMED FULLY SATISFIED, RELEASED AND DISCHARGED, NOTWITHSTANDING ANYTHING IN THE SCHEDULES OR A PROOF OF CLAIM TO THE CONTRARY.

E.	Assignment.

Any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases, will be deemed assigned to that Reorganized Debtor pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment or Cure Claim is not resolved in favor of the Debtors or the Reorganized Debtors before the Effective Date, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors or the Reorganized Debtors (with the consent of the Oaktree Plan Sponsors, which consent shall not be unreasonably withheld) for rejection within five (5) Business Days of the entry of the order of the Court resolving the matter against the Debtors. Such rejection shall be deemed effective as of the Effective Date.

F.	No Change in Control.

The consummation of the Plan or the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to another Reorganized Debtor is not intended to, and shall not, constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract or unexpired lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

G.	Collective Bargaining Agreements.

Notwithstanding anything in this Plan to the contrary, the Collective Bargaining Agreements shall be deemed assumed as of the Effective Date. The Collective Bargaining Agreements shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan or any order of the Court previously entered with respect to the Collective Bargaining Agreements.

H.	Insurance Policies.

Notwithstanding anything in this Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents and instruments related thereto.

ARTICLE X.
EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent to Effectiveness.

The Plan shall not become effective unless and until the Confirmation Date has occurred and the following conditions have been satisfied in full or waived in accordance with Article X.B:

1.              the Confirmation Order entered by the Court shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, the Oaktree Plan Sponsors and the Requisite Supporting Creditors;

2.              the Confirmation Order shall have become a Final Order;

3.             the Definitive Documents (as defined in the Plan Support Agreement) shall have been filed with the Court in a form and substance consistent with the Term Sheet attached to the Plan Support Agreement, and reasonably satisfactory to the Debtors, the Requisite Supporting Creditors, the Creditors’ Committee and the Oaktree Plan Sponsors;

4.             the final version of the exhibits in the Plan Supplement and all schedules, documents, and exhibits contained therein shall have been filed with the Court in form and substance reasonably acceptable to the Debtors, the Oaktree Plan Sponsors and the Requisite Supporting Creditors;

5.             all actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws;

6.             all authorizations, consents and regulatory approvals required (if any) for the Plan’s effectiveness shall have been obtained;

7.             the New GMR Charter shall contain the terms provided in Article V.A;

8.             the terms of the New GMR Common Stock and the New GMR Warrants shall be consistent with the Plan;

9.             the Reorganized Debtors shall have consummated each of the New 2010 Senior Facility Credit Agreement and the New 2011 Senior Facility Credit Agreement;

10.            the full amount of the Expense Reimbursement (as defined in the Equity Purchase Agreement) shall have been paid in accordance with the terms of the Equity Purchase Agreement;

11.            the Fee Claims Escrow Account shall be established on terms reasonably satisfactory to the Debtors, the Creditors’ Committee, and the Oaktree Plan Sponsors and shall have been funded in full, in Cash in accordance with, and in the amounts required by, the Plan;

12.            the Unsecured Creditor Distribution Escrow Account shall be established in accordance with the Plan;

13.            all Cure Claims to be paid on the Effective Date shall have been paid on terms reasonably satisfactory to the Oaktree Plan Sponsors;

14.            the Equity Purchase Agreement shall be in full force and effect and all conditions to the effectiveness and closing of the New Equity Investment as specified in the Equity Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof;

15.            the Debtors shall have executed the New Management Agreements;

16.            (a) the aggregate amount of Administrative Claims (excluding Fee Claims, any DIP Facility Claims and any outstanding fees and expenses of the Oaktree Plan Sponsors) shall not exceed $20 million, (b) the aggregate amount of Priority Tax Claims shall not exceed $1.5 million, (c) the aggregate amount of Other Priority Claims shall not exceed $5 million and (d) the aggregate amount of Other Secured Claims shall not exceed $8 million;

17.            the New Equity Investment shall have been made in accordance with the Plan and the Equity Purchase Agreement; and

18.            the Paydown shall have been made in accordance with the Plan.

B.	Waiver of Conditions Precedent to Effectiveness.

The Debtors may waive conditions set forth in Article X.A above at any time with the written consent of the Requisite Supporting Creditors and the Oaktree Plan Sponsors, which consent shall not be unreasonably withheld, and without leave of or order of the Court and without any formal action; provided, however, that the Debtors also obtain the written consent of the Creditors’ Committee, which consent shall not be unreasonably withheld, to waive the conditions set forth in Article X.A.1, Article X.A.3 and Article X.A.11 above. Notwithstanding the foregoing, the Oaktree Plan Sponsors shall be entitled to refuse such consent for any reason if doing so is consistent with the terms of the Equity Purchase Agreement, and nothing herein shall provide the Requisite Supporting Creditors with any consent rights that are not otherwise provided in the Restructuring Support Agreement or the Equity Purchase Agreement.

C.	Effect of Failure of Conditions.

In the event that the Effective Date does not occur on or before one hundred and twenty (120) days after the Confirmation Date, upon notification submitted by the Debtors to the Court: (i) the Confirmation Order shall be vacated; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver, release, or discharge of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors unless extended by Court order.

D.	Vacatur of Confirmation Order.

If a Final Order denying confirmation of the Plan is entered, or if the Confirmation Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (i) constitute a waiver, release or discharge of any Claims against or Equity Interests in the Debtors; (ii) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (iii) prejudice in any manner any right, remedy or claim of the Debtors; or (iv) be deemed an admission against interest by the Debtors or the Oaktree Plan Sponsors.

E.	Modification of the Plan.

Subject to the limitations contained in the Plan, and subject to the approval of the Creditors’ Committee, the Oaktree Plan Sponsors and the Requisite Supporting Creditors as set forth herein, in the Restructuring Support Agreement or in the Equity Purchase Agreement, as applicable: (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (ii) after entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code.

F.	Revocation, Withdrawal, or Non-Consummation.

1.            Right to Revoke or Withdraw. The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors at any time before the Effective Date; provided, however, that such action shall not modify or otherwise alter the rights of the non-Debtor parties to the Restructuring Support Agreement or the Equity Purchase Agreement.

2.            Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of Executory Contracts, Unexpired Leases or benefit plans effected by the Plan, any release, exculpation or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

A.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified.

B.	Filing or Execution of Additional Documents.

On or before the Effective Date, the Debtors or the Reorganized Debtors shall (on terms materially consistent with the Plan and subject to the consent rights afforded the Oaktree Plan Sponsors and the Requisite Supporting Creditors pursuant to the terms hereof, the terms of the Equity Purchase Agreement and the terms of the Restructuring Support Agreement) file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

C.	Information.

For so long as Reorganized GMR does not publicly file financial information with the SEC, Reorganized GMR will furnish or make available to the holders of the New GMR Common Stock that sign a confidentiality agreement in form and substance satisfactory to Reorganized GMR: (i) on a quarterly basis within 45 days of each quarter end for the first three fiscal quarters, consolidated unaudited financial statements of Reorganized GMR, including the balance sheet, income statement, and statement of cash flow detailing the quarter-to-date and year-to-date results, together with the footnotes thereto, provided, that, such information will be provided on a confidential basis through a secure database; and (ii), on an annual basis within 120 days of each year end, audited consolidated financial statements of Reorganized GMR including the balance sheet, income statement, and cash flow detailing year-to-date results, together with the footnotes thereto, in each case in reasonable detail and prepared in accordance with GAAP, except as otherwise noted therein, provided, that, such information will be provided on a confidential basis through a secure database.

D.	Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

E.	Compensation of Senior Notes Indenture Trustee Fees and Expenses.

The Reorganized Debtors shall pay (in a single payment that will be made to an account identified by counsel to the Creditors’ Committee) the reasonable and documented fees and expenses for the Senior Notes Indenture Trustee (including for the avoidance of doubt legal fees and expenses) in an amount not to exceed $200,000 in Cash in respect of invoices submitted by the Senior Notes Indenture Trustee in accordance with the Plan Support Agreement and without the need for the Senior Notes Indenture Trustee to file an application for allowance with the Bankruptcy Court; provided, however, that to receive payment pursuant to this Article XI.E, the Senior Notes Indenture Trustee shall provide reasonable and customary detail or invoices in support of such fees and expenses to counsel to the Reorganized Debtors after the Effective Date, and the Reorganized Debtors shall have the right to file objections to such fees and expenses based on a “reasonableness” standard within ten (10) Business Days after receipt of supporting documentation. Any disputed amount of such fees and expenses shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court. Upon payment of such fees and expenses of the Senior Notes Indenture Trustee, the Senior Notes Indenture Trustee will be deemed to have released its lien and priority rights for such fees and expenses under the respective Senior Notes Indenture solely to the extent of such fees and expenses. Distributions under the Plan to holders of Claims on account of the Senior Notes will not be reduced by the amount of Claims paid by the Debtors pursuant to this Article, but may be reduced by charging liens and other rights that the Senior Notes Indenture Trustee may assert solely against the holders of Senior Notes for (i) any amount under the Senior Notes Indenture not required to be paid by the Reorganized Debtors to the Senior Notes Indenture Trustee under this Section as determined by the Bankruptcy Court or (ii) additional amounts, if any and only to the extent reasonable, incurred by the Senior Notes Indenture Trustee in litigating its rights to payment of any and all amounts due by the Reorganized Debtors under this Section (which amounts due by the Reorganized Debtors, for the avoidance of doubt, shall be capped at $200,000 as set forth in this Section).

F.	Exemption From Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, all transfers of property pursuant hereto, including (i) the issuance, transfer or exchange under the Plan of New GMR Common Stock, the New GMR Warrants and the security interests in favor of the lenders under the New 2010 Senior Credit Facility Agreement and the New 2011 Senior Facility Credit Agreement, (ii) the making or assignment of any lease or sublease, or (iii) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp, conveyance, mortgage, real estate transfer, recording or other similar tax, or governmental assessment.

G.	Waiver of Federal Rule of Civil Procedure 62(a).

The Plan shall constitute a request by the Debtors that the Confirmation Order include (i) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and (ii) shall authorize Debtors to consummate the Plan immediately after entry of the Confirmation Order.

H.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.

The documents contained in the Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours and shall be available online at www.pacer.gov and www.GMRRestructuring.com. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors. The Debtors reserve the right, in accordance with the terms hereof, to modify, amend, supplement, restate or withdraw any of the Plan Supplement after they are filed and shall promptly make such changes available online at www.pacer.gov and www.GMRRestructuring.com.

I.	Notices.

All notices, requests, and demands hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.            To the Debtors: General Maritime Corporation, 299 Park Avenue, New York, NY 10171, attention: Jeffrey D. Pribor, Tel.: (212) 763-5600, Fax: (212) 763-5603, with a copy to Kramer Levin Naftalis & Frankel LLC, 1177 Avenue of the Americas, New York, NY 10036, attention: Kenneth Eckstein, Douglas Mannal and Adam Rogoff, Tel.: (212) 715-9100, Fax: (212) 715-8000.

2.            To the Creditors’ Committee: Jones Day, 222 East 41st Street, New York, NY 10017, attention: Paul D. Leake and Pedro A. Jimenez, Tel.: (212) 326-3939, Fax: (212) 755-7306.

3.            To the Prepetition Agent: White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, attention: Thomas E Lauria and Scott Greissman, Tel.: (212) 819-8200, Fax: (212) 354-8113.

4.            To the New Senior Lenders: White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, attention: Thomas E Lauria and Scott Greissman, Tel.: (212) 819-8200, Fax: (212) 354-8113.

5.            To the Oaktree Plan Sponsors: Kirkland & Ellis, LLP, 601 Lexington Avenue, New York, NY 10022, attention: Edward O. Sassower and Brian E. Schartz, Tel.: (212) 446-4800, Fax: (212) 446-4900.

6.            To the U.S. Trustee: 33 Whitehall Street, 21st Floor, New York, New York 10004, attention: Paul K. Schwartzberg, Tel.: (212) 510-0500, Fax: (212) 668-2255.

J.	Conflicts.

The terms of the Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement. In the event of any inconsistency with the Plan and the Confirmation Order, the applicable provision(s) of the Confirmation Order shall govern with respect to such inconsistency.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Dated: April 19, 2012

GENERAL MARITIME CORPORATION

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title: Executive Vice President, Treasurer & Secretary

GENERAL MARITIME SUBSIDIARY CORPORATION
GENERAL MARITIME SUBSIDIARY II CORPORATION
GENERAL PRODUCT CARRIERS CORPORATION
GENERAL MARITIME SUBSIDIARY NSF CORPORATION

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Treasurer

GENERAL MARITIME MANAGEMENT

By:	/s/ Milton H. Gonzales, Jr.
Name:	Milton H. Gonzales, Jr.
Title:	Manager & Technical Director

GENERAL ADMINISTRATION CORP.

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Vice President, Treasurer and Secretary

GMR AGAMEMNON LLC
GMR AJAX LLC
GMR ALEXANDRA LLC
GMR ARGUS LLC
GMR ATLAS LLC
GMR CHARTERING LLC
GMR CONCEPT LLC
GMR CONCORD LLC
GMR CONTEST LLC
GMR CONSTANTINE LLC
GMR DAPHNE LLC
GMR DEFIANCE LLC

GMR ELEKTRA LLC
GMR GEORGE T LLC
GMR GP LLC
GMR GULF LLC
GMR HARRIET G LLC
GMR HERCULES LLC
GMR HOPE LLC
GMR HORN LLC
GMR KARA G LLC
GMR LIMITED LLC
GMR MANIATE LLC
GMR MINOTAUR LLC
GMR ORION LLC
GMR PHOENIX LLC
GMR POSEIDON LLC
GMR PRINCESS LLC
GMR PROGRESS LLC
GMR REVENGE LLC
GMR SPARTIATE LLC
GMR SPYRIDON LLC
GMR ST. NIKOLAS LLC
GMR STAR LLC
GMR STRENGTH LLC
GMR TRADER LLC
GMR TRUST LLC
GMR ULYSSES LLC
GMR ZEUS LLC
GENERAL MARITIME INVESTMENTS LLC

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Vice President, Treasurer and Secretary

ARLINGTON TANKERS LTD.
COMPANION LTD.
COMPATRIOT LTD.
CONCEPT LTD.
CONCORD LTD.
CONSUL LTD.
CONTEST LTD.
VICTORY LTD.
VISION LTD.

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Director

ARLINGTON TANKERS, LLC

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Vice President, Treasurer and Secretary

Appendix 2
Notice of Confirmation

KRAMER LEVIN NAFTALIS & FRANKEL LLP
Kenneth H. Eckstein
Adam C. Rogoff
Douglas H. Mannal
Stephen D. Zide
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Facsimile: (212) 715-8000
Counsel for the Debtors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re:		:	Chapter 11
:
GENERAL MARITIME CORPORATION, et al.,		:	Case No. 11-15285 (MG)
:
	Debtors.	:	Jointly Administered
x

NOTICE OF ENTRY OF ORDER CONFIRMING THE SECOND
AMENDED JOINT PLAN OF REORGANIZATION OF
THE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE OF THE FOLLOWING:

1.            Confirmation of the Plan.

On May [___] 2012, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) confirming the Second Amended Joint Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, dated April 19, 2012 (as subsequently amended, supplemented or modified, the “Plan”), in the chapter 11 cases of the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”). Unless otherwise defined in this Notice, capitalized terms and phrases used herein have the meanings given to them in the Plan and the Confirmation Order.

Subject to the occurrence of the Effective Date, the Confirmation Order, the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, any holder of a Claim or Interest, and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder or Entity voted to accept the Plan.

2.            Rejection Damage Claims.

Exhibit 2 to the Plan Supplement sets forth the Executory Contracts and Unexpired Leases to be rejected under the Plan. Pursuant to the Order Establishing Deadline for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof [Docket No. 200] (the “Bar Date Order”), any party whose Executory Contract(s) and/or Unexpired Lease(s) are subject to rejection pursuant to the Plan must file a proof of claim for any damages resulting from the rejection of such Executory Contract(s) and/or Unexpired Lease(s) (a “Rejection Damage Claim”) no later than 30 days after the date of entry of an order of rejection (unless the order of rejection provides otherwise) (the “Rejection Damages Bar Date”). All such proofs of claims shall be filed by the Rejection Damages Bar Date in accordance with the requirements of the Bar Date Order.

ANY REJECTION DAMAGE CLAIMS THAT ARE NOT TIMELY FILED SHALL BE DISALLOWED AUTOMATICALLY, FOREVER BARRED FROM ASSERTION AND SHALL NOT BE ENFORCEABLE AGAINST ANY REORGANIZED DEBTOR WITHOUT THE NEED FOR ANY OBJECTION BY THE REORGANIZED DEBTORS OR FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT, AND ANY REJECTION DAMAGE CLAIM SHALL BE DEEMED FULLY SATISFIED, RELEASED AND DISCHARGED, NOTWITHSTANDING ANYTHING IN THE SCHEDULES OR A PROOF OF CLAIM TO THE CONTRARY.

3.            Administrative Claims Bar Date.

Except as otherwise provided in Article II of the Plan, and except with respect to requests for payment of Claims arising under section 503(b)(9) of the Bankruptcy Code, which Claims are subject to the Bar Date Order, requests for payment of Administrative Claims must be made in writing, with a hard copy to chambers; conform to the Federal Rules of Bankruptcy Procedure and the Local Rules for the United States Bankruptcy Court Southern District of New York; and be filed with the Bankruptcy Court and served on (i) the Reorganized Debtors, c/o General Maritime Corporation, 299 Park Avenue, New York, NY 10171 (Attn: Jeffrey D. Pribor); (ii) counsel to the Debtors, Kramer Levin Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn: Douglas H. Mannal, Esq. and Stephen D. Zide, Esq.); and (iii) the U.S. Trustee, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Paul K. Schwartzberg, Esq.) so as to be actually received no later than thirty (30) days after entry of the Confirmation Order. For the avoidance of doubt, Administrative Claims that arise in the ordinary course of the Debtors’ business are not subject to the Administrative Claims Bar Date and shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than sixty (60) days after the Effective Date.

4.            Fee Claims.

All requests for compensation or reimbursement of Fee Claims accrued through the Effective Date shall be filed and served on the following parties, as well as such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than 45 days after the Effective Date: (i) to the Reorganized Debtors: General Maritime Corporation, 299 Park Avenue, New York, NY 10171, attention: Jeffrey D. Pribor, Tel.: (212) 763-5600, Fax: (212) 763-5603, with a copy to Kramer Levin Naftalis & Frankel LLC, 1177 Avenue of the Americas, New York, NY 10036, attention: Kenneth Eckstein, Douglas Mannal and Adam Rogoff, Tel.: (212) 715-9100, Fax: (212) 715-8000; (ii) to the Creditors’ Committee: Jones Day, 222 East 41st Street, New York, NY 10017, attention: Paul D. Leake and Pedro A. Jimenez, Tel.: (212) 326-3939, Fax: (212) 755-7306; (iii) to the New Senior Lenders: White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, attention: Thomas E Lauria and Scott Greissman, Tel.: (212) 819-8200, Fax: (212) 354-8113; (iv) to the Oaktree Plan Sponsors: Kirkland & Ellis, LLP, 601 Lexington Avenue, New York, NY 10022, attention: Edward O. Sassower and Brian E. Schartz, Tel.: (212) 446-4800, Fax: (212) 446-4900 and (v) to the U.S. Trustee: 33 Whitehall Street, 21st Floor, New York, New York 10004, attention: Paul K. Schwartzberg, Tel.: (212) 510-0500, Fax: (212) 668-2255.

Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, Reorganized Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, and the requesting party no later than seventy-five (75) days after the Effective Date (unless otherwise agreed by the party requesting compensation of a Fee Claim).

5.            Effective Date.

A separate notice of the occurrence of the Effective Date shall be served on all known holders of Claims and Equity Interests as soon as practicable after the occurrence thereof.

6.            Copies of the Plan and Confirmation Order.

A copy of the Plan, the Confirmation Order or any other related documents can be obtained or viewed for a fee via PACER at: www.pacer.gov or (without charge) on the Debtors’ restructuring website at www.GMRRestructuring.com.

Dated:	New York, New York

May [___], 2012

KRAMER LEVIN NAFTALIS & FRANKEL LLP

Kenneth H. Eckstein
Adam C. Rogoff
Douglas H. Mannal
Stephen D. Zide
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Facsimile: (212) 715-8000
Counsel for the Debtors

Appendix 3
Notice of Effective Date

KRAMER LEVIN NAFTALIS & FRANKEL LLP
Kenneth H. Eckstein
Adam C. Rogoff
Douglas H. Mannal
Stephen D. Zide
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Facsimile: (212) 715-8000
Counsel for the Debtors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
In re:		:	Chapter 11
:
GENERAL MARITIME CORPORATION, et al.,		:	Case No. 11-15285 (MG)
:
	Debtors.	:	Jointly Administered
x

NOTICE OF EFFECTIVE DATE OF THE SECOND
AMENDED JOINT PLAN OF REORGANIZATION
OF THE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE OF THE FOLLOWING:

1.            Confirmation of the Plan.

On May [___], 2012, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) confirming the Second Amended Joint Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, dated April 19, 2012 (as subsequently amended, supplemented or modified, the “Plan”), in the chapter 11 cases of the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”). Unless otherwise defined in this Notice, capitalized terms and phrases used herein have the meanings given to them in the Plan and the Confirmation Order.

2.            Effective Date.

On May [___], 2012, pursuant to the satisfaction or waiver of the conditions set forth in Article X.A of the Plan, the Effective Date of the Plan occurred, and the Plan was substantially consummated.

The Confirmation Order, the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, any holder of a Claim or Interest, and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder or Entity voted to accept the Plan.

3.            Copies of the Plan and Confirmation Order.

A copy of the Plan, the Confirmation Order or any other related documents can be obtained or viewed for a fee via PACER at: www.pacer.gov or (without charge) on the Debtors’ restructuring website at www.GMRRestructuring.com.

PLEASE TAKE FURTHER NOTICE THAT THE PLAN AND CONFIRMATION ORDER CONTAIN OTHER PROVISIONS THAT MAY AFFECT YOUR RIGHTS. YOU ARE ENCOURAGED TO REVIEW THE PLAN AND CONFIRMATION ORDER IN THEIR ENTIRETY.

Dated:	New York, New York

May [___], 2012

KRAMER LEVIN NAFTALIS & FRANKEL LLP

Kenneth H. Eckstein
Adam C. Rogoff
Douglas H. Mannal
Stephen D. Zide
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Facsimile: (212) 715-8000
Counsel for the Debtors